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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Transocean Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

April [ ], 2013
Dear Shareholder:
The 2013 annual general meeting of Transocean Ltd. will be held on Friday, May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland. The invitation to the annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.
At the annual general meeting, we will ask you to: (1) approve our 2012 Annual Report; (2) approve the appropriation of available earnings for fiscal year 2012; (3) approve the distribution of a dividend out of qualifying additional paid-in capital to shareholders; (4) approve our proposed authorized share capital; (5) elect one new director and reelect four directors; (6) approve the appointment of Ernst & Young LLP as our independent registered public accounting firm and the reelection of Ernst & Young Ltd as our auditor pursuant to the Swiss Code of Obligations, each for the fiscal year 2013; (7) consider an advisory vote to approve the compensation of our named executive officers; and (8) vote on two shareholder proposals. Your Board of Directors is recommending a highly qualified, experienced and diverse slate of director nominees for election to the Board of Directors at the annual general meeting. Additionally, your Board of Directors is recommending a dividend payment to shareholders of USD 2.24 per outstanding share of the Company out of qualifying additional paid-in capital that will return cash to shareholders while continuing to position the company to enhance long-term value and to make disciplined, high-return investments in the business through value-enhancing opportunities.
It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.
A note to Swiss and other European investors:
Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both the New York Stock Exchange and the SIX Swiss Exchange, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting and all shares may be traded after the record date.
You may receive solicitation materials from a dissident shareholder, High River Limited Partners, a record holder of the Company's shares, on its behalf and on behalf of certain funds controlled by Carl C. Icahn (collectively, the "Icahn Group"), seeking your proxy to vote for three nominees to become members of the Board of Directors, a dividend out of qualifying additional paid-in capital to shareholders in lieu of the Board's distribution proposal and a proposal to repeal our staggered board. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE ICAHN GROUP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE (RE)ELECTION OF THE FOLLOWING BOARD NOMINEES: FREDERICO F. CURADO; THOMAS W. CASON; STEVEN L. NEWMAN; ROBERT M. SPRAGUE; AND J. MICHAEL TALBERT AND FOR OUR PROPOSAL OF A DISTRIBUTION OF QUALIFYING ADDITIONAL PAID-IN CAPITAL IN THE FORM OF A DIVIDEND IN THE AMOUNT OF USD 2.24 PER OUTSTANDING SHARE OF THE COMPANY ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS IS TAKING NO POSITION ON THE ICAHN GROUP'S PROPOSAL TO REPEAL OUR STAGGERED BOARD. IN ADDITION, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE ICAHN GROUP'S NOMINEES AND DISTRIBUTION PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.
YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY THE ICAHN GROUP.
Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed WHITE proxy card. Please use the accompanying envelope, which requires no postage if mailed in the United States. If you own shares in "street name" through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy card. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a "legal" proxy issued in your name from that record holder.
THE BOARD URGES YOU NOT TO SIGN ANY [COLOR] PROXY CARD SENT TO YOU BY THE ICAHN GROUP. IF YOU HAVE PREVIOUSLY SIGNED A [COLOR] PROXY CARD SENT TO YOU BY THE ICAHN GROUP, YOU CAN

REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.
If you have any questions or need assistance in voting your shares, please call Innisfree M&A Incorporated, the firm assisting us in the solicitation, at 1 877 456-3507.

Sincerely,

J. Michael Talbert Chairman of the Board	Steven L. Newman President and Chief Executive Officer
This invitation, proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April [ ], 2013.

INVITATION TO ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
Friday, May 17, 2013
5:00 p.m., Swiss time,
at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland

Agenda Items

(1)
Approval of the 2012 Annual Report, including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2012 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2012.

Proposal of the Board of Directors
The Board of Directors proposes that the 2012 Annual Report, including the consolidated financial statements for fiscal year 2012 and the statutory financial statements for fiscal year 2012, be approved.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 1.

(2)	Appropriation of the Available Earnings for Fiscal Year 2012.
Proposal of the Board of Directors
The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Balance brought forward from previous years	161,491
Net profit of the year	(71,207)
Total available earnings	90,284
Appropriation of available earnings
Balance to be carried forward on this account	90,284

Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 2.

(3)
Distribution of a Dividend out of General Legal Reserves From Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution).

3.1    Payment of a Distribution in Principle
Proposal of the Board of Directors
The Board of Directors proposes that a dividend out of general legal reserves from capital contribution be distributed to shareholders.
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 3.1.
3.2(A)    The Board of Directors Distribution Proposal
Proposal of the Board of Directors

The Board of Directors proposes that (A) CHF 1,595,054,382 of general legal reserves from capital contribution be released and allocated to "dividend reserve from capital contributions" (the "Dividend Reserve"), (B) a dividend in the amount of USD 2.24 per outstanding share of the Company be distributed out of, and limited at a maximum to the amount of, such Dividend Reserve and paid in installments at such times and at such record dates as shall be determined by the Board of Directors in its discretion, and (C) any amount of the Dividend Reserve remaining after payment of the final installment be automatically reallocated to "general legal reserves from capital contribution." Dividend payments shall

i

be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries. The Board of Directors' proposed shareholder resolution is included in Annex A.
Proposed Release and Allocation of General Legal Reserves From Capital Contribution to Dividend Reserve From Capital Contribution

CHF
General legal reserves from capital contribution, as of December 31, 2012	11,165,391,332
less release to Dividend Reserve	(1,595,054,382)
Remaining general legal reserves from capital contribution	9,570,336,950
Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 3.2(A).
3.2(B) Icahn Group Distribution Proposal
The Icahn Group has requested the inclusion of the following item and proposal on the agenda of the 2013 annual general meeting: (A) CHF 2,110,000,000 shall be released from "legal reserve, reserve from capital contributions," and such amount shall be allocated to "free reserve, dividend reserve from capital contributions," and (B) a dividend in the amount of USD 4.00 per share of the Company be distributed out of such "legal reserve, reserve from capital contributions" and paid in four equal quarterly installments. Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries. The Icahn Group's proposed shareholder resolution is included in Annex B.
Recommendation
The Board of Directors recommends you vote "AGAINST" this proposal number 3.2(B).

(4)	Readoption of Authorized Share Capital.
Proposal of the Board of Directors
The Board of Directors proposes that its authority to issue shares out of the Company's authorized share capital, which will expire on May 13, 2013, be readopted for a new two-year period, expiring on May 17, 2015. Under the proposal, the Board of Directors' authority to issue new shares in one or several steps will be limited to a maximum of 74,728,750 shares, or 19.99% of the currently existing stated share capital of the Company. The proposed amendments to the Articles of Association are included in Annex C.

Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 4.

(5)	Shareholder Proposal to Repeal the Company's Staggered Board.

The Icahn Group has requested that an amendment to Article 23 of the Articles of Association be put on the agenda such that (i) all members of the Board of Directors who will be elected at the 2013 Annual General Meeting, or any general meeting of shareholders called thereafter, shall be elected without reference to any class of directors for a term of office of one year (instead of three years), and (ii) the three classes of directors are abolished no later than as from the annual general meeting to be held in 2015. The proposed new provision of Article 23 of the Articles of Association, which shall replace the existing Article 23 in its entirety, is included in Agenda Item 5 (changes to the current version of Article 23 are marked).

Recommendation
The Board of Directors has determined to make no voting recommendation to shareholders with respect to this proposal number 5.

(6)	Election and Reelection of Directors.
Company Proposal: Election of One New Director and Reelection of Four Directors as Follows:

6.1	Election of Frederico F. Curado as a Director.
Proposal of the Board of Directors
The Board of Directors proposes that Frederico F. Curado be elected as a director.
6.2    Reelection of Steven L. Newman as a Director.
Proposal of the Board of Directors.
The Board of Directors further proposes that Steven L. Newman be reelected as a director.
6.3    Reelection of Thomas W. Cason.
Proposal of the Board of Directors
The Board of Directors further proposes that Thomas W. Cason be reelected as a director.
6.4    Reelection of Robert M. Sprague.
Proposal of the Board of Directors
The Board of Directors further proposes that Robert M. Sprague be reelected as a director.
6.5    Reelection of J. Michael Talbert.
Proposal of the Board of Directors
The Board of Directors further proposes that J. Michael Talbert be reelected as a director.
Each of the foregoing nominees is to be elected as a Class II Director for a three-year term if the shareholder proposal to repeal the Company's staggered board (Agenda Item 5) is not approved and for a one-year term if the shareholder proposal to repeal the Company's staggered board (Agenda Item 5) is approved.
Shareholder Proposal: Election of Three Directors:
The Icahn Group has requested that the three nominees set forth below be elected to the Board of Directors. The Icahn Group proposes that each of its nominees be elected either (i) as members of the Board of Directors for a one-year term, if the Annual General Meeting approves the proposed amendment to Article 23 of the Articles of Association pursuant to agenda item 5, or (ii) as Class II Directors of the Board of Directors for a three-year term, if the Annual General Meeting did not approve the proposed amendment to Article 23 of the Articles of Association pursuant to Agenda Item 5.
6.6 Election of John J. Lipinski
6.7 Election of José Maria Alapont
6.8 Election of Samuel Merksamer

Recommendation
The Board of Directors recommends you vote "FOR" the (re)election of Frederic F. Curado, Steven L. Newman, Thomas W. Cason, Robert M. Sprague and J. Michael Talbert as directors and "AGAINST" the election of John J. Lipinski, José Maria Alapont and Samuel Merksamer as directors.
(7) Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2013 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term.
Proposal of the Board of Directors
The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.'s independent registered public accounting firm for the fiscal year 2013 and that Ernst & Young Ltd, Zurich, be reelected as Transocean Ltd.'s auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2013 annual general meeting and terminating on the day of the 2014 annual general meeting.
Recommendation

The Board of Directors recommends you vote "FOR" this proposal number 7.

(8) Advisory Vote to Approve Named Executive Officer Compensation.
Proposal of the Board of Directors
The Board of Directors proposes that shareholders be provided with an advisory vote to approve the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.
Recommendation

The Board of Directors recommends you vote "FOR" this proposal number 8.

(9) Vote on Shareholder Proposal Made Pursuant to Rule 14a-8 Regarding the Selection of Director Nominees with Environmental Expertise
We have received a shareholder proposal that is described further in Agenda Item 9 in the accompanying proxy statement.
Recommendation
The Board of Directors recommends you vote "AGAINST" this proposal number 9 for reasons further described in Agenda Item 9—Shareholder Proposal, if properly presented at the annual general meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Organizational Matters
A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of March 20, 2013. Any additional shareholders who are registered in Transocean Ltd.'s share register on April 30, 2013 will receive a copy of the proxy materials after April 30, 2013. Shareholders not registered in Transocean Ltd.'s share register as of April 30, 2013 will not be entitled to attend, vote or grant proxies to vote at, the 2013 annual general meeting.
While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 30, 2013 and the opening of business on the day following the annual general meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Shareholders registered in Transocean Ltd.'s share register as of April 30, 2013 have the right to attend the annual general meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the annual general meeting for consideration. Shareholders may deliver proxies to either Transocean Ltd. (as corporate proxy) or the independent representative, Rainer Hager, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it to:
Transocean Ltd.
Vote Processing
c/o Innisfree M&A Incorporated
501 Madison Avenue New York, NY 10022
USA

or, if granting a proxy to the independent representative

Rainer Hager
Attorney at Law and Notary
Schweiger, Advokatur/Notariat
Dammstrasse 19
CH-6300 Zug
Switzerland
We urge you to return your WHITE proxy card as soon as possible to ensure that your WHITE proxy card is timely submitted. Any proxy card, whether mailed to you by us or the Icahn Group, must be received by us no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on May 17, 2013. Votes indicated in proxy cards received after such date and time will not be voted at the 2013 annual general meeting.
Any proxy card must include: full name and address of, and number of shares held by, the holder of record signing the proxy card as it appears in Transocean Ltd.'s share register. Proxy cards that do not include such information will be considered invalid.
Shares of holders who have timely submitted a properly executed WHITE proxy card and specifically indicated their votes will be voted as indicated. Shares of holders who have timely submitted a properly executed WHITE proxy card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative or neither is specified) will be voted in the manner recommended by the Board of Directors and Transocean Ltd. will act as such holders' proxy. Any WHITE proxy card marked to grant a proxy to both Transocean Ltd. (as corporate proxy) and the independent representative will be counted as a proxy granted to Transocean Ltd. only.
If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the annual general meeting for consideration, the WHITE proxy card also gives discretionary authority to Transocean Ltd. and the independent representative, as applicable, in the absence of specific instructions to the contrary, to vote on these modifications or other matters in the manner recommended by the Board of Directors in the name and on behalf of shareholders who have timely submitted a properly executed WHITE proxy card.
As of the date of this Proxy Statement, the Board of Directors is not aware of any such modifications or other matters to come before the annual general meeting. However, if any such modifications or other matters that are not currently known to the Board of Directors on which voting is permissible under Swiss law should properly come before the annual general meeting, the shares represented by Transocean Ltd. and the independent representative, as applicable, will be voted in accordance with the recommendation of the Board of Directors.
Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid, "legal" proxy from the organization that holds their shares.
We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.
Directions to the annual general meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (041) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, telephone number 1 (713) 232 7500. If you intend to attend and vote at the meeting in person, you are required to present either an original attendance card, together with proof of identification, or a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. We do not accept any other form of proof as regards your ownership of Company shares as of the record date for the 2013 annual general meeting.

v

If you plan to attend the 2013 annual general meeting in person, we urge you to arrive at the annual general meeting location no later than 4:00 p.m. Swiss time on Friday May 17, 2013. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.

Proxy Holders of Deposited Shares
Institutions subject to the Swiss Federal Law on Banks and Savings Banks and professional asset managers who hold proxies for beneficial owners who did not grant proxies to Transocean Ltd. or the independent representative are kindly asked to inform Transocean Ltd. of the number and par value of the registered shares they represent as soon as possible, but no later than May 17, 2013, 6:00 a.m. EDT, 12:00 p.m. Swiss time, at the admission office for the annual general meeting.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements
A copy of the 2012 Annual Report (including the consolidated financial statements for fiscal year 2012, the statutory financial statements of Transocean Ltd. for fiscal year 2012 and the audit reports on such consolidated and statutory financial statements) is available for physical inspection at Transocean Ltd.'s registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (041) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, telephone number 1 (713) 232 7500.

On behalf of the Board of Directors,

J. Michael Talbert Chairman of the Board
Steinhausen, Switzerland
April [ ], 2013

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by mailing the enclosed WHITE proxy card. Please review the instructions in the proxy statement and on your WHITE proxy card regarding voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 17, 2013.

Our proxy statement and 2012 Annual Report are available at
http://www.deepwater.com/proxymaterials.cfm.

Page
Information about the Meeting And Voting	P-1

Agenda Item 1. Approval of the 2012 Annual Report, the Consolidated Financial Statements of Transocean	P-6

Agenda Item 2. Appropriation of the Available Earnings for Fiscal Year	P-7

Agenda Item 3. Distribution of a Dividend out of General Legal Reserves From Capital Contribution
(by way of a release and allocation of General Legal Reserves From Capital Contribution to Dividend Reserve From Capital Contribution)
P-8

Agenda Item 4. Readoption of Authorized Share Capital	P-12

Agenda Item 5. Shareholder Proposal to Repeal the Company's Staggered Board	P-14

Agenda Item 6. Election and Reelection of Directors	P-16

Corporate Governance	P-21

Board Meetings and Committees	P-25

2012 Director Compensation	P-29

Audit Committee Report	P-31

Security Ownership of Certain Beneficial Owners	P-32

Security Ownership of Directors and Executive Officers	P-33

Compensation Discussion and Analysis	P-35

Executive Compensation Committee Report	P-58

Executive Compensation	P-59

Equity Compensation Plan Information	P-75

Agenda Item 7. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2013 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term
P-76

Fees Paid to Ernst & Young	P-76

Audit Committee Pre-Approval of Audit and Non-Audit Services	P-76

Agenda Item 8. Advisory Vote to Approve Named Executive Officer Compensation	P-78

Agenda Item 9. Shareholder Proposal	P-80

Other Matters	P-83

Annexes	P-86

Proxy Card	P-98

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
MAY 17, 2013
INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of our Board of Directors, to be voted at our annual general meeting to be held on May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland.

Agenda Items
At the annual general meeting, shareholders will be asked to vote upon the following agenda items:

•
Approval of the 2012 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2012 and the statutory financial statements of Transocean Ltd. for fiscal year 2012.

•	Appropriation of the available earnings for fiscal year 2012.

•
Distribution of a dividend out of general legal reserves from capital contribution (following a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution):

–    Payment of a Distribution in Principle
–    The Board of Directors Distribution Proposal
–    Icahn Group Distribution Proposal

•	Readoption of the authorized share capital.

•	Shareholder proposal regarding the repeal of the Company's staggered board by amendment to Article 23 of the Company's Articles of Association.

•	Election and reelection of directors:
–    Board Proposal: Election of Frederic F. Curado, and reelection of Steven L. Newman, Thomas W.
Cason, Robert M. Sprague and J. Michael Talbert as directors.
–    Icahn Group Proposal: Election of the following three nominees as directors: John J. Lipinski, José
Maria Alapont and Samuel Merksamer.
Each director nominee elected at the annual general meeting will be elected for a three-year term if the shareholder proposal to repeal the Company's staggered board (Agenda Item 5) is not approved and for a one-year term if the shareholder proposal to repeal the Company's staggered board (Agenda Item 5) is approved.
The five nominees receiving the most "FOR" votes will be considered elected. If any shareholder casts a "FOR" vote for more than five nominees, any of such shareholder's votes on the proposal for the election of directors will be considered invalid.

•
Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2013 and reelection of Ernst & Young Ltd, Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term.

•
Advisory vote to approve compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

•
Shareholder proposal regarding the selection of director nominees with environmental expertise if properly presented at the annual general meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Quorum
Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the meeting constitutes a quorum for purposes of convening this annual general meeting and voting on all of the matters described above, except for the matter in Agenda Item 5, for which our Articles of Association require the presence of shareholders of record, in person or by proxy, holding at least two-thirds of the share capital recorded in the Commercial Register to constitute a quorum for purposes of action upon that matter. Abstentions and "broker non-votes", so long as the broker has discretion to vote the shares on at least one matter before the annual general meeting, will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date
Only shareholders of record on April 30, 2013 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the annual general meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on April 30, 2013 and the opening of business on the day following the annual general meeting.
While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 30, 2013 and the opening of business on the day following the annual general meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Votes Required

•
Approval of the proposal with respect to the 2012 Annual Report and the 2012 consolidated financial statements and 2012 statutory financial statements of Transocean Ltd. requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

•
Approval of the proposal for the appropriation of available earnings for fiscal year 2012 to be carried forward requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

•
Approval of the proposal for a dividend distribution out of general legal reserve from capital contribution in principle requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

•
Assuming the proposal for a dividend distribution out of general legal reserve from capital contribution in principle receives the required vote, then, as between the Board of Directors' distribution proposal and the Icahn Group's distribution proposal, only the proposal receiving the greater number of affirmative votes (not counting abstentions, broker non-votes and blank or invalid ballots) will be considered passed. If any shareholder casts an affirmative vote on the Board of Directors' distribution proposal and an affirmative vote on the Icahn Group's distribution proposal, that vote will be considered invalid and will not be counted.

•
Approval of the proposal for the readoption of the authorized share capital requires the affirmative vote of two-thirds of the votes represented at the annual general meeting. An abstention, broker non-vote or blank or invalid ballot will have the effect of a vote "AGAINST" this proposal.

•
Approval of the shareholder proposal to repeal the Company's staggered board requires the affirmative vote of two-thirds of the shares entitled to vote at the annual general meeting. An abstention, broker non-vote or blank or invalid ballot will have the effect of a vote "AGAINST" this proposal.

•
Approval of the proposals to elect nominees named in the proxy statement as directors requires with respect to each nominee the affirmative vote of a plurality of the votes cast in person or by proxy at the annual general meeting. As described later in this proxy statement, our Corporate Governance Guidelines provide for a majority election of directors recommended by the Board of Directors in uncontested elections. Pursuant to our Corporate Governance Guidelines, this is a contested election. Accordingly, the provisions of our Corporate Governance Guidelines pertaining to the majority election of directors will not be applicable to the annual general meeting, and as described above the voting for the election of directors will be by plurality voting. The plurality requirement means that the five director nominees with the most votes are elected to the Board. You may vote "FOR" or "AGAINST" or "ABSTAIN" with respect to the election of each director. Only votes "FOR" are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker non-votes are not counted for purposes of the election of directors and will have no effect on the election of directors. If any shareholder votes "FOR" more than five nominees, any of such shareholder's entire vote on the proposal for the election of directors will be considered invalid and all such votes will be disregarded.

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Approval of the proposal to appoint Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2013 and to reelect Ernst & Young Ltd as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the annual general meeting on the proposal. Abstentions, broker non-votes and blank or invalid ballots are not counted for purposes of this proposal.

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Approval of the advisory vote to approve the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting. Abstentions, broker non-votes and blank or invalid ballots are not counted for purposes of this proposal. The proposal is a request that the Board of Directors consider a matter; however, the proposal is not binding on the Company.

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Approval of the shareholder proposal related to the selection of director nominees with environmental expertise, if properly presented at the annual general meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting. Abstentions, broker non-votes and blank or invalid ballots are not counted for purposes of this proposal. The vote is advisory and therefore not binding on the Company.

As of [March 20, 2013], there were [Number] shares outstanding, which excludes [______] shares that are held by Transocean Ltd. or our subsidiary, Transocean Inc. Only registered holders of our shares on April 30, 2013, the record date established for the annual general meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Proxies
A WHITE proxy card is being sent to each record holder of shares as of March 20, 2013. In addition, a WHITE proxy card will be sent to each additional record holder of shares as of the record date, April 30, 2013. If you are registered as a shareholder in Transocean Ltd.'s share register as of April 30, 2013, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration. Shareholders may deliver proxies to either Transocean Ltd. or the independent representative, Rainer Hager, by marking your WHITE proxy card appropriately, executing it in the space provided, dating it and returning it either to:
Transocean Ltd.
Vote Processing
c/o Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
USA

or, if granting a proxy to the independent representative

Rainer Hager
Attorney at Law and Notary
Schweiger, Advokatur/Notariat
Dammstrasse 19
CH-6300
Zug, Switzerland
We urge you to return your WHITE proxy card as soon as possible to ensure that your WHITE proxy card is timely submitted. Any proxy card, whether mailed to you by us or the Icahn Group, must be received by us no later than 8:00 a.m. Eastern Daylight

Time (EDT), 2:00 p.m. Swiss time, on May 17, 2013. Votes indicated in proxy cards received after such date and time will not be voted at the 2013 annual general meeting.
Any proxy card must include the following information: full name and address of, and number of shares held by, the holder of record signing the proxy card as it appears in Transocean Ltd.'s share register. Proxy cards that do no include such information will be considered invalid.
Please sign, date and mail your WHITE proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.
Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the annual general meeting, we recommend that you vote every WHITE proxy card you receive.
Additionally, please note that the Icahn Group has nominated three director nominees for election at the annual general meeting, proposed a dividend to shareholders in lieu of the Board's proposal and proposed to repeal the Company's staggered board. You may receive proxy solicitation materials from the Icahn Group, including an opposition proxy statement and a [color] proxy card. Your Board unanimously recommends that you disregard and do not return any [color] proxy card you receive from the Icahn Group.
If you have already voted using the Icahn Group's [color] proxy card, you have every right to change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you withhold your vote on any Icahn Group nominee using the Icahn Group's [color] proxy card, your vote will not be counted as a vote for the Board's nominees and will result in the revocation of any previous vote you may have cast on our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendations of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card.
Under New York Stock Exchange rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine matters are referred to as "broker non-votes." Agenda Item 5 for the repeal of the Company's staggered board as well as Agenda Item 6 for the election of directors, Agenda Item 8 for the advisory vote to approve named executive officer compensation and Item 9 for the shareholder proposal, if properly presented at the annual general meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, are non-routine matters under New York Stock Exchange rules. If your broker or other nominee provides you with proxy materials in opposition to the Board of Directors' proxy materials, your broker or other nominee does not have discretion to vote your shares on any matters at the annual general meeting. If you hold your shares in "street name," your broker will not be able to vote your shares in the election of directors and may not be able to vote your shares on any matters at the annual general meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.
If you were a holder on the record date and have timely submitted a properly executed WHITE proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder on the record date and you have timely submitted a properly executed WHITE proxy card and have not specifically indicated your votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative or neither is specified), your shares will be voted in the manner recommended by the Board of Directors and Transocean Ltd. will act as your proxy. Any WHITE proxy card marked to grant a proxy to both Transocean Ltd. (as corporate proxy) and the independent representative will be counted as a proxy granted to Transocean Ltd. only.
There are no other matters that the Board of Directors intends to present, or has received proper notice that others will present, at the annual general meeting. If any modifications to agenda items or proposals identified in this Proxy Statement or other matters on which voting is permissible under Swiss law are properly presented at the annual general meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, vote any proxies submitted to them on these matters in the manner recommended by the Board of Directors.
You may revoke your proxy card at any time prior to its exercise by:

•
giving written notice of the revocation to our Corporate Secretary at Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland, with respect to proxies granted to Transocean Ltd., or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative;

•
appearing at the meeting, notifying our Corporate Secretary, with respect to proxies granted to Transocean Ltd., or the independent representative, with respect to proxies granted to the independent representative, and voting in person; or

•	properly completing and executing a later-dated proxy and timely delivering it to the corporate proxy or the independent representative.
If you have previously signed a [color] proxy card sent to you by the Icahn Group, you may change your vote and revoke your prior proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card. Submitting an Icahn Group [color] proxy card-even if you withhold your vote on the Icahn Group nominees-will revoke any votes you previously made via our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card and do not return any [color] proxy card that you may receive from the Icahn Group, even as a protest.
Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.
If you intend to attend and vote at the meeting in person, you are required to present either an original attendance card, together with proof of identification, or a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. We do not accept any other form of proof as regards your ownership of Company shares as of the record date for the 2013 annual general meeting. If you plan to attend the 2013 annual general meeting in person, we urge you to arrive at the annual general meeting location no later than 4:00 p.m. Swiss time on Friday May 17, 2013. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.
References to "Transocean," the "Company," "we," "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1.
Approval of the 2012 Annual Report, including the Consolidated Financial Statements of
Transocean Ltd. for Fiscal Year 2012 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2012

Proposal of the Board of Directors
The Board of Directors proposes that the 2012 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2012 and the statutory financial statements for fiscal year 2012, be approved.

Explanation
The consolidated financial statements of Transocean Ltd. for fiscal year 2012 and the Swiss statutory financial statements for fiscal year 2012 are contained in the 2012 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at the Company's registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. The 2012 Annual Report also contains information on the Company's business activities and the Company's business and financial situation, information relating to corporate governance as required by the SIX Swiss Exchange Directive on Information Relating to Corporate Governance, and the reports of Ernst & Young Ltd, Zurich, the Company's auditors pursuant to the Swiss Code of Obligations, on the Company's consolidated financial statements for fiscal year 2012 and statutory financial statements for fiscal year 2012. In its reports, Ernst & Young Ltd, the Company's auditors pursuant to the Swiss Code of Obligations, recommended without qualification that the Company's consolidated financial statements and statutory financial statements for the year ended December 31, 2012 be approved. Ernst & Young Ltd. expresses its opinion that the "consolidated financial statements for the years ended December 31, 2012 and 2011 present fairly in all material respects, the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States and comply with Swiss law." Ernst & Young Ltd further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2012 and the proposed appropriation of available earnings comply with Swiss law and the Articles of Association of the Company.
Under Swiss law, the prior year's Annual Report and the consolidated financial statements and Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting.
If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Recommendation
The Board of Directors recommends a vote "FOR" approval of the 2012 Annual Report, the consolidated financial statements and the statutory financial statements.

AGENDA ITEM 2.
Appropriation of the Available Earnings for Fiscal Year 2012

Proposal of the Board of Directors
The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Appropriation of Available Earnings
Balance brought forward from previous years	161,491
Net profit of the year	(71,207)
Total available earnings	90,284
Appropriation of Available Earnings
Balance to be carried forward on this account	90,284

Explanation
Under Swiss law, the appropriation of available earnings as set forth in the Swiss statutory financial statements must be submitted to shareholders for approval at each Annual General Meeting. The available earnings at the disposal of the Company's shareholders at the 2013 Annual General Meeting are the earnings of Transocean Ltd., on a stand-alone basis.
The Board of Directors proposes that CHF 90,284,000 (the entire available earnings balance) be carried forward in available earnings.
The Board of Directors does not propose that a dividend be distributed out of the available earnings. Instead, the Board of Directors is submitting Agenda Item 3 regarding the distribution of a dividend out of additional paid-in capital. Unlike a dividend distributed out of available earnings, a dividend paid out of additional paid-in capital is not subject to any Swiss federal withholding tax.

Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Recommendation
The Board of Directors recommends a vote "FOR" this proposal.

AGENDA ITEM 3.
Distribution of a Dividend out of General Legal Reserves From Capital Contribution
(by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution)

Agenda Item 3.1 Payment of a Dividend in Principle

Proposal of the Board of Directors

The Board of Directors proposes that a distribution of a dividend out of general legal reserves from capital contribution be made to shareholders.

Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Statement in Favor of the Payment of a Dividend in Principle
The Board of Directors believes that a distribution of a dividend to shareholders out of qualifying additional paid-in capital is advisable and appropriate in light of the Company's current circumstances. In the context of a cyclical and capital intensive industry, the Board of Directors is focused on driving long-term value through the execution of the Company's disciplined capital allocation strategy. This strategy includes maintaining a strong, flexible balance sheet and an investment grade rating on its debt; disciplined, high-return investment in the business through value-enhancing opportunities; and the distribution of excess cash to shareholders, which are key components of the Company's cash deployment strategy. The Board of Directors is recommending that the dividend amount should be $2.24 per outstanding share of the Company, as described in Agenda Item 3.2(A) below.

Recommendation
The Board of Directors recommends a vote "FOR" this proposal.

Agenda Item 3.2(A) Company Distribution Proposal

Proposal of the Board of Directors

The Board of Directors proposes that (A) CHF 1,595,054,382 of general legal reserves from capital contribution be released and allocated to "dividend reserve from capital contributions" (the "Dividend Reserve"), (B) a dividend in the amount of USD 2.24 per outstanding share of the Company be distributed out of, and limited at a maximum to the amount of, such Dividend Reserve and paid in installments at such times and at such record dates as shall be determined by the Board of Directors in its discretion, and (C) any amount of the Dividend Reserve remaining after payment of the final installment be automatically reallocated to "general legal reserves from capital contribution." Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries. The Board of Directors' proposed shareholder resolution is included in Annex A.

Proposed Release and Allocation of General Legal Reserves From Capital Contribution to Dividend Reserve From Capital Contribution

in CHF
General legal reserves from capital contribution, as of December 31, 2012	11,165,391,332
Less release to dividend reserve from capital contribution	(1,595,054,382)
Remaining general legal reserves from capital contribution	9,570,336,950

Explanation

The Board of Directors is seeking shareholder approval of a distribution of qualifying additional paid-in capital in the form of a dividend in the amount of USD 2.24 per outstanding share of the Company. Unlike a dividend out of available earnings, a distribution of qualifying additional paid-in capital in the form of a dividend is not subject to Swiss federal withholding tax.

Subject to the Dividend Reserve not being exceeded, as further explained below, the dividend would be distributed to shareholders in installments at such times and with such record dates as shall be determined by the Board of Directors in its discretion. The Board of Directors currently expects that the dividend will be distributed in four equal installments. The four payment dates are expected to be set in June 2013, September 2013, December 2013, and March 2014. Note, however, that pursuant to the proposed shareholder resolution in Annex A, the Board of Directors has the flexibility to accelerate or otherwise change the timing of the distribution installment payments, or to pay the dividend in fewer than four installments.

Dividend payments will be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries.

The aggregate U.S. dollar dividend amount approved at the annual general meeting and paid out to shareholders must at no time exceed the Swiss franc-denominated additional paid-in capital available to shareholders for the aggregate 2013 dividend (including all installments). The Board of Directors is proposing that CHF 1,595,054,382 of the existing additional paid-in capital (which under Swiss law is referred to as "general legal reserves from capital contribution") be made available for purposes of the aggregate 2013 dividend (including all installments) by way of a release and allocation to the account "Dividend Reserve." Based on the number of shares outstanding as of February 20, 2013 and an exchange rate of CHF 0.9431 per USD effective as of the same date, the amount of the proposed aggregate dividend (including all installments) under this Agenda Item 3 would be CHF 759,549,706. Accordingly, the Dividend Reserve exceeds the aggregate USD dividend amount by approximately 110%. The Board of Directors is proposing this excess amount in order to increase the likelihood that the issuance of new shares after the date hereof (which shares, to the extent then outstanding, would generally share in the dividend installments) and a decrease in value of the Swiss franc relative to the U.S. dollar will not reduce the per share amount of the dividend installments paid. If, notwithstanding the allocation of this excess amount to the Dividend Reserve, the Dividend Reserve would be exceeded upon the occurrence of the payment date for a dividend installment (including as a result of the issuance of additional shares after the date hereof or changes in the exchange rate), the Company would be required under the terms of the proposed shareholder resolution to adjust the relevant installment downward so that the respective payment does not exceed the Dividend Reserve. No further installment payments could then be made. Also, a downward adjustment of the per share dividend amount would have to be made if at the date of the 2013 Annual General Meeting the aggregate USD dividend amount exceeded the Dividend Reserve.

The Board of Directors' distribution proposal has been confirmed to comply with Swiss law and the Company's Articles of Association by the Company's statutory auditor, Ernst & Young Ltd, as state-supervised auditing enterprise, representatives of which will be present at the meeting.

Shareholders may, upon the terms and conditions provided by the Board of Directors in its reasonable discretion, elect, during the election period as determined by the Board of Directors or, upon its due authorization, the Company's executive management, to receive installments in Swiss francs.

If you are a holder of shares registered in our share register, you exercise your election by giving notice in writing to the following address:

Computershare
Attn: Steven Myers
480 Washington Blvd.

Jersey City, New Jersey 07310
USA

If you hold your shares in the name of a bank, broker or nominee, please contact your bank, broker or nominee in order to make the election arrangements.

Shares issued after the date of the 2013 Annual General Meeting will generally participate in the dividend payments, except with respect to shares issued between the record date and the payment date with respect to the relevant installment.

The Board of Directors or, upon its due authorization, the Company's executive management has the task of executing the dividend resolution, including, but not limited to, by setting the record date, the ex-dividend date, the election period for receiving the dividend in Swiss francs and the payment dates.

Recommendation
The Board of Directors recommends a vote "FOR" this proposal.

Agenda Item 3.2(B) Icahn Group Distribution Proposal
The Icahn Group, whose members are collectively the beneficial holders of an aggregate of 20,145,035 of the Company's shares, has requested that the following item and proposal be included on the agenda of the 2013 annual general meeting:
"The Record Holder proposes that (A) CHF 2,110,000,000.00 be released from "legal reserve, reserve from capital contributions", and such amount be allocated to Dividend Reserve and (B) a dividend in the amount of USD 4.00 per share of the Company be distributed out of such Dividend Reserve and paid in four equal quarterly installments. Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries."
The Icahn Group's proposed shareholder resolution is set forth in detail in Annex B.

Statement in Opposition of the Icahn Group Distribution Proposal
The Board has considered the Icahn Group Distribution Proposal and unanimously recommends that you vote "AGAINST" it (Agenda Item 3.2(B)) and that you vote "FOR" Agenda Item 3.1 (Payment of a Distribution in Principle) and "FOR" Agenda Item 3.2(A) (the Company Distribution Proposal).
Our capital allocation strategy, which we believe is disciplined and well established, is focused on driving long-term shareholder value while appropriately managing the risks in our business. We believe that our current capital allocation priorities should be to continue to strengthen our balance sheet, maintain adequate liquidity and an investment grade rating on our debt, invest in a disciplined manner in high-return, value enhancing opportunities, and return excess cash to our shareholders. Returning excess cash to shareholders is a key component of our cash deployment strategy and it is something the Board evaluates on an ongoing basis in the context of the Company's overall business, ongoing financial obligations and potential liabilities.
We have a solid track record of returning excess cash to shareholders. For example, we instituted a share repurchase program from 2005 to 2007 in which we bought back roughly $3.6 billion in Company shares. In connection with the Global Santa Fe merger in 2007, we distributed approximately $15 billion to our shareholders. In February of 2011, we instituted an annual dividend of roughly $1 billion in aggregate. While we have been carrying incremental liquidity in anticipation of a resolution to the April 2010 Macondo incident, with the recent Department of Justice settlement, we believe that we are now in a position to reinstate a dividend consistent with our capital allocation strategy.
While the Board believes that re-institution of a dividend is advisable and appropriate in light of the Company's current circumstances, the Board believes that the Icahn Group Distribution Proposal is of too great a magnitude given, among other things, the uncertainties related to the Macondo well incident, the Frade field incident in Brazil, and the ongoing tax litigation in Norway, each of which could be detrimental to long-term shareholder value. In the interest of all of its stakeholders, and in the context of a cyclical and capital intensive industry, the Board is focused on driving long-term value through the execution of the company's disciplined capital allocation strategy. This strategy includes maintaining a strong, flexible balance sheet and an investment grade rating on its debt; disciplined, high-return investment in the business through value-enhancing opportunities; and the distribution of excess cash to shareholders.
An investment grade rating is particularly important for capital intensive companies operating in a cyclical industry, such as offshore drillers. Being an investment grade issuer provides us with access to investment grade debt markets, which are often less volatile during periods of economic stress than high yield markets. Securing access to investment grade capital markets provides us with the flexibility to respond to events such as growth opportunities or cyclical downturns when other markets may be closed to sub-investment grade issuers or offering unattractive financial terms. The Icahn Group Distribution Proposal does not sufficiently provide for the capital necessary to successfully execute our strategy of maintaining a strong and flexible balance sheet, investing in, upgrading and modernizing our fleet and returning excess capital to our shareholders. We believe the Company Distribution Proposal is a balanced approach that better reflects the realities of our business.

Recommendation
For the reasons stated above, the Board unanimously recommends that you vote "AGAINST" Agenda Item 3.2(B) (the Icahn Group Distribution Proposal) and that you vote "FOR" Agenda Item 3.1 (Payment of a Distribution in Principle) and "FOR" Agenda Item 3.2(A) (the Company Distribution Proposal).

Voting Requirement to Approve Agenda Item 3.2(A) or 3.2(B)
Assuming Agenda Item 3.1 (Payment of a Distribution in Principle) receives "FOR" votes representing a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, then, as between Agenda Item 3.2(A) (the Company Distribution Proposal) and Agenda Item 3.2(B) (the Icahn Group Distribution Proposal), only the proposal receiving the greater number of "FOR" votes (not counting abstentions, broker non-votes, blank or invalid ballots) will be considered passed. If any shareholder casts a "FOR" vote on both Agenda Item 3.2(A) (the Company Distribution Proposal) and Agenda Item 3.2(B) (the Icahn Group Distribution Proposal), that vote will be considered invalid and will not be counted.

AGENDA ITEM 4.
Readoption of Authorized Share Capital

Proposal of the Board of Directors
The Board of Directors proposes that its authority to issue shares out of the Company's authorized share capital, which will expire on May 13, 2013, be readopted for a new two-year period, expiring on May 17, 2015. Under the proposal, the Board of Directors' authority to issue new shares in one or several steps will be limited to a maximum of 74,728,750 shares, or 19.99% of the currently existing stated share capital of the Company. The proposed amendments to the Articles of Association are included in Annex C.

Explanation
Under the Swiss Code of Obligations, the authority of the Board of Directors to issue shares out of the Company's authorized share capital is limited to a maximum two-year period. The use of an authorized share capital of 28,451,706 shares (approximately 8% of the stated share capital registered in the commercial register) under the current Article 5 of the Articles of Association will expire on May 13, 2013.
The Board of Directors believes the proposed authorized share capital will help ensure that the Company will have the flexibility to make acquisitions and access the equity capital markets when opportunities arise, rather than being subject to the delays associated with the need to call a shareholders' meeting and obtain further shareholder approval, except as may be required by applicable laws or regulations, including the rules of the NYSE (which requires shareholder approval in certain instances). Without the Board's authority to issue new shares, the Company would be required to first call a general meeting of the Company's shareholders and obtain the favorable vote of shareholders to increase the Company's share capital and amend our Articles of Association. Such a meeting would require us, among other things, to prepare and distribute a proxy statement in accordance with the rules of the SEC. This could result in a substantial delay in the ability of the Company to issue shares. The Board of Directors believes that providing the Board the flexibility to issue additional shares out of the authorized share capital quickly could be a strategic benefit for the Company.
If the proposed authorized share capital is approved, and the Board of Directors resolves to use the authorized share capital in one or several steps, the Board of Directors will determine the time of the issuance, the issuance price, the manner in which the new shares have to be paid, the date from which the shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised.
To the extent that additional shares are issued out of the authorized share capital in the future, the issuance may decrease the existing shareholders' percentage equity ownership and, depending on the price at which such shares are issued, could be dilutive to the existing shareholders.
The Board of Directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in our interest. Further, under our proposed Articles of Association, in connection with the issuance of new shares from authorized capital, the Board of Directors is authorized to limit or withdraw the preemptive rights of the existing shareholders in various circumstances.
In the ordinary course of our business, we may determine from time to time that the issuance of shares is in the best interest of the Company for various purposes, including financings, acquisitions and the issuance of shares under the Company's Long-Term Incentive Plan.

Voting Requirement to Approve Proposal
The affirmative "FOR" vote of two-thirds of the votes represented at the general meeting. An abstention, broker non-vote or blank or invalid ballot will have the effect of a vote "AGAINST" this proposal.

Recommendation
The Board of Directors recommends a vote "FOR" this proposal.

AGENDA ITEM 5.
Shareholder Proposal to Repeal the Company's Staggered Board

Shareholder Proposal
The Icahn Group, whose members are collectively the beneficial holders of an aggregate of 20,145,035 of the Company's shares, has requested that the following item and proposal be included on the agenda of the 2013 annual general meeting:
"The Record Holder proposes that Article 23, of the Articles be amended such that (i) all members of the Board ("Board Members" or "Directors") that will be elected at the Annual General Meeting, or any general meeting of shareholders called thereafter, shall be elected without reference to any class of Directors for a term of office of one year (instead of three years), and that (ii) the three classes of Directors are abolished no later than as from the Annual General Meeting to be held in 2015.
The proposed new provision of Article 23 of the Articles, which shall replace the existing Article 23 in its entirety, is included below (changes to the current version of Article 23 are marked):

		B. Verwaltungsrat			B. Board of Directors
		Artikel 23			Article 23
Amtsdauer	1
Die Wiederwahl von Verwaltungsratsmitgliedern, deren Amtsdauer abläuft, sowie die Wahl von neuen Verwaltungsratsmitgliedern erfolgt jeweils einzeln und für eine Amtsdauer von einem Jahr. ~~Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl eines Nachfolgers in sein Amt gewählt werden. Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann.~~ Für die Zwecke dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.
			Term of Office	1
The reelections of any members of the Board of Directors, whose terms of office have expired, as well as the elections of any new members of the Board of Directors shall be on an individual basis and for a term of office of one year. ~~shall divide its members into three classes, designated Class I, Class II and Class III. At each Annual General Meeting, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office. The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular Class may be less than three years.~~ For purposes of this provision, one year shall mean the period between two Annual General Meetings of Shareholders.

	2	~~Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.~~		2
~~If, before the expiration of his term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.~~"

Statement of Board of Directors
Our Board of Directors has considered the proposal set forth above relating to the declassification of the Board of Directors, and has determined to make no voting recommendation to shareholders on how to vote with respect to this proposal.
Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership, and enhance a board's ability to respond to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards contend that classified boards have the effect of reducing accountability of directors to shareholders and frustrate the efforts of bidders to acquire control of companies. Our Board believes there are valid arguments both for and against staggered boards and that this is an important decision which should be decided by our shareholders.
Our Articles of Association require that a quorum of shareholders of record holding, in person or by proxy, at least two-thirds of the share capital recorded in the Commercial Register are present at the time when the annual general meeting proceeds to business. In order to eliminate the staggered board, our Articles of Association require the approval of at least two-thirds of the shares entitled to vote at the annual general meeting, so long as the required quorum is present.
If shareholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions.

Voting Requirement to Approve Proposal
The affirmative "FOR" vote of least two-thirds of the shares entitled to vote at the annual general meeting, so long as the required quorum is present. An abstention, broker non-vote or blank or invalid ballot will have the effect of a vote "AGAINST" this proposal.

AGENDA ITEM 6.
Election and Reelection of Directors

Company Proposal: Election of One New Director and Reelection of Four Directors as Follows:
Agenda Item 6.1—Election of Frederico F. Curado as a Director
Agenda Item 6.2—Reelection of Steven L. Newman as a Director
Agenda Item 6.3—Reelection of Thomas W. Cason as a Director
Agenda Item 6.4—Reelection of Robert M. Sprague as a Director
Agenda Item 6.5—Reelection of J. Michael Talbert as a Director
Our Articles of Association divide our Board of Directors into three classes: Class I, Class II and Class III. Our Board of Directors has nominated one Class II director to be elected and four Class II directors to be reelected at our 2013 annual general meeting, each to serve for three-year terms expiring at the annual general meeting in 2016 if the shareholder proposal to repeal the Company's staggered board (Agenda Item 5) is not approved and each to serve for one-year terms expiring at the annual general meeting in 2014 if the shareholder proposal to repeal the Company's staggered board (Agenda Item 5) is approved.
The Board has nominated Frederico F. Curado for election as a Class II director and the following individuals for reelection as Class II directors: Steven L. Newman, Thomas W. Cason, Robert M. Sprague and J. Michael Talbert.
The Board does not have a specific policy regarding diversity in the selection of director nominees. However, the Board does consider diversity in the director nominee selection process. The Board takes an expansive view of the diversity of the Board with the goal of having the directors eventually reflect the global diversity of our workforce, our clients and the cultures in which we operate. With the election of the Board's nominees, we will have five different nationalities represented on the Board. We also have eight different nationalities represented in our officer group and over 82 in our global workforce. We operate in 49 countries worldwide.
We have adopted a majority vote policy in an uncontested election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) in an uncontested election (as defined in the policy), such nominee does not receive more votes cast "FOR" than "AGAINST" the nominee's election and (2) the Board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive such specified levels of votes, the Corporate Governance Committee must promptly consider the letter of resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Investor Relations—Corporate Governance."
The Board has received from each nominee for election at the annual general meeting, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board accepts such resignation.
Pursuant to our Corporate Governance Guidelines, this is a contested election. Accordingly, the provisions of our Corporate Governance Guidelines pertaining to the majority election of directors will not be applicable to the annual general meeting, and as described below the voting for the election of directors will be by plurality voting.

Shareholder Proposal: Election of Three Directors
Agenda Item 6.6—Election of John J. Lipinski
Agenda Item 6.7—Election of José Maria Alapont
Agenda Item 6.8—Election of Samuel Merksamer

The Icahn Group, whose members are collectively the beneficial holders of an aggregate of 20,145,035 of the Company's shares, has requested that the election of three nominees, John J. Lipinski, José Maria Alapont and Samuel Merksamer, to the Board of Directors be put as an item and proposal on the agenda of the 2013 annual general meeting. The Icahn Group proposes that each of its nominees be elected either (i) as members of the Board of Directors for a one-year term, if the Annual General Meeting approves the proposed amendment to Article 23 of the Articles of Association pursuant to Agenda Item 5, or (ii) as Class II Directors of the Board of Directors for a three-year term, if the Annual General Meeting did not approve the proposed amendment to Article 23 of the Articles of Association pursuant to Agenda Item 5. In accordance with Swiss law, shareholders are provided the opportunity to vote on the enclosed WHITE proxy card for both the candidates nominated by the Company (the "Company Nominees") as well as those nominated by the Icahn Group (the "Icahn Group Nominees"). Accordingly, each of the Company Nominees and each of the Icahn Group Nominees is listed on the enclosed WHITE proxy card.

A shareholder may vote for the Company Nominees or the Icahn Group nominees. A shareholder can also vote for some of the Company Nominees and some of the Icahn Group Nominees, up to a limit of five "FOR" votes. The five nominees receiving the most "FOR" votes will be considered elected. Abstentions and broker non-votes, if any, are not counted for purposes of this Agenda Item 5 and will have no effect on the outcome of the vote. Any vote purporting to cast a "FOR" vote for more than five nominees will be considered invalid and will not be counted.

Recommendation
The Board of Directors recommends you vote "FOR" the election of Frederic F. Curado and the reelection of Steven L. Newman, Thomas W. Cason, Robert M. Sprague and J. Michael Talbert as directors and "AGAINST" the election of John J. Lipinski, José Maria Alapont and Samuel Merksamer as directors.

Nominees for Director—Class II
Company Nominees

Election of Frederico F. Curado
FREDERICO F. CURADO, age 51, a Brazilian citizen, has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2008. Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1997 to 1998. Mr. Curado is also the President of the Brazilian Chapter of the Brazil-United States Business Counsel and a member of Brazil's National Council for Industrial Development. Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnólogico de Aeronáutica in Brazil, a post-graduate degree in foreign trade from the Getúlio Vargas Foundation, Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil.
The Board of Directors believes Mr. Curado's significant senior management experience operating an international corporation, including experience with Brazilian business and governmental sectors will benefit the Board's decision-making process. The Board of Directors has concluded that Mr. Curado should be elected to fill the currently-vacant seat on the Board of Directors.

Reelection of Steven L. Newman
STEVEN L. NEWMAN, age 48, U.S. citizen, is President and Chief Executive Officer, and a member of the Board of the Company since 2010. Before being named as Chief Executive Officer in March 2010, Mr. Newman served as President and Chief Operating Officer from 2008 to 2009 and subsequently as President. Mr. Newman's prior senior management roles included Executive Vice President, Performance (2007 to 2008), Executive Vice President and Chief Operating Officer (2006 to 2007), Senior Vice President of Human Resources and Information Process Solutions (2006 to 2006), Senior Vice President of Human Resources, Information Process Solutions and Treasury (2005 to 2006), and Vice President of Performance and Technology (2003 to 2005). He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing

Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. Mr. Newman received his Bachelor of Science degree in Petroleum Engineering in 1989 from the Colorado School of Mines and his MBA in 1992 from the Harvard University Graduate School of Business. Mr. Newman is also a member of the Society of Petroleum Engineers.
The Board has concluded that Mr. Newman should remain on the Board and has recommended that he serve an additional term. The Board of Directors believes that it is important for the Company's Chief Executive Officer to serve on the Board. The Chief Executive Officer provides a link between the Board and senior management, and the Board believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board which assists the Board in making strategic decisions.

Reelection of Thomas W. Cason
THOMAS W. CASON, age 70, U.S. citizen, has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 until 2007 and of Global Marine, Inc. from 1995 to 2001. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason started his career as a public accountant with Arthur Young & Company. Mr. Cason served as a member of the Board of Directors of Mirant Corporation from 2006 until December 2010 and was chairman of its Audit Committee from 2006 until 2009. Mr. Cason received his Bachelor of Science degree in Accounting in 1970 from Louisiana State University.
The Board of Directors has concluded that Mr. Cason should remain on the Board and has recommended that he serve an additional term. Mr. Cason is an accountant with extensive professional experience in the financial services area of the oilfield services industry. Mr. Cason formerly served as chairman of the Audit Committee for GlobalSantaFe Corporation and has also previously served as chairman of the Audit Committee for the Company and remains a committee member. This overlap in experience, combined with his education, professional experience and institutional knowledge of a legacy company are assets to the Board's decision making process.

Reelection of Robert M. Sprague
ROBERT M. SPRAGUE, age 68, U.S. citizen, has served as a director of the Company since 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from 1997 until 2003. Mr. Sprague served as Director of Strategy & Business Services for Shell EP International BV from 1996 until 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from 1994 to 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from 2000 to 2003. Mr. Sprague received his Bachelor of Science degree in 1966 and his Masters in Electrical Engineering degree in 1967 from Cornell University.
The Board of Directors has concluded that Mr. Sprague should remain on the Board and has recommended that he serve an additional term. Mr. Sprague is an engineer by education and spent many years serving in senior management in the energy business with one of the Company's customers and thus brings a helpful perspective to the Board. In addition, most of his professional career was spent serving in the oil and gas industry outside the United States, thus bringing an important international perspective to the Board.

Reelection of J. Michael Talbert
J. MICHAEL TALBERT, age 66, U.S. citizen, has served as a director of the Company since 1994. He has served as the non-executive Chairman of the Board since 2011 and previously served as non-executive Vice Chairman of the Board from 2010 to 2011, non-executive Chairman of the Board from 2004 to 2007 and executive Chairman of the Board from 2002 to 2004. Mr. Talbert also served as Chief Executive Officer from 1994 until 2002, Chairman of the Board of Directors from 1994 until 1999, and as President from 1999 until 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He was a director of El Paso Corporation from 2003 to 2012, when that company was acquired by Kinder Morgan, Inc.

Within the past ten years, Mr. Talbert was also a director and the chairman of TODCO. Mr. Talbert received his Bachelor of Science degree in chemical engineering in 1970 from the University of Akron and his MBA in 1975 from Loyola of the South.
The Board of Directors has concluded that Mr. Talbert should remain on the Board and has recommended that he serve an additional term. Mr. Talbert holds an engineering degree and an MBA and has extensive executive experience in the energy sector including serving as a senior executive in exploration and production and as the former CEO of Transocean. As a result, he brings a valuable perspective to the Board based upon his in-depth knowledge of the Company and understanding of the business. His knowledge from the customer perspective and his knowledge of the culture of the Company are helpful in analyzing the future direction of the Company. Mr. Talbert also has relevant experience in merger and acquisition activity, including negotiating transactions as well as the integration of combined companies and boards.
Icahn Group Nominees
Election of John J. Lipinski
Election of José Maria Alapont
Election of Samuel Merksamer

Continuing Directors—Class III—Terms Expiring 2014

JAGJEET S. BINDRA, age 65, U.S. citizen, has served as a director of the Company since 2011. Mr. Bindra is the retired President of Chevron Global Manufacturing, a position in which he served from 2003 to 2009. Mr. Bindra joined the Chevron group of companies in 1977 as a research engineer and served in a variety of positions during his career, including as Managing Director of Caltex Australia Ltd. (50% owned by Chevron) from 2002 to 2003, President of Chevron Pipeline Company from 1997 to 2002, Senior Vice President, Pipeline & Transportation, of Chevron Overseas Petroleum from 1995 to 1997, Manager of Strategic Planning for Chevron Corporation from 1994 to 1995 and Group Manager, Projects & Engineering Technology from 1991 to 1994. Mr. Bindra is a director of LyondellBasell Industries N.V. (NYSE: LYB) (since 2011), Edison International (NYSE: EIX) and Southern California Edison Company (since 2010). He previously served as a director of Reliance Petroleum Ltd. (from 2006 to 2007), Caltex Australia Ltd. from (2002 to 2003), GS Caltex, Korea (from 2003 to 2009), Larsen & Toubro Ltd., India (from 2009 to 2012), Transfield Services Limited, Australia (from 2009 to 2012) and Sriya Innovations Inc. (from 2009 to 2010). Mr. Bindra received his MBA in 1979 from St. Mary's College of California, his Master of Science in Chemical Engineering in 1970 from the University of Washington and his bachelor's degree in Chemical Engineering in 1969 from the Indian Institute of Technology, Kanpur.

STEVE LUCAS, age 58, U.K. citizen, has served as a director of the Company since 2011. Mr. Lucas is the retired Group Finance Director of National Grid plc, a position in which he served from 2002 to 2010. From 2004 to 2011, Mr. Lucas served as a non-executive director of Compass Group plc and from 2000 to 2002, Mr. Lucas served as Group Finance Director, Lattice Group plc. Mr. Lucas previously served as the Treasurer of BG Group plc from 1998 to 2000 and as Finance Director, Exploration & Production, of British Gas plc from 1994 to 1998. From 1983 to 1994, Mr. Lucas served in a variety of finance roles with Royal Dutch/Shell in the U.K., East Africa, Hong Kong and China. Mr. Lucas is a director of Tullow Oil plc (LON: TLW) (since 2012), Essar Energy plc (LON: ESSR) (since 2012) and Essar Infrastructure Limited (since 2011). Mr. Lucas received his Bachelor of Arts degree in Geology in 1976 from Oxford University and is also a member of the Institute of Chartered Accountants in England & Wales.

MARTIN B. MCNAMARA, age 65, U.S. citizen, has served as a director of the Company since 1994. Mr. McNamara is a retired Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm's executive, finance, planning and compensation committees, as well as a Partner-in-Charge of the firm's Texas practice. During the past ten years and prior to his retirement in 2010, Mr. McNamara was in the private practice of law. Mr. McNamara has also served as Ex Officio Trustee and Ex Officio Member of the Executive Committee of St. Mark's School of Texas since 2002. Mr. McNamara received his Bachelor of Arts degree in 1969 from Providence College and his law degree in 1972 from Yale Law School. Mr. McNamara has served as the chair of the Corporate Counsel Section of the State Bar of Texas and is a lifetime fellow of the Texas Bar Foundation.

IAN C. STRACHAN, age 69, U.K. and U.S. citizen, has served as a director of the Company since 1999. Mr. Strachan is a director of Caithness Petroleum Ltd. (since 2008), Xstrata plc (LON: XTA) (since 2003), and Rolls Royce Group plc (LON: RR) (since 2003). He served as a director of Johnson Matthey plc from 2002 to 2009 and as Chairman of the Board of Instinet Group Incorporated from 2003 to 2005. Mr. Strachan served as Chief Executive Officer of BTR plc from 1996 until 1999. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer from 1987 to 1991 and as Deputy Chief Executive Officer from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan received his Master of Arts in History in 1965 from Christ's College, Cambridge University, and his Master of Public Affairs in 1967 from the Woodrow Wilson School, Princeton University and was a teaching fellow and Ph.D. candidate at Harvard University from 1969 to 1970.

Continuing Directors - Class I - Terms Expiring 2015

GLYN BARKER, age 59, U.K. citizen, has served as a director of the Company since 2012. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC's strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC's private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the UK as Head of the Assurance Practice in 2002. In 2006, he became UK Managing Partner and served in that role until 2008. Mr. Barker is a non-executive director of Berkeley Group Holdings plc (LON: BKG) (since 2012) and Aviva plc (LON: AV) (since 2012) and Chairman Designate of the law firm Irwin Mitchell (since 2012). He is also director of the English National Opera Company (since 2009). Mr. Barker received his Bachelor of Science degree in Economics & Accounting in 1975 from the University of Bristol and is a Chartered Accountant.

VANESSA C.L. CHANG, age 60, Canadian and U.S. citizen, has been a director of the Company since 2012. Ms. Chang has been a Director and shareholder of El & El Investments, a privately held real estate investment business, since 1998. Ms. Chang previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Ms. Chang is a director of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (since 2007) and for individual investment funds within the American Funds family (since 2000). From 2002 until 2004, Ms. Chang served as a director of Inveresk Research Group Inc. and from 2005 to 2013, Ms. Chang served as a director for Blue Shield of California. Ms. Chang received her Bachelor of Arts degree in 1973 from the University of British Columbia and is an inactive Certified Public Accountant.

CHAD DEATON, age 60, U.S. citizen, has been a director of the Company since 2012. Mr. Deaton has served as Executive Chairman of Baker Hughes Incorporated (NYSE: BHI) since 2012, prior to which he served as Chairman and Chief Executive Officer since 2004. Mr. Deaton began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor in the Oilfield Services division from 1999 until 2001. From 2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company. Mr. Deaton is a director of Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), Ariel Corporation (since 2005), and previously served as a Director of Carbo Ceramics Inc. (from 2004 to 2009). Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council since 2010. He also is a member of the National Petroleum Counsel (since 2007), Executive Advisory Board of the Offshore Technology Conference (since 2011) and the University of Wyoming Chemical and Petroleum Engineering Industry Advisory Board (since 2009). Mr. Deaton received his Bachelor of Science degree in Geology in 1976 from the University of Wyoming.

EDWARD R. MULLER, age 61, U.S. citizen, has served as a director of the Company since 2007 and served as a director of GlobalSantaFe Corporation from 2001 to 2007 and of Global Marine, Inc. from 1997 to 2001. Mr. Muller has served as Vice Chairman of NRG Energy, Inc. (NYSE: NRG) since the merger of NRG Energy, Inc. with GenOn Energy, Inc. in 2012. Prior to the merger, Mr. Muller served as GenOn Energy, Inc.'s Chairman and Chief Executive Officer (since 2010) and President (since 2011). Mr. Muller previously served as Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to 2010 when Mirant Corporation merged with RRI Energy, Inc. to form GenOn Energy, Inc. Mr. Muller was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Within the past ten years, Mr. Muller was also a director of The Keith Companies, Inc., RigNet, Inc. and Ormat Technologies, Inc. Mr. Muller received his Bachelor of Arts degree in 1973 from Dartmouth College and his law degree in 1976 from Yale Law School. Since 2004, Mr. Muller has been a trustee of the Riverview School and, from 2008 to 2012, its Chairman.

TAN EK KIA, age 64, Malaysian citizen, has served as a director of the Company since 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Royal Dutch/Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the U.S. and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan is a director of PT Chandra Asri Petrochemical Tbk (since 2011), Keppel Corporation (since 2010), Keppel Offshore & Marine (since 2009), City Spring (since 2010), SMRT Corporation (since 2009), Dialog Systems Asia (since 2008), KrisEnergy Ltd (since 2013), Chairman of Star Energy Group Holdings Pte Ltd, and certain of its subsidiaries (since 2012) and Chairman of City Gas (since 2009). Mr. Tan has also served as the Interim Chief Executive Officer of SMRT Corporation (Singapore Mass Rapid Transit) since 2012. Mr. Tan received his Bachelor of Science degree in Mechanical Engineering in 1973 from the University of Nottingham.

Corporate Governance
We are committed to upholding high standards of corporate governance and business conduct, and believe that we have maintained good corporate governance practices for many years. Furthermore, the Board held separate meetings of the non-management directors for several years before executive sessions were required by the New York Stock Exchange (NYSE).
In February 2011, our Board adopted a Code of Integrity to update and replace our previous Code of Business Conduct and Ethics. We conduct on-line mandatory training for employees, officers and directors on our Code of Integrity and other relevant compliance topics. We also require all managerial and supervisory employees to certify compliance with our Code of Integrity each year.
The Corporate Governance Committee of the Board has continued to evaluate the Company's and the Board's governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board and the Board's governance principles at least annually. This Corporate Governance Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board annually evaluate their own performance.
In 2005, we adopted equity ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the director's annual cash retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over his or her initial five years as a director. Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account. In connection with such ownership requirement, the Board currently grants deferred units to each of our non-management directors. Mr. Newman is also subject to separate officer share ownership guidelines. See "Compensation Discussion and Analysis" for more information about these guidelines.
Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." Among the information you can find there is the following:

•	Articles of Association;

•	Organizational Regulations;

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Corporate Governance Committee Charter;

•	Executive Compensation Committee Charter;

•	Finance Committee Charter;

•	Health Safety and Environment Committee Charter;

•	Our Mission Statement;

•	Our FIRST Core Values; and

•	Code of Integrity.
Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.
Board Leadership.    The Board has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company's operations. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board requires. The Board believes that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Risk Management.    Executive management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its various committees, has responsibility for the oversight of risk management. Through their oversight role and their review of management's active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.
The Company has undertaken an extensive review and improvement of its Enterprise Risk Management ("ERM") process and has implemented an ERM framework which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company's risk management activities; and communicating with the Board at least twice a year with respect to risk management. The Company's risk management activities are also presented to the Audit Committee at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board or the Chief Executive Officer, as appropriate. The executive risk management committee working group updates the executive risk management committee on a regular basis.
Compensation and Risk.    We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors which could mitigate or encourage excessive risk-taking. In its review in 2013, the Executive Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weighting of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities.
Independence of Board Members. Our Corporate Governance Guidelines require that at least a majority of the members of the Board meet the independence standards set by the NYSE. In order to meet the NYSE's independence standards, a member of the Board must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.
The Board has determined that all of its current members and its nominees, with the exception of Steven L. Newman (our Chief Executive Officer), are independent and meet the independence standards set by the NYSE and our guidelines. Accordingly, our Executive Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence standards.

In making its independence determinations, the Board considered the fact that, while such relationships do not preclude independence under the NYSE rules or the Company's guidelines, Mr. Barker, Mr. Deaton, Mr. Lucas, Mr. Tan and Mr. Strachan are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course.
Beginning in 2012, Mr. Barker served as a non-executive director of Aviva plc, a company that provides insurance related services to the Company. Mr. Deaton is the Executive Chairman of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. In 2012, Baker Hughes Incorporated received approximately $31 million from the Company for such goods and services, which represented less than .14% of Baker Hughes's reported 2012 revenues. Mr. Deaton also serves as a non-executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig related products and equipment; Mr. Lucas is a non-executive director of Tullow Oil plc, which is a customer for our drilling rigs. Mr. Tan is a non-executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work. Mr. Strachan is a non-executive director of Rolls Royce Group plc, from which we purchase rig equipment.
The Board believes that all transactions with these companies were on arm's-length terms that were reasonable and competitive. Accordingly, the Board concluded that these relationships are not material and have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.
Executive Sessions.    Our independent directors met in executive session without management at each of the regularly scheduled Board meetings held in 2012. During 2013, they are again scheduled to meet in executive session at each regularly scheduled Board meeting. The independent directors have designated the Chairman of the Board to act as the presiding director for executive sessions.
Director Nomination Process.    The Board has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board. Our Board believes that all members of the Corporate Governance Committee meet the NYSE independence requirements.
Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of our Company and the Board so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

•	high professional and personal ethics and values;

•	a record of professional accomplishment in his/her chosen field;

•	relevant expertise and experience; and

•	a reputation, both personal and professional, consistent with our core values.
In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate contributes to the Board's overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the Board members. Also, the Corporate Governance Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services. In 2012, the Board nominated for election three new directors in addition to two incumbent directors for re-election.
As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast "FOR" than "AGAINST" his or her election in an uncontested election and (2) the Board accepts the resignation. The Board will also request a statement from any person nominated as a director by other than the Board as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board. An uncontested election occurs in an election of directors that does not constitute a contested election. A contested election occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.
The Corporate Governance Committee has several methods of identifying Board candidates. First, the Corporate Governance Committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the Corporate Governance Committee requests from time to time that its members and the other Board members identify possible candidates. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications. Mr. Curado, who is being nominated for election to the Board as a new independent director, was identified by an executive search firm selected and retained by the Corporate Governance Committee as a potential candidate based on his background and experience and was evaluated by the Corporate Governance Committee and the Board, who performed background searches and interviews and undertook qualitative assessments of Mr. Curado's qualifications. The Corporate Governance Committee then recommended Mr. Curado to the Board as a nominee.
The Corporate Governance Committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

•	the name of and contact information for the candidate;

•	a statement detailing the candidate's qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under "Director Nomination Process" above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•
a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast "FOR" than "AGAINST" his or her election and (2) the Board accepts the resignation;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

•	financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.
Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Corporate Governance Committee's discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board, and the Board may determine not to, nominate those candidates for election to our Board.
In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may nominate directors for election at annual general meetings of the shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."
Executive Officer and Director Compensation Process.    Our Executive Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance, retained by the Executive Compensation Committee has provided the Executive Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Executive Compensation Committee's outside consultant since February 2011. Our Chief Executive Officer also assists the Executive Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."
Director compensation is set by the Board upon a recommendation from the Corporate Governance Committee of the Board. At its first meeting of each calendar year, the Corporate Governance Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Corporate Governance Committee has used the Executive Compensation Committee's outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the "Compensation Discussion and Analysis." Based upon its review of the data and its own judgment, the Corporate Governance Committee develops a recommendation for consideration by the Board. Our Chief Executive Officer receives no additional compensation for serving as a director on our Board.
Process for Communication by Shareholders and Interested Parties with the Board.    The Board has established a process whereby interested parties may communicate with the Board and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board aware of such material which it may request be forwarded, retained or destroyed at the Board's discretion.
Policies and Procedures for Approval of Transactions with Related Persons.    The Board has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.
To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Integrity further requires that any executive officer inform the Company when the executive officer's private interest interferes or appears to interfere in any way with our interests. In addition, the Board's Corporate Governance Guidelines require that a director immediately inform the Board or Chairman of the Board in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.
Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. During 2012, there were no related person transactions where such policies and procedures were not followed.
Recent Swiss Corporate Governance Developments. In March 2013, Swiss voters approved a referendum amending the Swiss Federal Constitution, applicable to listed Swiss companies, like our company.  The effect of the referendum is, among other things, to give shareholders a binding "say on pay" vote with respect to the compensation of our executives and our directors, generally to prohibit the making of severance, advance, sale premium and similar payments to our executives or directors, to require the declassification of the Board of Directors and to require our articles of association to specify various compensation-related matters.  While the referendum is effective immediately, we think it is unlikely that legislation or ordinances implementing most aspects of the referendum will be effective until at least March 2014.  We are currently evaluating the impact of the referendum.
Director Attendance at Annual General Meeting.    We expect all of our directors to attend our annual general meeting of shareholders. At the 2012 annual general meeting, all directors then serving on our Board were in attendance.

Board Meetings and Committees
During 2012, the Board of Directors of Transocean Ltd. held six meetings. The Board and the committees of the Board met at least once a quarter and the quarterly meetings generally occurred over a period of two to three days. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.
The Board has standing Executive Compensation, Finance, Corporate Governance, Audit and Health Safety and Environment Committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Investor

Relations—Corporate Governance." In addition, the Board may from time to time form special committees to consider particular matters that arise.
Executive Compensation Committee.    The purpose of the Executive Compensation Committee is to assist the Board in (1) developing an appropriate compensation program for executives and other senior officers and (2) complying with the Board's legal and regulatory requirements as to executive and senior officer compensation in order to facilitate the Company's ability to attract, retain and motivate qualified executives in a system that aligns executive compensation with the Company's business performance. The authority and responsibilities of the Executive Compensation Committee include, among others, the following:

•	annually review and approve the compensation paid to our executive officers and other officers at or above the Senior Vice President level;

•	select appropriate peer groups and market reference points against which the Company's executive compensation is compared;

•	annually establish focus areas for our CEO, annually review the CEO's performance in light of the focus areas and set the CEO's compensation based on this evaluation, together with competitive data;

•
administer our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other executive compensation plans or arrangements providing for benefits to our executive officers in accordance with our goals and objectives established by the Board, the terms of the plans, and any applicable rules and regulations;

•
consider and make recommendations to the Board, with guidance from an outside compensation consultant, concerning the existing executive compensation plans and programs and the adoption of new plans and programs;

•
consider, with guidance from an outside compensation consultant, and approve the terms of any contractual agreements and other similar arrangements that may be entered into with our officers; provided, however, that the Executive Compensation Committee shall not recommend and the Board shall not authorize "single-trigger" change of control agreements for any of our officers;

•
assess the risks, with the assistance of external resources as the Executive Compensation Committee deems appropriate, of the Company's compensation arrangements applicable to the Company's executive officers and other employees; and

•
retain and approve the fees of independent legal, accounting or other advisors, including any compensation consultant, used to assist it in the evaluation of executive officer and director compensation.

See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Executive Compensation Committee.
In addition to the responsibilities set forth above, the Executive Compensation Committee also assesses the risks arising from the Company's compensation policies and practices. In 2011, the Executive Compensation Committee engaged a compensation consultant, Pay Governance, to assist in this risk assessment and through 2012 continued to work with Pay Governance as its independent compensation consultant.
In order not to impair the independence of the Committee's compensation consultant or to create the appearance of such an impairment, in February 2009 the Committee adopted a policy that any compensation consultant to the Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2012 other than the services described above provided to the Corporate Governance Committee with respect to director compensation. In February 2013, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee during 2012 raised any conflict of interest, including a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities Exchange Act, and the Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Committee.
The Executive Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Executive Compensation Committee's governing documents. The Executive Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our "Compensation Discussion and Analysis" to one or more of our management committees; provided that the Executive Compensation Committee retains all power and responsibility with respect to awards granted to our executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees of the Company, excluding executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Executive Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards. The Executive Compensation Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Executive Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.
The current members of the Executive Compensation Committee are Mr. Muller, Chairman, and Messrs. McNamara, Sprague and Tan. The Executive Compensation Committee met eight times during 2012.
Finance Committee.    The Finance Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board concerning the Company's dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance Committee are Mr. Strachan, Chairman, and Messrs. Barker, Cason and Lucas and Ms. Chang. Mr. Barker and Ms. Chang began to serve on the Finance Committee in May 2012. The Finance Committee met four times during 2012.
Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board with respect to the selection and compensation of the Board members, how the Board functions and how the Board should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board and committees and nominates to the Board candidates to be elected at the annual general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Muller, Bindra and Strachan. The Corporate Governance Committee met four times during 2012.
Health Safety and Environment Committee.    The Health Safety and Environment Committee assists the Board in fulfilling its responsibilities to oversee the Company's management of risk in the areas of health, safety and the environment. The Health Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. Beginning in 2013, the Health Safety and Environment Committee assumed additional responsibility to oversee the Company's implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company's affiliates. The Committee has required the Company to provide and will review regular reports regarding compliance with all aspects of the Consent Decree. The current members of the Health Safety and Environment Committee are Mr. Sprague, Chairman,and Messrs. Bindra, Deaton and Tan. Messrs. Bindra and Deaton began service on the Health Safety and Environment Committee in May 2012. The Health Safety and Environment Committee met four times during 2012.
Audit Committee.    The Audit Committee is responsible for recommending the retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.
The Audit Committee also assists the Board with oversight of the Company's risk management process. The Company's executive risk management committee conducts an annual Company-wide risk assessment and communicates the results to the Audit Committee. The executive risk management committee also updates the Audit Committee regarding risks as circumstances warrant. For more information, see "Corporate Governance—Risk Management" above.
The Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our Audit Committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.
The person must have acquired such attributes through one or more of the following:

•
education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.
The current members of the Audit Committee are Mr. Lucas, Chairman, Ms. Chang and Messrs.  Barker, Cason and Deaton. Ms. Chang and Messrs. Barker and Deaton began to serve on the Audit Committee in May 2012 and Mr. Strachan served on the Audit Committee until May 2012. The Audit Committee met eight times during 2012. The Board has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and Mr. Cason qualifies as an "audit committee financial expert." In addition, the Board has determined that Mr. Cason qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Cason is an accountant by education, was an audit manager in an accounting firm and served as the Chief Financial Officer of Baker Hughes Incorporated, a public company.
Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.
Directors who are employees of the Company do not receive compensation for Board service. At present, all of the directors except for Mr. Newman, the Company's Chief Executive Officer, are non-employees and receive compensation for Board service.
We use a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board. Our Corporate Governance Guidelines provide that the Board believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders' interests.
The Corporate Governance Committee annually reviews the compensation paid to non-executive directors and makes a recommendation to the Board regarding its determinations. When making its recommendations to the Board, the Corporate Governance Committee can exercise its discretion as to the level and mix of compensation paid to the directors. In February 2012, based upon its review of director compensation and the advice of our compensation consultant, the Corporate Governance Committee, in exercising its discretion, concluded that the total compensation received by non-executive directors was within a competitive range relative to members of the Company's peer group generally used for the consideration of executive compensation and that the mix of cash and equity incentive compensation was appropriate and in line with current market competitive practice and recommended no change. Based on this recommendation, the Board left the compensation levels unchanged from those paid in 2011.

Currently, non-employee director compensation includes the following fixed components:

Annual Retainer	$90,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Executive Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Board Meeting Attendance Fee	$2,500	(1)
Committee Meeting Attendance Fee	$2,500	(2)
Grant of Deferred Units	$260,000	(3)
_______________________________________________________________________________

(1)	The board meeting attendance fee is only paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

(2)	The committee meeting attendance fee is only paid for those meetings that were attended in excess of the first four committee meetings.

(3)
Deferred units are granted to each non-employee director annually immediately following the Board meeting held in connection with our annual general meeting of shareholders. On the date of grant, the deferred units have an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The terms of the deferred units include vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant subject to continued service through each vesting date. Vesting of the deferred units is not subject to any performance measures.

In 2012, Mr. Talbert served the Company as its non-executive Chairman of the Board, in which capacity he received a $265,000 annual retainer, paid quarterly, in lieu of the annual retainer the other non-employee directors receive. All retainers are paid on a quarterly basis and are only paid for quarters in which the director actually served.
In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board, committee and shareholder meetings and for other Company business-related purposes.

2012 Director Compensation
In 2012, each non-employee member of the Board received the compensation described above.
At our Board meeting held immediately after the 2012 annual general meeting of our shareholders, the Board granted 5,742 deferred units to each non-employee director in aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board meeting (calculated at $45.28 per share). The terms of the deferred units included vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant subject to continued service through each vesting date, and a requirement that each non-employee director acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each non-employee director's vested deferred units generally are not settled until the termination of the non-employee director's service with the Company.

The following summarizes the compensation of our non-employee directors for 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3)	Total ($)
J. Michael Talbert	270,000	243,461	12,856	526,317
Glyn Barker	63,379	243,461	—	306,840
Jagjeet S. Bindra	95,000	243,461	2,977	341,438
Thomas W. Cason	122,500	243,461	10,062	376,023
Vanessa C. L. Chang	60,879	243,461	—	304,340
Chad Deaton	63,379	243,461	—	306,840
Steve Lucas	126,635	243,461	2,977	373,073
Martin B. McNamara	115,000	243,461	14,117	372,578
Edward R. Muller	125,000	243,461	10,062	378,523
Robert M. Sprague	115,000	243,461	14,117	372,578
Ian C. Strachan	110,000	243,461	14,117	367,578
Tan Ek Kia	102,500	243,461	2,977	348,938
_______________________________________________________________________________

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2012, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2012 for each non-employee director was as follows: Mr. Barker, 5,742 unvested deferred units; Mr. Bindra, 1,256 vested and 8,254 unvested deferred units; Mr. Cason, options to purchase 12,734 shares, 7,640 SARs and 8,990 vested and 9,489 unvested deferred units; Ms. Chang, 5,742 unvested deferred units; Mr. Deaton, 5,742 unvested deferred units; Mr. Lucas, 1,256 vested and 8,254 unvested deferred units; Mr. McNamara, options to purchase 5,635 shares and 14,123 vested and 9,489 unvested deferred units; Mr. Muller, options to purchase 7,640 shares, 7,640 SARs and 8,990 vested and 9,489 unvested deferred units; Mr. Sprague, 14,123 vested and 9,489 unvested deferred units; Mr. Strachan, options to purchase 5,635 shares and 14,123 vested and 9,489 unvested deferred units; Mr. Talbert, 12,527 vested and 9,489 unvested deferred units; and Mr. Tan, 1,256 vested and 8,254 unvested deferred units.

(3)	Represents dividend equivalents paid during 2012 on all vested and unvested deferred units.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2012 with management, our internal auditors and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC). The Audit Committee discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm. The Audit Committee also reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.
The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Audit Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.
Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2012 in the Company's Annual Report on Form 10-K for such year filed with the SEC.
Members of the Audit Committee:
Steve Lucas, Chairman
Glyn Barker
Thomas W. Cason
Vanessa C.L. Chang
Chad C. Deaton

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 20, 2013, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Icahn Capital LP	20,154,035	(2)	[ %]
White Plains Plaza 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601

The Capital Group Companies, Inc.	19,705,570	(3)	[ %]
333 South Hope Street Los Angeles, CA 90071

BlackRock, Inc.
40 East 52nd Street New York, NY 10022	18,056,099	(4)	[ %]
_______________________________________________________________________________

(1)	The percentage indicated is based on the [ ] outstanding shares at March 20, 2013.

(2)
The number of shares is based on the Schedule 13D/A filed with the SEC on January 30, 2013 by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,030,806 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,030,806 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,030,806 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,345,073 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,537,073 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,117,192 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 9,999,338; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,123,891 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,123,891 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xii) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 16,123,229 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 20,154,035 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

(3)
The number of shares held by The Capital Group Companies, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on February 20, 2013. According to the filing, The Capital Group Companies, Inc., along with funds managed by Capital Research and Management Company and clients' portfolios managed by Capital Guardian Trust Company, Capital International Limited, Capital International Inc., Capital International Sàrl and Capital International K.K., have voting rights over 19,705,507 shares.

(4)	The number of shares is based on the Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 20, 2013.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Steven L. Newman(5)	59,738	264,394	324,132	*
Esa T. Ikaheimonen	—	—	—	*
Ihab M. Toma	20,340	42,934	63,274	*
John B. Stobart	—	—	—	*
David Tonnel	13,351	40,572	53,923	*
Glyn Barker	—	—	—	*
Jagjeet S. Bindra	—	2,512	2,512	*
Thomas W. Cason(6)	10,039	19,121	29,160	*
Vanessa C.L. Chang	200	—	200	*
Chad Deaton(7)	1,000	—	1,000	*
Steve Lucas	—	2,512	2,512	*
Martin B. McNamara	21,195	34,047	55,242	*
Edward R. Muller(8)	6,553	17,211	23,764	*
Robert M. Sprague	1,049	16,614	17,663	*
Ian C. Strachan	5,923	22,249	28,172	*
J. Michael Talbert(9)	3,431	15,018	18,449	*
Tan Ek Kia	—	2,512	2,512	*
Gregory L. Cauthen	—	6,593	6,593	*
Nick Deeming	2,574	4,365	6,939	*
Ricardo H. Rosa(10)	16,181	60,559	76,740	*

All of directors and executive officers as a group (17 persons)	161,574	551,213	712,787	*
_______________________________________________________________________________
*    Less than 1%.

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)	Includes shares held as follows: Employee Stock Purchase Plan— Mr. Rosa (474); Transocean Employee Savings Plan—Mr. Tonnel (987).

(3)
Includes shares that may be acquired within 60 days from March 20, 2013 through the exercise of options held by Messrs.  Cauthen (6,593), Deeming (4,365), Newman (264,394), Toma (42,934), Tonnel (40,572), Cason (7,640), McNamara (5,635), Muller (5,730), Strachan (5,635), and all directors and executive officers as a group (444,057). Also includes (a) rights to acquire shares under our deferred compensation plan held by Mr. McNamara (11,798) and all directors and executive officers as a group (11,798); (b) vested deferred units held by Messrs. Bindra (2,512), Cason (11,481), Lucas (2,512), McNamara (16,614), Muller (11,481), Sprague (16,614), Strachan (16,614), Talbert (15,018), and all directors and executive officers as a group (95,358), over which such individuals have sole voting power but no dispositive power. Does not include out-of-the-money SARs held by Messrs. Cason (7,640) and Muller (7,640), and all directors and executive officers as a group (15,280). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on February 27, 2013 of $52.64 per share.

(4)	As of March 20, 2013, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)	Includes 2,672 shares held in a joint account with his wife.

(6)	Includes 2,950 shares held in a joint account with his wife.

(7)	Includes 1,000 shares held in a joint account with his wife.

(8)	Includes 6,389 shares held in a family trust with Mr. Muller and his wife serving as trustees.

(9)	Includes 1,629 shares held in joint accounts with his wife.

(10)	Includes 175 shares held in a joint account with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis provides information regarding the 2012 compensation program for each individual who served as our principal executive officer or principal financial officer during 2012, the three executive officers (other than the principal executive officer and the principal financial officer) at year-end who were the most highly compensated executives of the Company and two former executive officers whose compensation during 2012 would have placed them among the three most highly compensated executives (other than the principal executive officer and principal financial officer) had they been executive officers as of December 31, 2012. For 2012, these individuals were:

•	Steven L. Newman, our President and Chief Executive Officer;

•	Esa T. Ikaheimonen, our Executive Vice President and Chief Financial Officer;

•	Ihab M. Toma, our Executive Vice President, Chief of Staff;

•	John B. Stobart, our Executive Vice President and Chief Operating Officer;

•	David Tonnel, our Senior Vice President, Finance and Controller;

•	Ricardo H. Rosa, our former Executive Vice President and Chief Financial Officer;

•	Gregory L. Cauthen, our former interim Executive Vice President and Chief Financial Officer; and

•	Nick Deeming, our former Senior Vice President, General Counsel and Assistant Corporate Secretary.
These executive officers represent our Named Executive Officers for 2012. For purposes of this Compensation Discussion and Analysis, the term "executive officer" is as defined by Rule 3b-7 of the Securities Exchange Act of 1934.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2012. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Executive Compensation Committee of our Board of Directors arrived at the specific compensation decisions for the Named Executive Officers with respect to 2012 and discusses the key factors that the Executive Compensation Committee considered in determining officer compensation.

Executive Summary
2012 Business Overview
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world. As of March 14, 2013, Transocean owns or has partial ownership interests in, and operates a fleet of, 82 mobile offshore drilling units consisting of 48 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 25 midwater floaters and nine high-specification jackups. In addition, we have six ultra-deepwater drillships and three high-specification jackups under construction.
In 2012, we continued to work towards achieving our vision of being universally recognized for innovation and excellence in unlocking the world's offshore resources, and demonstrated progress in each of our three focus areas:

•
Customers—By working closely with our customers to find innovative solutions to their challenges and provide drilling equipment to support their exploration and development programs, we secured $16.8 billion in backlog in 2012. The 2012 backlog includes an unprecedented agreement with a key long-term customer to build four state-of-the-art, high-specification, ultra-deepwater drillships with industry-leading capabilities and operate each for an initial contract period of 10 years.

•
Execution—As a result of the ongoing implementation of initiatives to address the performance of our rigs in the field and our efficiency in shipyards, we successfully demonstrated a significant improvement in revenue efficiency, particularly in the latter half of 2012, improved predictability and achieved an overall reduction in project-related out-

of-service time. Overall fleet revenue efficiency was 93.0% in 2012 compared with 90.5% in 2011 and revenue efficiency of our ultra-deepwater fleet was 93.2% in 2012 compared with 87.9% in 2011. Fleet utilization was 78% in 2012 versus 69% in 2011, a 9% improvement.

•
People—We continued to invest in the development of our people to maintain our position as an industry leader in safety and technical training to ensure that we have the skilled workforce and leadership required to serve our customers' needs now and in the future.

Additionally, in 2012 we made considerable progress in the execution of our asset strategy. Our objective is to improve our long-term competitiveness by increasing our emphasis on high specification floaters and jackups and reducing our exposure to low-specification non-core assets and related activities. In this regard, we:

•	Announced contracts comprising $7.6 billion in backlog to build four, dynamically positioned ultra-deepwater drillships with advanced operating capabilities;

•
Completed the sale of 37 standard jackups and one swamp barge to Shelf Drilling Holdings, Ltd. and we are committed to a plan to sell the remaining seven standard jackups in our fleet, to complete our exit from operations of the standard jackup and swamp barge asset groups;

•	Divested nine non-core assets, including seven standard jackups and two non-core floaters; and

•	Discontinued drilling management services in the shallow waters of the U.S. Gulf of Mexico.

Although our overall operating performance improved materially in 2012, it still remains below our expectations. Our safety performance, in particular, did not meet our goals and expectations. Our revenues from continuing operations in 2012 increased relative to 2011, reflecting gains in revenue efficiency, a reduction in out-of-service days (particularly with respect to our high specification floater fleet), higher dayrates and the full-year operations of two high-specification floaters acquired in the 2011 Aker Drilling acquisition. After excluding the losses associated with Macondo well contingencies, the improvement in operating revenues were partially offset by increased costs associated with rigs undergoing shipyard, maintenance and repair projects, along with industry-wide inflationary trends, and the full-year operational costs associated with the Aker Drilling floaters.
Executive Compensation Overview
We compensate our Named Executive Officers based upon their ability to achieve annual operational objectives that further our long-term business objectives and create sustainable shareholder value in a cost-effective manner. Accordingly, our 2012 compensation decisions and actions were based on our Named Executive Officers' performance in these areas. For 2012, the Executive Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•
approved base salary increases averaging 3.3% per individual in order to narrow the gap between our stated market target and the Named Executive Officers' actual salaries. The salary adjustments were intended to improve alignment with our compensation philosophy of paying salaries in line with the median of the market; following these adjustments, the base salaries of our Named Executive Officers were an average of 1% above the market median;

•
evaluated our performance as measured under the Performance Award and Cash Bonus Plan and approved cash performance awards for 2012 calculated at 107.9% of the target bonus opportunity for each individual who remained an executive officer at the time of the determination. The approved awards reflected our out-performance of certain financial targets and other key operational and strategic corporate objectives in 2012 while recognizing that safety performance in 2012 fell short of targeted levels; and

•
approved long-term incentive awards in the form of stock options, time-vested deferred units and performance-contingent deferred units with target values ranging from $1,200,000 to $6,900,000. These incentive awards are designed to align the long-term interests of our Named Executive Officers and shareholders, promote value creation for our shareholders, encourage retention and continuity in a highly competitive talent market, and reward individual performance during the plan year.

In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Executive Compensation Committee considered that the mix of compensation continues to provide a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives.

Significant Corporate Governance Policies and Actions
We endeavor to maintain good governance standards in our executive compensation policies and practices. Effective January 1, 2013, we adopted an Incentive Compensation Recoupment Policy. See "Incentive Compensation Recoupment Policy" below for more information. In furtherance of our pay-for-performance philosophy, the Executive Compensation Committee has modified the Cash Flow Value Added (CFVA) measure applicable to our Performance Award and Cash Bonus Plan for 2013 to provide improved alignment between expected payouts under the Performance Award and Cash Bonus Plan and returns for our shareholders. In addition, the following policies and practices were in effect in 2012:

•	The Executive Compensation Committee consists solely of independent directors whose independence is evaluated on an annual basis.

•	An independent compensation consultant is retained directly by the Executive Compensation Committee and performs no other services for the Company.

•	The Executive Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation-related risk profile.

•
Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation program with long-term shareholder interests, including:

–
Stock ownership requirements for executive officers and confirmation from each executive officer that each was in compliance with his or her required stock ownership level during 2012 and has not pledged any of our shares;

–	A policy that prohibits any of our executive officers from hedging, pledging or holding derivative instruments tied to the our shares, other than derivative instruments that may be issued by us;

–
Dividend equivalent payments on performance-contingent deferred units that are only payable to the degree that any associated shares are earned based on actual company performance—and forfeiture of dividend equivalent payments if the shares go unearned;

–	No excessive perquisites;

–
No pre-arranged individual severance agreements or special change-in-control compensation agreements with any executive officer; however, our executive officers are eligible for severance under the executive severance plan, which is described below under "Severance and Change-of-Control Arrangements";

–	No single-trigger change-in-control agreements; and

–	No multi-year employment contracts or multi-year guarantees for salary increases, non-performance based bonuses, or equity compensation with any executive officer.

•
The Company provides its shareholders with an annual advisory vote to approve the compensation of the Company's Named Executive Officers, as disclosed in this Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

Incentive Compensation Recoupment Policy
In the spirit of continuous improvement and in response to shareholder feedback regarding the absence of clawback provisions to recover incentive-based compensation from executive officers in the event we are required to restate our financial results due to material noncompliance with any financial reporting requirement, the Executive Compensation Committee approved the adoption of an Incentive Compensation Recoupment Policy effective January 1, 2013. The policy allows the Company to recover or adjust incentive compensation to the extent the Executive Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Executive Compensation Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.

Executive Compensation Program—Guiding Principles and Objectives
The goal of our executive compensation program is to attract, motivate and retain leaders from the global executive talent market within and outside of our highly competitive industry. In designing and administering our executive compensation program, we are guided by two overarching objectives:
We strive to align the interests of our executive officers with those of our shareholders by basing the compensation of our executive officers on performance.
We believe that the total compensation offered to each of our executive officers should be substantially linked to our organizational performance. By focusing our executive officers on appropriate measures of success, we seek to align their interests with the interests of our shareholders. Barring any unusual transactions, both the annual incentive compensation and the equity compensation that each of our executive officers ultimately receives each year are structured to be directly related to our short-term and long-term results.
We strive to design programs and set the compensation of our executive officers at competitive levels while also considering internal pay equity and other factors unique to the Company.
We believe that our executive compensation program must be continuously monitored to ensure that we provide the opportunity for each of our executive officers to receive competitive compensation. The Executive Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our executive officers and compares the total compensation and each component of compensation:

•	externally against the amounts paid to executive officers holding comparable positions at companies with which we compete for executive talent; and

•	internally for purposes of ensuring internal equity.
We seek to maintain an overall compensation mix and compensation levels that are sufficiently competitive to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. We regularly assess our compensation programs to ensure they are appropriate within our industry sector and among companies in other industries that are of comparable size, international scope and organizational complexity. We also seek to provide a direct link to enhancing shareholder value and achieving our vision and business strategy.

Executive Compensation Program—Compensation-Setting Process
The Executive Compensation Committee, the compensation consultant engaged by the Executive Compensation Committee, other outside advisors, and members of our management are involved in designing and administering our executive compensation program. The Executive Compensation Committee also considers the results of the annual advisory vote of shareholders to approve named executive officer compensation. For more information, see "Shareholder Say-on-Pay" below.
Role of the Executive Compensation Committee
The Executive Compensation Committee is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Executive Compensation Committee is responsible for:

•	reviewing and approving the target and actual compensation paid to and the benefit levels received by our executive officers and other officers at or above the Senior Vice President level;

•
annually establishing focus areas for our Chief Executive Officer, annually evaluating all aspects of our Chief Executive Officer's performance in light of these focus areas (with the participation of all non-executive members of our Board of Directors), and setting our Chief Executive Officer's compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

•
establishing and approving our executive compensation plans and arrangements to provide benefits to our executive officers and other officers at or above the Senior Vice President level in accordance with the goals and objectives of the Company as established by the Board;

•	administering the Company's Long-Term Incentive Plan, including determining plan eligibility and approving individual awards for all plan participants;

•
considering and approving executive employment and severance agreements or other contractual agreements that may be entered into with our executive officers (which shall not include "single-trigger" change-in-control agreements);

•
reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our annual general meeting of shareholders; and

•	assessing the risks associated with the Company's compensation arrangements.
The Executive Compensation Committee may delegate any of its powers or responsibilities to a subcommittee or subcommittees composed of one or more members of the Executive Compensation Committee provided that the decisions of such subcommittee are presented to the full Executive Compensation Committee at its next regularly scheduled meeting. Our Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees, excluding our executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 shares per calendar year. The Executive Compensation Committee has delegated to a subcommittee composed of its chairman and an additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment or the hiring of new executive officers (excluding the Chief Executive Officer) between meetings of the Executive Compensation Committee, including, but not limited to, establishing annual base salaries, annual bonus targets, long-term incentive plan targets, and equity award grants. The Executive Compensation Committee is notified of any such compensation actions taken by our Chief Executive Officer or this subcommittee at the meeting following the end of the calendar quarter in which such actions are taken. The Executive Compensation Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. For the other Named Executive Officers, the Executive Compensation Committee meets outside the presence of all senior management except our Chief Executive Officer and Vice President, Human Resources.
The Executive Compensation Committee is composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code. The Executive Compensation Committee currently consists of four directors: Edward R. Muller (Chairman), Martin B. McNamara, Robert M. Sprague and Tan Ek Kia.
The Compensation Consultant
To assist it in discharging its responsibilities, the Executive Compensation Committee engaged an executive compensation consulting firm, Pay Governance LLC, which advised the Executive Compensation Committee on executive compensation matters for 2012.
In order not to impair the independence of the Executive Compensation Committee's compensation consultant or to create the appearance of such an impairment, in February 2009 the Executive Compensation Committee adopted a policy that any compensation consultant to the Executive Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2012 other than the services described above provided to the Corporate Governance Committee with respect to director compensation. In February 2013, the Committee assessed whether the work of Pay Governance for the Committee during 2012 raised any conflict of interest, including by conducting a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities Exchange Act, and the Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Committee.
In advising the Executive Compensation Committee, the compensation consultant reports to and acts at the direction of the Executive Compensation Committee. The Executive Compensation Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company's peer group (as described below);

•	relevant market data and alternatives to consider when making compensation decisions;

•	assistance in establishing and updating annual and long-term incentive guidelines;

•	periodic reviews of the total executive compensation program; and

•	support and advice as the Executive Compensation Committee conducts its analysis of and makes its decisions regarding executive compensation.

The Executive Compensation Committee does not adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.
The compensation consultant participates in every meeting of the Executive Compensation Committee and meets privately with the Executive Compensation Committee at the Executive Compensation Committee's request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.
Other Advisors
From time to time, management engages other advisors to assist it in providing advice to the Executive Compensation Committee regarding executive compensation matters. Such advisors have included, among others, an independent outside corporate law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an independent outside actuarial firm to evaluate benefits programs.
Shareholder Say-on-Pay
In approving the 2013 compensation of our Chief Executive Officer and the other Named Executive Officers who continue to serve with us, the Executive Compensation Committee reviewed the vote results for the shareholder say-on-pay proposal held at the 2012 annual general meeting of shareholders, where approximately 86% of the shares voted were voted in support of our executive compensation programs. As in prior years, the Committee carefully considered these results when reviewing the Company's executive compensation programs and practices. Based on the above review and considerations, the Committee concluded that, as a whole, the Company's existing executive compensation programs continue to be the most appropriate for the Company and effective in rewarding executives commensurate with business results.
The Company's compensation programs are designed to reward executives for achieving superior financial, safety and operational performance, each of which are important to the long-term success of the Company. In addition to the contingent deferred units, which vest only upon favorable total shareholder return of the Company relative to its performance peers, the value of the stock options and time-based deferred units ultimately realized by our executive officers, including our Chief Executive Officer, are also subject to the Company's share price performance. Our analysis and the analysis performed by our independent compensation consultant each indicate that there is strong alignment between actual realized compensation and total shareholder return. Accordingly, in light of its own analysis and that the Committee believes that the results of the shareholder vote affirms shareholder support for our executive compensation programs, no material changes were made to such programs as a result of such say-on-pay voting results.
The Executive Compensation Committee welcomes shareholder input on executive compensation matters and seeks to solicit and respond to feedback from our shareholders and shareholder advisory groups.
Role of Management
Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer's conclusions and recommendations, including his conclusions and recommendations with respect to base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan, are presented to the Executive Compensation Committee. The Executive Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the Senior Vice President level. The Executive Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.
Officers and other employees in our human resources department assist our Chief Executive Officer with his recommendations and develop and present other recommendations regarding compensation to the Executive Compensation Committee as needed. Our Executive Vice President, Chief of Staff, our Vice President, Human Resources, our Director, Global Total Rewards and a member of our legal department regularly attend Executive Compensation Committee meetings. Our Chief Executive Officer and other officers participate on an as-needed basis. Our officers and other employees participate in Executive Compensation Committee discussions in an informational and advisory capacity and have no authority in the Executive Compensation Committee's decision-making process.
Peer Group
We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of their total direct compensation is compared against published compensation data.

Following the elimination of one previously identified offshore drilling company peer due to industry consolidation, and upon the advice of the compensation consultant, in 2012 we expanded the market references used to benchmark the market competitiveness of our compensation practices to include additional companies from the broader international energy industry. Specifically, in 2012, we re-evaluated which companies we consider our peers in order to evaluate our compensation practices against companies with which we are more closely aligned based on size, market capitalization, geographic reach and industry segment, resulting in a vastly different composition of our peer group from the prior year. This new group (the “Peer Group”) is comprised of the following companies:

Anadarko Petroleum Corporation	Hess Corporation
Apache Corporation	Murphy Oil Corporation
Baker Hughes Incorporated	Nabors Industries Ltd.
Cameron International Corporation	National Oilwell Varco, Inc.
Canadian Natural Resources Limited	Noble Corporation
Chesapeake Energy Corporation	Occidental Petroleum Corporation
Devon Energy Corporation	Schlumberger Limited
Diamond Offshore Drilling Inc.	Seacor Holdings Inc.
Encana Corporation	SeaDrill Limited
Ensco plc	Southwestern Energy Co.
EOG Resources, Inc.	Talisman Energy Inc.
FMC Technologies, Inc.	Weatherford International Ltd.
Halliburton Company
In addition, we consider the compensation practices of non-energy general industry peers of comparable size and international scope in setting executive compensation levels and general industry data is used as a secondary market reference. Non-energy general industry companies are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.
Competitive Positioning
Generally, we set the target compensation for our Named Executive Officers in the aggregate at the market median. For 2012, we determined the market median based on data from the Peer Group and market surveys analyzed by our compensation consultant.

Our approach to setting executive compensation, which is annually reviewed and updated by the Executive Compensation Committee, is as follows:

Element	Targeted Position	Comments
Base Salary	Market median.	Individual circumstances and internal equity can allow for certain positions to be above or below the median.
Annual Bonus	Market median; opportunity to earn total cash compensation competitive with market, with upside/downside based on performance against safety, financial and operating metrics.	Actual payout based on performance. Metrics include safety, financial and operational results that drive long-term value. Award potential ranges from 0% to 200% of target.

Total Cash Compensation	Market median.
Target performance is generally intended to result in median total cash compensation. Superior performance will result in 75th percentile or higher total cash compensation. Below target performance will result in below median total cash compensation.

Long-Term Incentives (options, performance-contingent deferred units and time-vested deferred units)	Market median.
Current practice is to award stock options, deferred units requiring continuous employment and fully contingent deferred units that vest based on total shareholder return compared to a group of companies we consider our performance peers. See "Long-Term Incentive Plan" for a description of this group. With respect to performance-contingent deferred units, at median performance relative to the performance peers, we provide vesting of the contingent deferred units at target. At upper quartile performance, the maximum contingent deferred unit awards equal to 175% of target vest, and at below bottom quartile performance, no awards vest.

Total Direct Compensation	Market median.	Ability to earn above or below market median based on performance.
Competitive market data for the Peer Group are compiled both from published compensation surveys and from information disclosed publicly by each company for the prior year. Data for comparable non-energy general industry peers are obtained from published surveys. Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Peer Group data is weighted more heavily for operations roles, and general industry data is weighted more heavily for executives overseeing administrative functions. However, in accordance with our pay-for-performance philosophy, the Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.
Each element of compensation and the total direct compensation for each of the Named Executive Officers is compared to the estimated market median for his or her position.
When the Executive Compensation Committee made its annual compensation decisions in February 2012, target total direct compensation for the Named Executive Officer positions ranged from 11% below to 14% above the competitive market median, with an average position of 3% below the median. This range is due to a number of factors, including the competency demonstrated as a result of the Named Executive Officer's tenure in his or her position and internal equity. We consider total compensation within a range of +/- 15% of our market target to be competitive.
Compensation Structure
When approving compensation actions proposed by management, the Executive Compensation Committee can exercise its discretion as to the level and mix of compensation paid to each officer. In exercising its discretion, the Executive Compensation Committee reviews information, including Peer Group and other compensation survey information developed and provided by the compensation consultant, to determine the appropriate compensation levels and mix. Although we have no specific policy proscribing a targeted allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive's responsibility increases, his or her compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining at or near the competitive market median for total direct compensation and with a mix that is similar to that of our peers. Any benefits or perquisites that an executive officer may receive are considered for purposes of this analysis. We supplement performance-based and at-risk compensation with market-competitive base salary and benefits to minimize the turnover of executive talent and to ensure that our executives' attention remains focused on the Company's and our shareholders' interests. In 2012, such benefits included, but were not limited to, an executive severance benefit policy and international mobility benefits, as discussed in more detail below.
We believe that a lack of internal pay equity among our executive officers would be detrimental to morale and productivity and, as a result, to advancing the Company's and our shareholders' interests. To that end, we have designed our compensation programs so that all executives participate in the same compensation programs in which our Chief Executive Officer participates and so that base salary and incentive opportunities are commensurate with the executives' relative levels of responsibility within the Company.
We also consider total compensation when we design our compensation programs and determine compensation levels. We developed a thorough analysis of the total value of each Named Executive Officer's entire compensation and benefits package. That analysis resulted in a total compensation "tally sheet" containing data on all elements of compensation and benefits, including retirement plan benefits, severance benefits, international mobility benefits and vested and unvested equity awards. The Executive Compensation Committee annually reviews total compensation and considers it, along with the other factors noted above, when making compensation decisions. Based on its review of total target and actual realized compensation, the Executive Compensation Committee has concluded that the total compensation paid to the Company's Named Executive Officers is reasonable for the related performance period. However, we monitor our compensation practices and philosophy continually and future changes may be made to reflect changing circumstances, practices, competitive environments and other factors.

Executive Compensation Program—Direct Compensation Elements
Base Salaries
We provide our Named Executive Officers with base salaries that provide them a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are reviewed upon each officer's initial hire, a promotion or other change in job responsibility, and they are also reviewed annually, both individually and relative to other executive officers. Base salary adjustments are made to reflect our desired position in the competitive market.
In February 2012, the Executive Compensation Committee reviewed the base salaries of the Named Executive Officers. In connection with its review, the Executive Compensation Committee considered recommendations from our Chief Executive Officer regarding the Named Executive Officers other than himself, competitive compensation information based on Peer Group and other survey data, the job responsibilities, performance, and expected future contributions of each Named Executive Officer, and our compensation philosophy and objectives. Considering input from the compensation consultant, the Executive Compensation Committee approved the following increased base salaries (or U.S. dollar base salary reference) for the individuals listed below effective March 1, 2012:

Executive	2012 Base Salary	Increase over 2011 Base Salary
Mr. Newman	$1,150,000	5%
Mr. Deeming (1)	$675,000	3%
Mr. Toma (1)	$615,000	3%
Mr. Tonnel (2)	$400,000	15%
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(1) Base salary reference was converted to CHF using the average 2012 exchange rate of 0.885 USD to CHF.
(2) Base salary reference was converted to EUR using the average 2012 exchange rate of 0.718 USD to EUR.
The Executive Compensation Committee did not review the base salary of Mr. Rosa, as he was no longer employed by the Company at the time of the Executive Compensation Committee's compensation review. In addition, the Executive Compensation Committee did not review the base salary of Mr. Cauthen, as his $640,000 pro-rated annual base salary was previously approved under the terms of his temporary employment agreement.

The Executive Compensation Committee approved a base salary of $615,000 for Mr. Stobart upon his hiring as Executive Vice President and Chief Operating Officer in October 2012.
The Executive Compensation Committee approved a base salary of $700,000 for Mr. Ikaheimonen upon his hiring as Executive Vice President and Chief Financial Officer in November 2012.
Performance-Based Incentive Compensation
Our performance-based incentive compensation is delivered through two programs: our Performance Award and Cash Bonus Plan and our Long-Term Incentive Plan.
Performance Award and Cash Bonus Plan
Our Performance Award and Cash Bonus Plan (the "Bonus Plan") is a goal-driven plan that provides participants, including the Named Executive Officers, with the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Executive Compensation Committee at the beginning of the year. For 2012, these individual target award opportunities ranged from 10% of base salary for the lowest level eligible participant to 125% of base salary for our Chief Executive Officer. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median when warranted by above-target performance, up to a designated maximum, or the possibility of earning total annual cash compensation below the median in cases of below-target performance.
For performance during the past five years (2008-2012), the Bonus Plan has paid out amounts to executives below the target level four times and in excess of the target level one time. Specifically, the Named Executive Officers' average payout percentage over the past five years was 60.8% of the target award opportunity. Payouts are currently limited to 200% of the target award opportunity, and the maximum payout level was not achieved during this five-year period.
Under the Bonus Plan for 2012, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. In February 2012, the Executive Compensation Committee established a 2012 target bonus opportunity for each of the following Named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Newman	125%
Mr. Toma	80%
Mr. Deeming	80%
Mr. Tonnel	60%
The Executive Compensation Committee did not review the bonus opportunity of Mr. Rosa as he was no longer employed by the Company at the time of the Executive Compensation Committee's compensation review. In addition, the Executive Compensation Committee did not review the bonus opportunity for Mr. Cauthen, as his 80% of base salary target bonus opportunity was approved under the terms of his temporary employment agreement.
The Executive Compensation Committee approved a target bonus opportunity of 100% of base salary for Mr. Stobart upon his hiring as Executive Vice President and Chief Operating Officer in October 2012.
The Executive Compensation Committee approved a target bonus opportunity of 80% of base salary for Mr. Ikaheimonen upon his hiring as Executive Vice President and Chief Financial Officer in November 2012.
Performance Measures
When determining the actual compensation under the Bonus Plan for 2012, the Executive Compensation Committee considered the results of the three key performance areas identified below, which were specified at the beginning of the year:

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Safety Performance, which was 25% of the total target bonus amount, with potential payouts ranging from 0% to 50% of the total target bonus amount based on actual performance. Safety performance is measured by:

–  Total Recordable Incident Rate ("TRIR"), which made up half of the Safety Performance metric; and
–  Total Potential Severity Rate ("TPSR"), which made up half of the Safety Performance metric.

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Financial Performance, which was 50% of the total target bonus amount, with potential payouts ranging from 0% to 100% of the total target bonus amount based on actual performance. Financial Performance was measured by Cash Flow Value Added ("CFVA") relative to our annual budget; and

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Strategic Corporate Objectives in the areas of Execution, Customer Focus and People Focus which was 25% of the total target bonus amount, with potential payouts ranging from 0% to 50% of the total target bonus amount based on actual performance.

Our business involves numerous operating hazards, and we are strongly committed to protecting our employees, our property and the environment. Our ultimate goal is expressed in our safety vision of "an incident-free workplace—all the time, everywhere." The safety performance targets for 2012 were approved by the Executive Compensation Committee and are set at levels each year that motivate our employees to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Executive Compensation Committee by the Board's Health Safety and Environment Committee.
The Executive Compensation Committee measures our safety performance through a combination of our TRIR and TPSR, and each component makes up half of the overall safety performance metric.
Total Recordable Incident Rate
TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the "IADC"), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work related injuries or illnesses that result in any of the following: (1) death, (2) a physician or licensed health care professional recommending days away from work due to the injury or illness, (3) an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work), or (4) any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.
The Executive Compensation Committee approved a TRIR target for 2012 of 0.58, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome In Relation to Target	Bonus Payout Result For TRIR
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	75%
20% Shortfall	50%

Any TRIR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2012 was 0.71, representing a shortfall of just over 20% as compared to the target. This outcome resulted in no 2012 bonus payout for the TRIR metric. For illustrative purposes, the following chart shows how different TRIR outcomes and our actual performance relate to the formulaic payout amounts for the TRIR metric:
Total Potential Severity Rate
TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to the incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager or managers responsible for the drilling unit or onshore facility where the incident took place complete an incident report that assigns a preliminary severity value to the incident. The Company also has an independent oversight and review process to evaluate and confirm the potential severity assigned to each incident. The severity value is derived by inputting data into our comprehensive severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.
In calculating TPSR for the 42,341,787 total fleetwide hours worked in 2012, there was an aggregate severity value of 6,057 assigned to incidents occurring in 2012, resulting in a fleetwide TPSR of 28.6. On a rig-by-rig basis, TPSR outcomes in 2012 ranged from a low of zero to a high of 155.71.
The Executive Compensation Committee approved a TPSR target for 2012 at 27.4, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TPSR Outcome In Relation to Target	Bonus Payout Result For TPSR
20% Improvement ExceedingTarget	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	75%
20% Shortfall	50%

Any TPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2012 of 28.6 represented a 5% shortfall as compared to the target. This resulted in a bonus payout for the TPSR metric of 88% of target for this component. For illustrative purposes, the following chart shows how different TPSR outcomes and our actual performance relate to the formulaic payout amounts for the TPSR metric:
The TRIR and TPSR outcomes together resulted in a formulaic payout percentage for this measure of 11.1% of the total target bonus opportunity for each of the Named Executive Officers in 2012.
Cash Flow Value Added (“CFVA”)
Fifty percent of the target award opportunity for each Named Executive Officer under the 2012 Bonus Plan was based upon our achievement of CFVA on a sliding scale that measures our CFVA performance for 2012 relative to our annual budget.
The CFVA performance measure is designed to measure the generation of cash returns in excess of the Company's cost of capital.  CFVA is equal to Earnings Before Interest, Depreciation and Amortization (EBIDA) less a charge for Average Capital that is based on the weighted average cost of capital multiplied by Average Capital.

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EBIDA is calculated as net income (loss) before extraordinary items, plus depreciation expense, plus (minus) net interest (income) expense, plus (minus) loss (gain), net of tax, on all unusual items, plus expenditures related to approved long-term investments.

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Average Capital is equal to total equity, plus total long-term debt (book value), minus cash and cash equivalents, minus goodwill, plus capitalized lease obligations under GAAP (short and long term), plus accumulated depreciation on fixed assets, plus incremental capital expenditures during the year, minus capital expenditures related to newbuilds and other approved long-term investments.

•	For the purpose of calculating CFVA in 2012, the weighted average cost of capital was set at 10 percent at the start of the year.

The Executive Compensation Committee believes that CFVA is closely correlated with total shareholder return, helps give the Named Executive Officers a clear picture of their contribution to the profitability and share price of the Company and reflects the degree to which our financial results meet or exceed the expectations of our shareholders and our Board of Directors.

The Executive Compensation Committee set a CFVA target of $26 million for 2012, which was aligned with budgeted results and would have resulted in participants receiving a full payout of the target bonus amount for achieving this performance measure. In the event the CFVA was less than negative $400 million, there would be no payout for this performance measure. If the CFVA was equal to or exceeded $600 million, the payout would be the maximum of 200% of the target bonus amount for this performance measure. If the CFVA fell between these amounts, the payout percentage would be interpolated on a straight line basis that includes no significant acceleration or flattening between data points.

We achieved a CFVA of $205 million in 2012, which resulted in a payout of 131% of the target bonus amount for this performance component, in accordance with the above-described methodology, and a formulaic payout percentage for this measure of 65.6% of the total target bonus opportunity for each of the Named Executive Officers in 2012.
Strategic Corporate Objectives
Recognizing the importance of making progress toward achieving our vision of delivering outstanding value to our customers, our employees and our shareholders, the annual cash bonus plan also includes specific goals related to our Execution, Customer and People Focus strategic imperatives. In 2012, the Executive Compensation Committee approved the following Execution, Customer and People Focus goals:

Corporate Goals	Performance vs. Target
	Below	Achieved	Exceeded
Execution Focus: Prevent major accidents by raising awareness and assuring compliance with established safety and operational procedures		✓
Execution Focus: Deliver planned shipyard projects within targeted schedules and budgets			✓
Execution Focus: Achieve specified revenue efficiency target	✓
Customer Focus: Add a specified target amount of new backlog			✓
Customer Focus: Secure drilling contracts for newbuild drillships			✓
Customer Focus: Develop and implement strategic roadmaps for key customers			✓
People Focus: Implement internal communication strategy		✓
People Focus: Achieve new hire and training completion targets for key job functions		✓
People Focus: Achieve employee retention targets		✓
Without applying a specific formula, the Executive Compensation Committee assessed the Company's overall performance against these Strategic Corporate Objectives to be 125% of target, which resulted in a payout of 31.3% of the target bonus amount for this performance measure, for each of the Named Executive Officers in 2012. This determination recognized that, although one of the Execution Focus goals fell below target, the Company met or exceeded all other objectives and significantly exceeded expectations in achieving the Customer Focus objectives.

Actual Bonus Plan Compensation for 2012
Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Executive Compensation Committee, the formulaic bonus outcome for each of our Named Executive Officers was 107.9% of his targeted bonus compensation opportunity under the Bonus Plan for 2012. The components of this total bonus payout under the Bonus Plan for 2012 are as follows:

Performance Measure	Threshold Payout For This Measure	Target Payout For This Measure	Maximum Payout For This Measure	Actual Payout For the 2012 Bonus Plan
Safety Performance	0%	25%	50%	11.1%
Financial Performance	0%	50%	100%	65.6%
Strategic Corporate Objectives	0%	25%	50%	31.3%
Total:	0%	100%	200%	107.9%
The Executive Compensation Committee approved the formulaic bonus outcome for each of the Named Executive Officers who then remained employed with the Company.
Changes for 2013
The Executive Compensation Committee has determined the performance measures comprising the Bonus Plan for 2013. The Executive Compensation Committee retained the Cash Flow Value Added (CFVA) measure and added a third Safety measure, "Process Safety," to increase the Company's focus on overall operational integrity across the fleet. The Executive Compensation Committee also retained certain corporate performance measures specific to achieving key Execution Focus targets in the areas of revenue efficiency and effective management of shipyard capital projects. As in 2012, actual performance will be assessed by the Executive Compensation Committee relative to defined targets. The weighting of each component of the target bonus award for 2013 will be as follows: safety performance (30%), cash flow value added performance (50%) and strategic corporate objectives specific to achieving our strategic imperatives (20%).
While CFVA has been retained as the metric used to measure financial performance, changes have been made to the Bonus Plan for 2013 designed to further improve the linkage between pay and performance over time.  The general methodology for calculating CFVA for the Bonus Plan for 2013 is consistent with the historical methodology, except that the weighted average cost of capital is set at 9 percent, instead of 10 percent.
The method for setting the CFVA target has been modified to improve the relationship between expected payouts and returns for shareholders.  Performance will be calculated on a sliding scale that measures our CFVA improvement in 2013 relative to our CFVA performance in 2012, adjusted to ensure consistency in the year-over-year calculation, rather than against an annual CFVA budget.  The modified approach more strongly focuses management on improving the CFVA generated from our existing assets, disposing of assets with poor CFVA improvement prospects and making investments that build our company and enable us to deliver long-term improvements in performance.  Under the new model, if management improves performance enough to earn the weighted average cost of capital on the increase in Average Capital, then our CFVA will be the same as in the prior year, which will provide a target bonus for this performance measure.  If our CFVA improves by an amount equal to or greater than 4 percent of the Average Capital at the end of the prior year, then a bonus equal to 200% of the target bonus will be earned for this performance measure.  Similarly, if our CFVA declines by an amount equal to or greater than 4 percent of the Average Capital at the end of the prior year, then a bonus equal to 0% of the target bonus will be earned for this performance measure.  The bonus multiple will be determined on a straight line basis between these end points.
The Executive Compensation Committee will review the effectiveness of the new methodology in driving improvements in CFVA on an annual basis but intends to continue using this approach to provide clarity to management on the payout related to long-term investments that take time to generate returns. The Executive Compensation Committee believes the new target setting process will more appropriately reward management actions that benefit the long-term interests of the Company and its shareholders.
Recoupment/Clawback Policy. Effective January 1, 2013, the Executive Compensation Committee also approved an Incentive Compensation Recoupment Policy that allows the forfeiture, recovery or adjustment of incentive compensation paid to executive officers in the event the Executive Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received in the event of a restatement of our financial statements or if the Executive

Compensation Committee determines that an executive has engaged in, or has knowledge of and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.
Long-Term Incentive Plan
Under the Long-Term Incentive Plan of Transocean Ltd. (the “LTIP”), the Executive Compensation Committee can design cash and share‑based incentive compensation programs to motivate superior performance and the achievement of long-term corporate goals by employees and others who serve in key roles. Our goal is to promote the growth of shareholder value and retain key talent by providing such individuals with opportunities to participate in the long-term growth and profitability of the Company.
The Executive Compensation Committee may grant participants restricted shares, deferred units, stock options, share appreciation rights, cash awards, performance awards, or any combination of the foregoing. In granting these awards, the Executive Compensation Committee may establish any conditions or restrictions it deems appropriate.
The LTIP awards for all eligible employees are approved annually at the Executive Compensation Committee's February meeting at which the Executive Compensation Committee also reviews and determines each Named Executive Officer's other compensation opportunities. The Executive Compensation Committee approves annual grants at the same meeting in order to consider all elements of compensation at the same time and to closely align grant dates with the beginning of performance cycles. Our executive officers have no role in setting the grant date for any awards to our Named Executive Officers under the LTIP. The only exceptions to this timing policy are one-time sign-on awards or awards for a significant promotion, which are made at the time of such events, and, in certain instances where deemed appropriate, special retention awards approved by the Executive Compensation Committee on the date of other meetings of the Executive Compensation Committee during the year. In determining the target value for LTIP awards made to the Named Executive Officers, the Executive Compensation Committee considers competitive compensation information based on information provided by its compensation consultant, internal equity and, at times, individual performance of the executive officer. LTIP awards for the Named Executive Officers consist of approximately equal parts stock options, time-vested deferred units and performance-contingent deferred units, as detailed more fully below.
The targeted values of all long-term incentive awards (including in the form of stock options and time-vested and performance-vested deferred units) granted to Named Executive Officers in 2012 were as follows:

Mr. Newman	$6,900,000
Mr. Toma	$2,000,000
Mr. Deeming	$2,000,000
Mr. Tonnel	$1,200,000
Special long-term incentive sign-on awards in the form of time-vested deferred units were granted to Messrs. Stobart and Ikaheimonen upon their hiring. The grant to Mr. Stobart in October 2012 was valued at $1,000,000, and the grant to Mr. Ikaheimonen in November 2012 was valued at $750,000.
2012 Stock Option Awards
Nonqualified stock options were granted to all Named Executive Officers who remained officers of the Company as of the date of grant as part of the 2012 annual long-term incentive grants made in February 2012. Options were granted with an exercise price equal to the closing market price of the Company's shares on February 17, 2012, or $50.79, with a three-year vesting schedule (ratably one-third each year) and a ten-year term. When determining the number of stock options to grant to Named Executive Officers in the 2012 annual grant, the Executive Compensation Committee established the target value for the employee's total long-term incentive awards, and allocated approximately one-third (34%) of the total target value to stock options, and then divided the total target value for stock options by the estimated Black-Scholes-Merton value per option to determine the actual number of options to be granted.
2012 Time-vested Deferred Units
Time-vested deferred units (“DUs”) were granted to all Named Executive Officers who remained officers of the Company as of the date of grant as part of the 2012 annual long-term incentive grants in February 2012 and to Messrs. Stobart and Ikaheimonen as one-time sign-on awards. Each DU represents one share and vests over a three-year schedule (ratably one-third each year). When determining the number of DUs to grant to executives in the 2012 annual grant, the Executive Compensation Committee established the target value for the employee's total long-term incentive awards, allocated approximately one-third (33%) of the total target value to DUs, and then divided the total target value for DUs by the 30-day average closing price for the period ending January 31, 2012 to determine the number of DUs to be granted.
2012 Contingent Deferred Units
Contingent deferred units (“CDUs”) were granted to all Named Executive Officers who remained officers of the Company as of the date of the grant as part of the Company's 2012 annual long-term incentive grants in February 2012. Each CDU represents one share. Each CDU granted in 2012 has a three-year performance cycle of January 1, 2012 through December 31, 2014. The number of CDUs ultimately earned by a Named Executive Officer will be based on the total shareholder return of the Company relative to its performance peers, as determined by the Executive Compensation Committee and initially consisting of: Baker Hughes Incorporated, Diamond Offshore Drilling Inc., Ensco plc, Halliburton Company, Nabors Industries Ltd., National Oilwell Varco Inc., Noble Corporation, Rowan Companies Inc., Schlumberger Limited, Seadrill Limited and Weatherford International Ltd. (collectively, the “Performance Peer Group”).
The Performance Peer Group was initially determined by the Executive Compensation Committee based on information provided by a prior compensation consultant and included companies considered to be direct business competitors and competitors for investment capital. The terms of the awards provide for adjustments to the peer group in the event any of the companies in the Performance Peer Group is no longer publicly traded during the performance period due to delisting, acquisition or otherwise.
Total shareholder return performance through the cycle is based on the comparison of the average closing share price for the 30 consecutive business days prior to the start of the performance cycle and the average closing share price for the last 30 consecutive business days in the performance cycle for the Company and each of the companies in the Performance Peer Group. The companies are then ranked according to percentage of improvement/deterioration in share price, adjusted for dividends. The number of CDUs the Named Executive Officer may earn is determined based on the Company's percentile rank among the companies in the Performance Peer Group.
Threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no award being earned. Target performance is equal to or above the median of the Performance Peer Group, at which 100% of the target award is earned. At maximum performance, which is considered to be at or above the 75th percentile of the Performance Peer Group, 175% of the target award is earned. Upon vesting, each CDU, together with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares, will be distributed to the Named Executive Officer. The target value of the 2012 CDU grants to each of the Named Executive Officers was approximately one-third (33%) of such officer's total 2012 long-term incentive award target value.
In February 2013, the Executive Compensation Committee determined the final value of the 2010 CDU grants, which were based on total shareholder return relative to the Performance Peer Group for the three-year performance period from January 1, 2010 through December 31, 2012. For this period, the total shareholder return fell below the 25th percentile of the Performance Peer Group, which resulted in a determination that no deferred units would be earned for the 2010 CDU grants. As a consequence, the CDUs granted to executives for the most recently completed performance period, including all pro-rated awards held by former Named Executive Officers, resulted in no value for the second year in a row.
These results are consistent with the intended purpose of the long-term incentive plan, which is to align the interests of our executives with those of our shareholders. As such, the inclusion of stock options and performance-contingent deferred units in the annual grants is expected to result in below-target total compensation when future shareholder returns fall below expectations and to exceed targeted total compensation when future shareholder returns exceed expectations.
Pay and Performance Alignment
Consistent with our philosophy of aligning the interests of our executive officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our executive officers in recent years have fallen significantly below targeted and competitive market levels. The value not received, or “unrealized value,” has been driven primarily by a lack of appreciation in the Company's share price and below-target total shareholder return relative to our peers, as well as below target average payouts under our Performance Award and Cash Bonus Plan.

The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer, Mr. Newman. The results reflect the impact of the Executive Compensation Committee's determinations in 2013 and 2012 that, based on the relative TSR performance of the Company against the Performance Peer Group over the 2009-2011 and 2010-2012 periods, the performance outcome for the outstanding CDU awards was zero percent of target. As a result, no CDU awards granted to our CEO or other executive officers in 2009 or 2010 vested.
The final actual LTIP values for 2011 and 2012 have not been determined, since the performance periods for the CDU awards in those years will end in 2013 and 2014, respectively. If our performance relative to peers improves between now and the end of the performance period, the realized LTIP values shown for 2011 and 2012 in the chart above would increase, possibly significantly. In addition, any change in our share price compared to our share price on December 31, 2012 would impact the stock option and DU values under the LTIP.

Compensation Related to Former Executive Officers
Treatment of the Equity Awards of Messrs. Rosa and Deeming Upon Termination
In connection with the terminations of Messrs. Rosa and Deeming from the Company, the Executive Compensation Committee provided for the vesting of their unvested DUs at the date of termination. In connection with Mr. Rosa's termination, the Executive Compensation Committee also provided for Mr. Rosa's stock options to continue to vest pursuant to their original vesting schedule. In accordance with the terms of the CDUs previously awarded to Messrs. Rosa and Deeming , the values of such CDUs were prorated to reflect the portion of the performance period during which they were employed. The ultimate value of the prorated CDUs will be based on the Executive Compensation Committee's determination of the Company's relative total shareholder return performance at the conclusion of the applicable performance cycles. In February 2013, the Executive Compensation Committee determined that the payout for the CDUs awarded in 2010 was zero. The details of the post-employment compensation of Messrs. Rosa and Deeming are more fully described in the section “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Executive Compensation Program—Health, Welfare and Other Benefits
Health Benefits
We provide our Named Executive Officers with health, welfare and other benefits that we believe are reasonable and consistent with our overall rewards strategy. The Named Executive Officers participate in a variety of health and welfare and paid time-off benefits, as well as in the savings and retirement plans described below, all of which are designed to enable us to attract and retain our workforce in a competitive marketplace. The Named Executive Officers' medical and dental benefits for themselves and their dependents are provided through our self-funded health care plans for executives on the same basis as other employees.
We also provide each of our executive officers on the U.S. payroll, including the Named Executive Officers (other than Messrs. Toma and Ikaheimonen, who are not U.S. citizens or tax residents), a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1 million. Each of our executive officers may purchase at his or her own expense an additional amount of life insurance equal to one to three times his or her covered annual earnings, capped at a maximum of $500,000. The combined total of life insurance that we offer our executive officers is limited to $1,500,000. A similar level of coverage is provided to executive officers on the Swiss Franc payroll, including Messrs. Toma and Ikaheimonen.
We also provide for the continuation of base pay at the onset of illness or injury to eligible employees who are unable to perform their assigned duties due to a non-occupational personal illness or injury. Pay continuation is based on a monthly base salary, exclusive of annual incentive plan compensation or other extraordinary pay.
International Mobility Benefits
To assist with his transition, each Named Executive Officer who relocates to our principal executive offices in Switzerland is provided certain mobility benefits for a limited period. This period is limited to five years from the date of assignment for Messrs. Newman and Toma and three years from the date of assignment for our new officers, Messrs. Ikaheimonen and Stobart. These allowances include:

•	a housing allowance of 11,000 to 14,000 Swiss francs per month;

•	a car allowance of 1,000 Swiss francs per month;

•	a cost of living allowance of 15% of base salary, capped at a maximum of 7,560 Swiss francs per month;

•	payment of school fees for eligible dependents under age 19; and

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a home leave allowance equivalent to a full-fare economy round-trip ticket for the executive officer, spouse and qualifying dependents back to their point of origin which, on average, equates to approximately $27,000 per year per executive officer.

For the period that the executive is entitled to receive the allowances listed above, the executive is not responsible for the tax liability attributable to these mobility benefits. The Company is responsible for the taxes due on these allowances, including Swiss income and social taxes, for non-U.S. national executives, and also for Swiss income and U.S. social security taxes for the U.S. national executives. The Company also bears responsibility for any Swiss wealth tax that may be assessed to the executive. The Company's payment of the taxes is reported as income to the executive as a tax reimbursement. In general, payment of Swiss taxes is made at least one year following the year the Swiss tax return is filed. U.S. social security taxes are paid on a current-year basis.
During a three-to-five year transition period, we provide tax equalization to the executive officers based in Switzerland who are U.S. nationals pursuant to the Company's tax equalization policy. The Company's tax equalization policy is intended to ensure that the executive is responsible for an equivalent U.S. tax liability on income from the Company that would have been incurred had the executive remained in the U.S. during the tax year. This equivalent amount of U.S. tax is generally referred to as the executive's theoretical U.S. tax liability. Under the tax equalization policy, the executive is responsible for funding the theoretical U.S. tax liability and the Company is responsible for any actual U.S. and/or Swiss tax liabilities on income from the Company in excess of that amount. The executive's funding of this theoretical tax liability is effected through regular payroll deductions, which we generally refer to as “Hypothetical Tax Deductions.”

Hypothetical Tax Deductions are based on an estimate of the executive's anticipated U.S. theoretical tax liability. When an executive's actual U.S. tax return is prepared, the corresponding tax equalization calculation reconciles the amount of

Hypothetical Tax Deductions withheld during the year to the executive's final theoretical U.S. liability. Any Hypothetical Tax Deductions in excess of the actual tax liability are refunded to the executive and reported as a tax settlement reimbursement in compensation. If the Hypothetical Tax Deductions are not sufficient to satisfy the tax liability, any difference is paid by the executive to the Company.
In anticipation of the expiration of the mobility benefits provided to our expatriate executive officers following their relocation to Switzerland, the Executive Compensation Committee is assessing what actions may be appropriate.
Perquisites and Other Personal Benefits
Each of our Named Executive Officers may receive each year financial planning and tax assistance valued between $3,000 and $5,000. Each of our Named Executive Officers is also eligible to receive a club membership benefit. The amount of these perquisites that each of our Named Executive Officers actually received in 2012 was taxable to the executive officer in 2012. Named Executive Officers are also eligible for an annual physical exam paid by the Company.
The Executive Compensation Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our executive officers to ensure that such perquisites are reasonable and competitive with industry practice.

Executive Compensation Program—Post-Employment Compensation
Retirement Plans
Our officers, including the Named Executive Officers, participate in one or more of the following retirement plans, as applicable to their employment status.
U.S. Retirement Plan
The Transocean U.S. Retirement Plan is a tax-qualified defined benefit pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to our U.S. employees (U.S. citizens and tax residents) in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment or upon reaching age 65. Benefits available to our Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive an unreduced benefit upon retirement at age 62 or older, or a reduced benefit upon early retirement after age 55. The plan was amended effective January 1, 2009 to eliminate a 30-year lifetime cap on credited service.
U.S. Retirement Savings Plan
Our U.S. Savings Plan is a tax-qualified defined contribution retirement savings plan in which all of our U.S. employees (citizens and tax residents), including the Named Executive Officers who remain employees of the Company (other than Messrs. Toma and Ikaheimonen, who are not U.S. citizens or tax residents), are eligible to contribute up to 50% of their annual base salary up to the prescribed Internal Revenue Code annual limit ($17,000 in 2012) on a pre-tax basis or after-tax basis (if participating in the Roth 401(k)). Subject to the limitations set forth in Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code, the Company matches in cash on a pre-tax basis 100% of the first 6% of eligible base pay that is contributed to the plan by a participating employee. Participants age 50 and older, including the Named Executive Officers who are older than 50, may also make additional “catch-up” contributions on a pre-tax and/or Roth after-tax basis each year, up to the prescribed Internal Revenue Code annual limit ($5,500 in 2012). Catch-up contributions are not matched by the Company.
Withdrawals from the U.S. Savings Plan made by an employee who is less than 59 1/2 years of age may be subject to a 10% penalty tax.
International Retirement Plan
The International Retirement Plan is a nonqualified, defined contribution plan for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. The plan is funded through cash contributions by the Company equal to a percentage of compensation, in addition to voluntary contributions by employees, which are limited to 15% of the employee's base salary. Messrs. Rosa and Tonnel were the Named Executive Officers in 2012 who held accrued benefits in this plan; however, none of the Named Executive Officers in 2012 actively participated in this plan. For more information about the plan, including current Company contribution levels, please refer to “Executive Compensation—Pension Benefits for 2012—Transocean International Retirement Plan.”
Transocean Management Ltd. Pension Plan
We maintain the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for our non-U.S. citizen employees who relocate to Switzerland. In 2012, Messrs. Rosa, Toma, Deeming and Ikaheimonen participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation, along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions, which do not generate any additional match by the Company, are permitted. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%

Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.
Pension Equalization Plan
Effective January 1, 2009, the legacy GlobalSantaFe Pension Equalization Plan and the legacy Transocean Supplemental Retirement Plan were merged into the Transocean Pension Equalization Plan (the “PEP”), a non-qualified, non-contributory, defined benefit plan. To the extent the annual income of an eligible employee, including the Named Executive Officers, exceeds either the annual income limitations or the annual benefit limitations imposed by the Internal Revenue Code for purposes of calculating eligible remuneration under a qualified retirement plan (income is limited to $250,000 in 2012 and benefits are limited to $200,000 in 2012), any pension benefits attributable to such difference are paid in a lump sum from general assets. The formula used to calculate benefits under the PEP is the same as that used under the U.S. Retirement Plan. The lump-sum equivalent of the accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan is calculated using the interest rate in the legacy Transocean Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal.
Severance and Change-of-Control Arrangements
We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with a severance package. Each of our executive officers only receives a severance package in the event we choose to terminate the executive officer at our convenience. Currently, all Named Executive Officers are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience.
The benefits provided in the event of an involuntary termination under the terms of the executive severance benefit policy are as follows:

•	a cash severance benefit equal to one year of base salary;

•	a pro rata share of that year's targeted award level, as determined by the Executive Compensation Committee, under the Bonus Plan for such executive officer;

•	all outstanding awards granted under the LTIP treated under the convenience-of-company termination provisions as provided for in the approved terms and conditions of each award; and

•	outplacement services not to exceed 5% of the base salary of the executive.
A convenience-of-company termination occurs when determined by the Executive Compensation Committee in its sole discretion. Under a convenience-of-company termination, in addition to compensation and benefits accrued up to the point of termination and the executive severance benefits, all outstanding awards granted under the LTIP would be treated under the convenience-of-company termination provisions as provided for in the award documents, which are more fully described under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in our Performance Award and Cash Bonus Plan and Long-Term Incentive Plan for executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control.
The Executive Compensation Committee periodically reviews severance packages offered to the executive officers to ensure the benefits remain aligned with the prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the executive officer must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information. We believe that in the event of a change of control, it is in the best interests of our shareholders to keep our executive officers focused on ensuring a smooth transition and a successful outcome for the company. We believe that by requiring two triggering events to occur (that is, both a change of control and a subsequent termination of employment) prior to our incurring these obligations, those executive officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2012, are described under "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Stock Ownership Requirements
We believe that it is important for our executive officers to build and maintain an appropriate minimum equity stake in the Company. We believe that requiring our executive officers to maintain such a stake helps align our executive officers' interests with the long-term interests of our shareholders. Our equity ownership policy requires that each of our executive officers, prior to selling any shares awarded under our LTIP beginning with the grants made in 2003, must hold an interest in the Company's shares (as determined below) equal to the lesser of (1) the value of all shares or deferred units, as applicable, granted under the LTIP beginning with the grants made in 2003, or since promotion to the level of Vice President or above, or (2) the following:

•	the Chief Executive Officer—five times annual base salary;

•	the President and an Executive or Senior Vice President—three times annual base salary;

•	a Vice President —one time annual base salary.
These thresholds are regularly reviewed by the Executive Compensation Committee and adjusted from time to time based on industry data available to the Executive Compensation Committee.
The forms of equity ownership that can be used to satisfy the ownership requirement include: (1) any vested or unvested shares accumulated through LTIP awards or other means and (2) the in-the-money portion of any vested, unexercised options. Compliance with this policy by each executive officer is reviewed by the Executive Compensation Committee on an annual basis, and the Executive Compensation Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the executive officer. The Executive Compensation Committee has never found a violation of this policy, so the Executive Compensation Committee has not exercised its discretion in this regard.

Hedging and Pledging Policies
In order to discourage our executive officers from hedging their long positions in the Company's shares, we have a policy that prohibits any of our executive officers from holding derivative instruments tied to our shares, other than derivative instruments that may be issued by us.
Additionally, in order to maintain the alignment of executive officer goals with shareholder interests and to manage risk, in 2013 we amended our Insider Trading Policy to add provisions prohibiting our executive officers and directors from hedging, engaging in short sales and holding our shares in margin accounts. In implementing the policy, we confirmed that no director or executive officer was engaged in such activity and have added the requirement that our executive officers and directors certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis.

Limitations on Deductibility of Non-Performance Based Compensation
To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is “performance‑based.”
Under the LTIP, the Executive Compensation Committee has the discretion to award performance‑based cash compensation that qualifies under Section 162(m) based on the achievement of objective performance goals. All executive officers are eligible to receive this type of award. The Executive Compensation Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance‑based compensation.

EXECUTIVE COMPENSATION COMMITTEE REPORT
The Executive Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.
Members of the Executive Compensation Committee:
Edward R. Muller, Chairman
Martin B. McNamara
Robert M. Sprague
Tan Ek Kia

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table provides information about the compensation of the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers serving as of December 31, 2012. We also provide information about our former Executive Vice Presidents and Chief Financial Officers, who ceased being executive officers of the Company effective January 9, 2012 and November 15, 2012, respectively. Additionally, we provide information about our former Vice President and Controller who ceased being an executive officer of the Company effective January 25, 2012 and our former Senior Vice President and General Counsel who ceased being an executive officer of the Company effective October 23, 2012, as each would have been one of the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer had he been an executive officer as of December 31, 2012. We refer to the aforementioned individuals as the Named Executive Officers. The Company is not a party to any employment agreements with any of our Named Executive Officers.

		Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Steven L. Newman	2012	1,141,667	—	5,934,659	2,584,048	1,540,007	1,749,000 (5)	1,102,514 (6)	14,051,895
President & Chief Executive Officer	2011	1,075,000	—	4,612,340	1,224,446	686,794	1,239,144(5)	1,091,201	9,928,925
	2010	850,000	—	2,038,251	1,872,682	374,062	550,283(5)	622,057	6,307,335

Esa T. Ikaheimonen	2012	89,694 (7)	248,724 (8)	726,383	—	77,759	—	185,338 (9)	1,327,898
Executive Vice President & Chief Financial Officer

Gregory L. Cauthen (10)	2012	626,667	540,373 (11)	2,223,101	—	—	268,752 (12)	64,777 (13)	3,723,670
Former Executive Vice President & Chief Financial Officer

Ricardo H. Rosa(14)	2012	215,137 (15)		—	—	—	—	881,124 (16)	1,096,261
Former Executive Vice President & Chief Financial Officer	2011	674,163(15)	—	1,048,302	278,290	—	—	687,349	2,688,104
	2010	517,344(15)	—	1,506,088	557,703	150,528	—	692,222	3,423,885

John B. Stobart	2012	153,750	300,000 (17)	976,351	—	166,803	18,650 (18)	21,204 (19)	1,636,758
Executive Vice President & Chief Operating Officer

Ihab M. Toma	2012	577,446 (20)		1,720,211	748,988	491,940	—	403,527 (21)	3,942,112
Executive Vice President & Chief of Staff	2011	584,673(20)	—	1,048,302	278,290	280,490	—	645,473	2,837,228
	2010	427,937(20)	—	1,162,541	446,150	109,040	—	398,917	2,544,585

David Tonnel	2012	387,875 (22)	—	1,032,105	449,400	242,341	92,548 (23)	368,865 (24)	2,573,134
Senior Vice President & Controller

Nick Deeming(25)	2012	514,414 (26)	—	1,720,211	748,988	413,663	—	1,461,628 (27)	4,858,904
Former Senior Vice President & General Counsel	2011	594,022(26)	400,000(28)	1,584,621	278,290	282,635	—	803,238	3,942,806
_______________________________________________________________________________

(1)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share‑based compensation expense for time-based vesting and performance-based vesting deferred units granted pursuant to the LTIP in the specified year, computed in accordance with FASB ASC Topic 718, and including for performance-based contingent deferred units (“CDUs”), the grant date fair value based upon the probable outcome of applicable performance conditions, which represents target achievement level. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share‑based compensation expense for options to purchase our shares granted under the LTIP in the specified year, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonus incentives earned by the Named Executive Officers based on service during the year included in the table and paid in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2012, is described under “Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan.”

(4)
There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above‑market or preferential earnings on such compensation during 2012, 2011 or 2010.

(5)
The 2012 amount includes change in qualified pension benefits of $126,419 and non-qualified pension benefits of $1,622,581. The 2011 amount includes change in qualified pension benefits of $135,736 and non-qualified pension benefits of $1,103,408. The 2010 amount includes change in qualified pension benefits of $67,634 and non-qualified pension benefits of $482,649.

(6)
This amount includes a cost of living adjustment of $96,707, automobile allowance of $12,792, housing allowance of $179,086, dependent education expenses of $77,538, vacation travel allowance of $38,275, dividends and dividend equivalents on time-based deferred units of $15,429, Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $15,000, interest on accrued benefits in the Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, Swiss taxes in the amount of $635,046, tax payments on Mr. Newman's expatriate allowance earnings of $23,471 and fees paid for his financial planning benefit and club membership. The cost of living adjustment, automobile, housing and schooling allowances and Swiss tax payments described above were paid in CHF and, for presentation in this table, converted into U.S. dollars (“USD”) using the 2012 average Swiss franc (“CHF”) to USD exchange rate of 1.06668.

(7)	Mr. Ikaheimonen's salary was paid in CHF but, for purposes of this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668.

(8)	This amount represents a sign-on bonus paid in November 2012.

(9)
This amount includes a cost of living adjustment of $12,366, automobile allowance, housing allowance of $37,328, vacation travel allowance, Swiss individual tax at source payments of $50,333, relocation and moving expenses and reimbursements of $60,980 and, Company contributions to Mr. Ikaheimonen's Transocean Management Ltd. Pension Plan of $20,689. These payments were paid in CHF but, for presentation in this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668.

(10)	Mr. Cauthen was the Company's Executive Vice President and Chief Financial Officer from January 9, 2012 to November 15, 2012.

(11)	This amount represents a discretionary cash bonus paid under the terms of Mr. Cauthen's employment agreement.

(12)	This amount includes change in qualified pension benefits of $84,475 and non-qualified pension benefits of $184,277.

(13)
This amount includes dividends and dividend equivalents on time-based deferred units of $17,862, Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan of $12,600, the life insurance premiums paid by the Company on his behalf and Swiss taxes in the amount of $28,352. The Swiss tax payments were paid in CHF and, for presentation in this table, converted into USD using the 2012 average USD to CHF to USD exchange rate of 1.06668.

(14)	Mr. Rosa was the Company's Executive Vice President and Chief Financial Officer until January 9, 2012.

(15)
Mr. Rosa's salary was paid in CHF but, for purposes of this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668 and CHF to USD exchange rates ranging from 0.781 to 0.967 for 2011 and 0.967 to 1.131 for 2010.

(16)
This amount includes a severance payment of $645,414, cost of living adjustment of $32,260, automobile allowance, housing allowance of $44,806, Swiss individual tax at source payments of $63,161, dividends and dividend equivalents on time-based deferred units, relocation and moving expenses and reimbursements of $29,600, and Company contributions to Mr. Rosa's Transocean Management Ltd. Pension Plan of $47,113. These payments were paid in CHF but, for presentation in this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668.

(17)	This amount represents a sign-on bonus paid in October 2012.

(18)	This amount represents a change in qualified pension benefits.

(19)
This amount includes Company contributions to Mr. Stobart's Transocean U.S. Savings Plan, the life insurance premiums paid by the Company on his behalf and relocation and moving expenses and reimbursements of $18,557.

(20)
Mr. Toma's salary was paid in CHF but, for purposes of this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668 and CHF to USD exchange rates ranging from 0.781 to 0.967 for 2011 and 0.967 to 1.131 for 2010.

(21)
This amount includes a cost of living adjustment of $86,617, automobile allowance of $12,802, housing allowance of $179,222, vacation travel allowance, Swiss estimated tax payments of $218,181, dividends and dividend equivalents on time-based deferred units, Company contributions to Mr. Toma's Transocean Management Ltd. Pension Plan of $102,323 and the fees paid for his club membership. These payments were paid in CHF but, for presentation in this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668.

(22)
From January 2012 through February 2012, Mr. Tonnel's salary was paid in Euros ("EUR") but, for presentation in this table, converted into USD using EUR to USD exchange rates ranging from 1.28932 to 1.32202. Effective March 1, 2012, Mr. Tonnel transferred to our Houston, Texas office and was paid in USD.

(23)	This amount includes change in qualified pension benefits of $41,622 and non-qualified pension benefits of $50,926.

(24)
This amount includes an exchange rate coefficient and automobile allowance, a housing allowance of $38,521, dependent education expenses of $81,249, vacation travel allowance of $33,933, dividends and dividend equivalents on time-based deferred units, Company contributions to Mr. Tonnel's Transocean U.S. Savings Plan of $15,000, interest on accrued benefits in the Supplemental Savings Plan, Company contributions to Mr. Tonnel's European Savings Plan, the life insurance premiums paid by the Company on his behalf, relocation and moving expenses and reimbursements of $110,427, the payout of unused vacation of $41,609 and Mr. Tonnel's distribution from the Company's French Profit Sharing Plan of $22,575. The profit sharing distribution, unused vacation payout and a portion of automobile allowance and life insurance premium payments described above were paid in EUR but, for presentation in this table, converted into USD using EUR to USD exchange rates ranging from 1.28932 to 1.32202.

(25)	Mr. Deeming was the Company's Senior Vice President and General Counsel until October 23, 2012.

(26)
Mr. Deeming's salary was paid in CHF, but, for purposes of this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668 and CHF to USD exchange rates ranging from 0.781 to 0.967 for 2011.

(27)
This amount includes a severance payment of $687,341, cost of living adjustment of $77,163, automobile allowance of $10,393, housing allowance of $149,352, vacation travel allowance, Swiss individual tax at source payments of $348,837, dividends and dividend equivalents on time-based deferred units, United Kingdom home tax liability payment of $204,082, relocation and moving expenses and reimbursements, and Company contributions to Mr. Deeming's Transocean Management Ltd. Pension Plan of $123,411. The payments described above were paid in CHF but, for presentation in this table, converted into USD using the 2012 average CHF to USD exchange rate of 1.06668.

Grants of Plan-Based Awards for 2012
The following table sets forth certain information concerning grants of plan-based awards for the year ended December 31, 2012 for the Named Executive Officers.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Newman		0	1,437,500	2,875,000
	2/17/2012								132,244	50.79	2,584,048
	2/17/2012(4)				13,573	54,292	95,011				3,177,168
	2/17/2012							54,292			2,757,491
Esa T. Ikaheimonen	2/14/2012	0	560,000(5)	1,120,000(5)
	11/15/2012(6)							16,167			726,383
Gregory L. Cauthen(7)		0	—	—
	1/9/2012(7)							22,610			881,112
	7/1/2012(7)							30,002			1,341,989
John B. Stobart		0	615,000(8)	1,230,000(8)
	10/1/2012(9)							21,124			976,351
Ihab M. Toma	[2/14/2012]	0	492,000	984,000
	2/17/2012								38,331	50.79	748,988
	2/17/2012(4)				3,934	15,737	27,540				920,929
	2/17/2012							15,737			799,282
David Tonnel		0	240,000	480,000
	2/17/2012								22,999	50.79	449,400
	2/17/2012(4)				2,361	9,442	16,524				552,546
	2/17/2012							9,442			479,559
Nick Deeming		0	540,000	1,080,000
	2/17/2012								38,331	50.79	748,988
	2/17/2012(4)				3,934	15,737	27,540				920,929
	2/17/2012							15,737			799,282
_______________________________________________________________________________

(1)
This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan; actual amounts earned by the Named Executive Officers thereunder in 2012 appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2012, see “Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan.”

(2)
This column shows the number of time-vested stock options granted to the Named Executive Officers under the LTIP. The options vest in annual one-third increments on each of the first, second and third anniversaries of the date of grant.

(3)
This column shows the number of time-vested DUs granted to the Named Executive Officers under the LTIP. These DUs vest in annual one-third increments on each of the first, second and third anniversaries of the date of grant.

(4)
This column represents the grant date fair value of this equity calculated in accordance with accounting standards for recognition of share‑based payment awards, and including for CDUs, a grant fair value based upon the probable outcome of applicable performance conditions, which represents target achievement level, computed in accordance with FASB ASC Topic 718.

(5)
The February 17, 2012 CDU award is subject to a three-year performance period ending on December 31, 2014. The actual number of deferred units received will be determined in the first 60 days of 2015 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any earned shares will vest on December 31, 2014. For more information regarding the LTIP, including the performance targets used for 2012 and the contingent nature of the awards granted under the LTIP, please read, “Compensation Discussion and Analysis-Long—Term Incentive Plan.”

(6)	Mr. Ikaheimonen was eligible for a pro-rated portion of an award under our Performance Award and Cash Bonus Plan based on his hire date of November 15, 2012.

(7)	Represents a sign-on equity award comprised of deferred stock units.

(8)	Represents deferred stock units granted to Mr. Cauthen in accordance with the terms of his employment agreement.

(9)	Mr. Stobart was eligible for a pro-rated portion of an award under our Performance Award and Cash Bonus Plan based on his hire date of October 1, 2012.

(10)	Represents a sign-on equity award comprised of deferred stock units.

Outstanding Equity Awards at Year-End 2012
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2012 for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Grant Date (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Steven L. Newman	17,248	—	83.70	7/13/2006	7/12/2016
	17,248	—	73.21	10/12/2006	7/12/2016
	27,728	—	144.32	7/9/2008	7/8/2018
	56,000	—	60.19	2/12/2009	2/11/2019
	42,450	21,225	80.26	3/1/2010	2/29/2020
	19,207	38,414	78.76	2/10/2011	2/9/2021
	—	132,244	50.79	2/17/2012	2/16/2022
						19,530	872,210
						54,292	2,424,681
								29,294(3)	872,210
								54,292(4)	2,424,681
Esa T. Ikaheimonen						16,167	722,018

Gregory L. Cauthen	6,593	—	144.32	7/9/2008	7/8/2018
						22,610	1,009,763
						30,002	1,339,889
Ricardo H. Rosa	9,705	—	144.32	7/9/2008	7/8/2018
	24,436	—	60.19	2/12/2009	2/11/2019
	11,792	5,896	83.32	2/18/2010	2/17/2020
	4,365	8,731	78.76	2/10/2011	2/9/2021
								2,808(3)	125,405
John B. Stobart						21,124	943,398

Ihab M. Toma	7,277	—	72.51	8/17/2009	8/16/2019
	9,433	4,717	83.32	2/18/2010	2/17/2020
	4,365	8,731	78.76	2/10/2011	2/9/2021
	—	38,331	50.79	2/17/2012	2/16/2022
						3,138	140,143
						4,439	198,246
						15,737	702,814
								6,658(3)	297,346
								15,737(4)	702,814
David Tonnel	3,401	—	144.32	7/9/2008	7/8/2018
	9,164	—	60.19	2/12/2009	2/11/2019
	2,729	—	74.93	9/1/2009	8/31/2019
	7,861	3,931	83.32	2/18/2010	2/17/2020
	2,910	5,821	78.76	2/10/2011	2/9/2021
	—	22,999	50.79	2/17/2012	2/16/2022
						2,615	116,786
						2,959	132,149
						9,442	421,680
								4,438(3)	198,201
								9,442(4)	421,680
Nick Deeming	4,365	—	78.76	2/10/2011	2/9/2021
								3,919(3)	175,023
								3,739(4)	166,984
_______________________________________________________________________________

(1)
Time- vested stock options granted to the Named Executive Officers under the LTIP. The options generally vest in annual one-third increments on each of the first, second and third anniversaries of the date of the grant

(2)	For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 30, 2012 of $44.66 was used.

(3)	Represents time-vested deferred unit retention awards, all of which, vest in one-third increments on each of the first, second and third anniversaries of the date of grant.

(4)
Represents the February 10, 2011 CDU award assuming target performance, which award is subject to a three-year performance period ending on December 31, 2013. The actual number of deferred units received will be determined in the first 60 days of 2014 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2013. For more information regarding the LTIP, including the performance targets used for 2011 and the contingent nature of the awards granted under the LTIP, please read, “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

(5)
Represents the February 17, 2012 CDU award assuming target performance, which award is subject to a three-year performance period ending on December 31, 2014. The actual number of deferred units received will be determined in the first 60 days of 2015 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2014. For more information regarding the LTIP, including the performance targets used for 2012 and the contingent nature of the awards granted under the LTIP, please read, “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

Option Exercises and Shares Vested for 2012
The following table sets forth certain information with respect to the exercise of options and the vesting of deferred units, as applicable, during 2012 for the Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven L. Newman	—	—	9,582	490,250
Ricardo H. Rosa	—	—	9,801(2)	756,660
Ihab M. Toma	—	—	6,414	320,396
David Tonnel	—	—	3,449	216,207
Nick Deeming	—	—	16,810(3)	1,397,574
_______________________________________________________________________________

(1)	Represents the closing price of a share of our common stock on the NYSE on the date of vesting multiplied by the number of shares that vested on such date..

(2)	Includes 7,698 shares with an aggregate value of $645,244 that vested on April 30, 2012 in connection with Mr. Rosa's termination from the Company.

(3)	Includes 14,236 shares with an aggregate value of $1,175,542 that vested on October 23, 2012 in connection with Mr. Deeming's termination from the Company.

Pension Benefits for 2012
We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:
Transocean U.S. Retirement Plan and
Transocean Pension Equalization Plan.

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2012 ($)
Steven L. Newman	Transocean U.S. Retirement Plan	19	598,060	—
	Transocean Pension Equalization Plan	19	4,223,612	—
Gregory L. Cauthen	Transocean U.S. Retirement Plan	9	394,035	—
	Transocean Pension Equalization Plan	9	184,277	—
John B. Stobart	Transocean U.S. Retirement Plan	—	18,650	—
	Transocean Pension Equalization Plan	—	—	—
David Tonnel	Transocean U.S. Retirement Plan	7	163,911	—
	Transocean Pension Equalization Plan	7	130,060	—
Transocean U.S. Retirement Plan
The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman, Cauthen, Stobart and Tonnel were the Named Executive Officers in 2012 who have historically participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). The plan was amended effective January 1, 2009 to eliminate the 30-year lifetime cap on credited service.
Credited service under the plan includes all periods of employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the plan.
The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the “Offset”) of (A) each year of an employee's credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.
If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her “gross benefit” and his or her final average social security earnings offset to allow for the fact that his or her benefit will start earlier than “normal” and will, therefore, be paid for a longer period of time.
None of the Named Executive Officers met the eligibility requirements for “early retirement” under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2012. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2012. The key assumptions used were:

Discount rate:	4.26%
Mortality Table:	2013-PPA
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62
Transocean Pension Equalization Plan
Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan (“PEP”) if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.
The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($250,000 in 2012). The accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan will be calculated using the interest rate in the Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal.
Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2012. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2012. The key assumptions are:

Interest Rate:	3.41%
Mortality Table:	2012-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate:	1.91%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Nonqualified Deferred Compensation for 2012
The following table and narrative disclosure set forth certain information with respect to nonqualified defined contribution and nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven L. Newman	0	0	1,241	0	38,866
Esa T. Ikaheimonen	0	0	0	0	0
Gregory L. Cauthen	0	0	0	0	0
Ricardo Rosa	0	0	114	4,756	0
John B. Stobart	0	0	0	0	0
Ihab M. Toma	0	0	0	0	0
David Tonnel	0	0	7	0	213
Nick Deeming	0	0	0	0	0
_______________________________________________________________________________

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants were added in 2012. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)	Represents earnings in 2012 on balances in the Transocean U.S. Supplemental Savings Plan.

(3)	Represents balances as of December 31, 2012 in the Transocean U.S. Supplemental Savings Plan.
Transocean U.S. Supplemental Savings Plan
The Named Executive Officers and certain other highly compensated employees as of December 31, 2008 were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits will accrue under the plan after December 31, 2008.

Transocean International Retirement Plan
The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Messrs. Rosa and Tonnel were the Named Executive Officers in 2012 who held accrued benefits in this plan; however, none of the Named Executive Officers in 2012 actively participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5%
10 - 14 years	5.5%
15 - 19 years	6%
20+ years	6.5%
Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.
Transocean Management Ltd. Pension Plan
The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who relocate to Switzerland. Messrs. Ikaheimonen, Rosa, Toma and Deeming were the Named Executive Officers in 2012 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%
Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.
Potential Payments Upon Termination or Change of Control
The following tables and narrative disclosure set forth, as of December 31, 2012, certain information with respect to compensation that would be payable to the Named Executive Officers, still serving as officers of the Company as of December 31, 2012, upon a variety of termination or change of control scenarios. Messrs. Rosa and Deeming terminated their employment with the Company prior to December 31, 2012. Upon Mr. Cauthen's departure in 2012, he did not receive severance payments or benefits. As a result, a table reflecting the actual payments and benefits they received in connection with their departures from the Company follows the table for the "II. Voluntary Termination" scenario.
As of December 31, 2012, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy. See “Compensation Discussion and Analysis—Executive Compensation Program—Post-Employment Compensation—Severance and Change-of-Control Agreements” for a discussion of our executive severance benefit policy.

	Mr. Newman ($)	Mr. Ikaheimonen ($)	Mr. Stobart ($)	Mr. Toma ($)	Mr. Tonnel ($)
I. Termination at the Convenience of the Company
Cash Severance Payment(1)	$1,150,000	$700,000	$615,000	$615,000	$400,000
Non-Equity Incentive Plan Compensation(1)	1,437,500	560,000	615,000	492,000	400,000
Outplacement Services(1)	57,500	35,000	30,750	30,750	20,000
Pension Equalization Plan(2)	4,223,612	—	—	—	130,060

Equity Incentive Plan Compensation under the LTIP

Unvested Stock Options(3)	—	—	—	—	—
Contingent Deferred Units(4)	1,591,379	—	—	407,731	257,582
Time-Based Deferred Units(5)	3,296,891	722,018	943,398	1,041,203	670,615
Supplemental Savings Plan(6)	38,866	—	—	—	213
Total Termination at the Convenience of the Company Potential Payments	11,795,748	2,017,018	2,204,148	2,586,684	1,878,470
_______________________________________________________________________________

(1)	Any involuntary not-for-cause termination as of December 31, 2012 would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2)
The amount of PEP benefits included in the table for Mr. Newman represents the present value of those benefits which would not have been payable as of December 31, 2012 but would be payable once he reaches 55 years of age.

(3)	The terms and conditions of the non-qualified option awards provide that upon an involuntary convenience of the Company termination, any unvested options terminate as of the date of termination.

(4)
CDUs are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the CDUs ends on December 31, 2013 and the determination period for the remaining CDUs ends on December 31, 2014. The actual number of deferred units received will be determined in the first 60 days of 2014 or 2015, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary convenience of the Company termination, the Named Executive Officers would receive a pro rata portion of the CDUs. The pro rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the Named Executive Officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The time-based deferred units are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary convenience of the Company termination, all of the deferred units would vest.

(6)
Each Named Executive Officer's supplemental savings plan benefit is equal to the balance, which includes interest, recorded in his account as of December 31, 2012. Each Named Executive Officer is eligible to receive a single lump sum payment of the balance after a six-month waiting period after his termination. A participant may not receive a distribution or make any withdrawals prior to his termination.

	Mr. Newman ($)	Mr. Ikaheimonen ($)	Mr. Stobart ($)	Mr. Toma ($)	Mr. Tonnel ($)
II. Voluntary Termination
Pension Equalization Plan(1)	4,223,612	—	—	—	130,060

Equity Incentive Plan Compensation under the LTIP

Unvested Stock Options	—	—	—	—	—
Contingent Deferred Units	—	—	—	—	—
Time-Based Deferred Units	—	—	—	—	—
Supplemental Savings Plan(2)	38,866	—	—	—	213
Total Voluntary Termination Potential Payments	4,262,478	—	—	—	130,273
_______________________________________________________________________________

(1)
The amount of PEP benefits included in the table for Mr. Newman and Mr. Tonnel represent the present value of those benefits which would not have been payable as of December 31, 2012 but would be payable once he reaches 55 years of age.

(2)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “I. Termination at the Convenience of the Company” scenario described above.

The following table describes payments and other benefits to Messrs. Rosa and Deeming, who ceased being executive officers of the Company prior to December 31, 2012.

Separation Payments and Benefits	Mr. Rosa ($)	Mr. Deeming ($)
Cash Severance Payment	645,414	708,755
Non-Equity Incentive Plan Compensation(1)	170,681	413,663

Equity Incentive Plan Compensation under the LTIP(2)
Unvested Stock Options	—	—

2012 Contingent Deferred Unit Award(3)	293,684	166,984
2011 Contingent Deferred Unit Award(3)	125,405	175,023
2010 Contingent Deferred Unit Award(3)	—	—
2012 Deferred Unit Award	—	702,814
2011 Deferred Unit Award	198,246	398,501
2010 Deferred Unit Award	373,626	—
Supplemental Savings Plan(2)	4,756	—
Total Separation Payments and Benefits	1,640,940	2,544,125
_______________________________________________________________________________

(1)
Pursuant to the terms of his separation Mr. Rosa was entitled to a cash payment of an amount determined by multiplying his target bonus under the Cash Bonus Plan for the 2011 calendar year by a fraction, the numerator of which was the number of calendar days of employment during 2012 and the denominator of which is 366. Mr. Rosa's target bonus opportunity under the Cash Bonus Plan for the 2011 calendar year was 80% of his base salary. Mr. Deeming had the opportunity to receive a performance award for the 2012 performance period equal to the amount of the performance award that would have been earned had Mr. Deeming not terminated, pro rated by a fraction, the numerator of which is the number of full calendar months 366. The grant of a performance award was subject to achievement by the Company of certain performance measures and the discretion of the Executive Compensation Committee. Mr. Deeming's target bonus opportunity was 80% of his base salary at the time his employment terminated.

(2)
In January 2012, the Executive Compensation Committee provided for the vesting of Mr. Rosa's unvested deferred units at the date of his termination. The Committee also provided for Mr. Rosa's stock options to continue to vest pursuant to their original vesting schedule. In October 2012, the Committee provided for the vesting of Mr. Deeming's unvested deferred units at the date of his termination. The amounts listed are based on the closing price of the Company's shares on the NYSE on December 31, 2012, which was $44.66 and represent the value of awards that would have been forfeited but for the action of the Committee.

(3)
Based on the target (100%) payout. The actual number of CDUs received will be determined after the end of the applicable performance cycle and is contingent on the Company's performance in Total Shareholder Return relative to the Performance Peer Group. In February 2013, the Executive Compensation Committee determined that the payout for the 2010 CDU Award was zero.

	Mr. Newman ($)	Mr. Ikaheimonen ($)	Mr. Stobart ($)	Mr. Toma ($)	Mr. Tonnel ($)
III. Retirement
Non-Equity Incentive Plan Compensation	1,437,500	560,000	615,000	492,000	240,000
Pension Equalization Plan(1)	4,223,612	—	—	—	130,060

Equity Incentive Plan Compensation under the LTIP

Unvested Stock Options	—	—	—	—	—
Contingent Deferred Units(2)	1,591,379	722,018	943,398	407,731	257,582

Supplemental Savings Plan(3)	38,866	—	—	—	213
Total Retirement Potential Payments	7,291,357	1,282,018	1,558,398	899,731	627,855
_______________________________________________________________________________

(1)
Mr. Newman and Mr. Tonnel had not reached at least 55 years of age as of December 31, 2012 and were therefore not eligible for early retirement or normal retirement (age 65) under the PEP. The amount of PEP benefits included in the table for Mr. Newman and Mr. Tonnel represent the present value of those benefits which would not have been payable as of December 31, 2012 but would be payable once he reaches 55 years of age.

(2)	The treatment of CDU awards upon retirement would be treated the same as described under “. I. Termination at the Convenience of the Company” above.

(3)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “I. Termination at the Convenience of the Company” scenario described above.

	Mr. Newman ($)	Mr. Ikaheimonen ($)	Mr. Stobart ($)	Mr. Toma ($)	Mr. Tonnel ($)
IV. Termination in Connection with a Change of Control
Cash Severance Payment(1)	1,150,000	700,000	615,000	615,000	400,000
Non-Equity Incentive Plan Compensation(1)	1,437,500	560,000	615,000	492,000	240,000
Outplacement Services(1)	57,500	35,000	30,750	30,750	20,000
Pension Equalization Plan	4,223,612	—	—	—	130,060

Equity Incentive Plan Compensation under the LTIP

Unvested Stock Options(2)	—	—	—	—	—
Contingent Deferred Units(3)	5,113,213	—	—	1,306,886	875,470
Time-Based Deferred Units(2)	3,296,891	722,018	943,398	1,041,203	670,615
Supplemental Savings Plan(4)	38,866	—	—	—	213
Total Change of Control Termination Potential Payments	15,317,582	2,017,018	2,204,148	3,485,839	2,336,358
_______________________________________________________________________________

(1)	Any termination in connection with a change of control as of December 31, 2012 would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2)
Unvested stock options and time-based deferred units vest immediately upon a change of control termination. The closing price of the Company's shares on the NYSE on December 31, 2012 was less than the exercise price for each of the outstanding unvested stock option awards.

(3)	Each Named Executive Officer is entitled to the number of CDUs equal to the target award upon a change of control.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “I. Termination at the Convenience of the Company” scenario described above.

	Mr. Newman ($)	Mr. Ikaheimonen ($)	Mr. Stobart ($)	Mr. Toma ($)	Mr. Tonnel ($)
V. Death
Non-Equity Incentive Plan Compensation(1)	1,437,500	560,000	615,000	492,000	240,000
U.S. Pension Equalization Plan	2,537,848	—	—	—	78,149

Equity Incentive Plan Compensation under our LTIP

Unvested Stock Options(2)	—	—	—	—	—
Contingent Deferred Units(3)	1,591,379	—	—	407,731	257,582
Time-Based Deferred Units(2)	3,296,891	722,018	943,398	1,014,203	670,615
Supplemental Savings Plan(4)	38,866	—	—	—	213
Life Insurance Proceeds(5)	1,000,000	2,800,000	1,000,000	2,460,000	1,000,000
Total Death Potential Payments	9,902,484	4,082,018	2,558,398	4,373,934	2,246,559
_______________________________________________________________________________

(1)
Each Named Executive Officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2012. If the Named Executive Officer died on December 31, 2012, then this pro rata share would be equal to 100% of such Named Executive Officer's targeted non-equity compensation for 2012.

(2)
Unvested stock options and time-based deferred units vest immediately upon death. The closing price of the Company's shares on the NYSE on December 31, 2012 was less than the exercise price for each of the outstanding unvested stock option awards.

(3)	The beneficiary of each Named Executive Officer is entitled to a pro rata portion of CDUs upon such Named Executive Officer's death.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “I. Termination at the Convenience of the Company” scenario described above.

(5)	We provide each of our Named Executive Officers with a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000 for employees paid in U.S. dollars.

	Mr. Newman ($)	Mr. Ikaheimonen ($)	Mr. Stobart ($)	Mr. Toma ($)	Mr. Tonnel ($)
VI. Disability
Non-Equity Incentive Plan Compensation(1)	1,437,500	560,000	615,000	492,000	240,000
U.S. Pension Equalization Plan	4,223,612	—	—	—	130,060

Equity Incentive Plan Compensation under our LTIP

Unvested Stock Options(2)	—	—	—	—	—
Contingent Deferred Units(3)	1,591,379	—	—	407,731	257,582
Time-Based Deferred Units(2)	3,296,891	722,018	943,398	1,041,203	670,615
Supplemental Savings Plan(1)	38,866	—	—	—	213
Disability Benefits(4)	—	—	—	—	—
Total Disability Potential Payments	10,588,248	1,282,018	1,558,398	1,940,934	1,298,470
_______________________________________________________________________________

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this “VI. Disability” scenario would be the same as contemplated under the “V. Death” scenario described above.

(2)
Unvested portions of the stock options and time-based deferred units vest immediately upon disability. The closing price of the Company's shares on the NYSE on December 31, 2012 was less than the exercise price for each of the outstanding unvested stock option awards.

(3)	Each Named Executive Officer is entitled to a pro rata portion of the CDUs upon disability.

(4)
None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees. The standard disability benefits that our Named Executive Officers would receive in the event of their disability are described under "Compensation Discussion and Analysis—Other Benefits."

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,587,520	$75.77	10,934,008
Equity compensation plans not approved by security holders(2)(3)	—	—	—
Total	1,587,520	$75.77	10,934,008
_______________________________________________________________________________

(1)
Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 3,101,502 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)
Does not include 207,797 shares to be issued upon the exercise of options with a weighted average exercise price of $43.65 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the redomestication transaction pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2011 and December 31, 2012, our directors held 26,631 and 24,513 share equivalents under the plan, respectively.

AGENDA ITEM 7
        Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2013 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term

Proposal
The Board of Directors proposes that Ernst & Young LLP be appointed as the Company's independent registered public accounting firm for fiscal year 2013 and Ernst & Young Ltd, Zurich, be reelected as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2013 annual general meeting and terminating on the day of the 2014 annual general meeting.
Representatives of Ernst & Young LLP and Ernst & Young Ltd will be present at the annual general meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Recommendation
Our Board of Directors recommends a vote "FOR" the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year 2013 and the reelection of Ernst & Young Ltd, Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2013 annual general meeting and terminating on the day of the 2014 annual general meeting.

FEES PAID TO ERNST & YOUNG
Audit Fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2012 and 2011 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2012 and 2011 are as follows, as described below:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2012	$7,979,723	$368,553	$115,339	$3,004
Fiscal year 2011	$6,746,890	$484,470	$597,413	$2,993
_______________________________________________________________________________

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)	The audit related fees include services in connection with accounting consultations, employee benefit plan audits and attest services related to financial reporting.

(3)	Tax fees were for tax preparation, tax compliance and tax advice, including tax services related to our expatriate program.

(4)	All other fees were for other publications and subscription services.

Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2012 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.
The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit Committee of all audit and non-audit work; provided, that the chairman of the Audit Committee may grant pre-approvals of audit or non-audit work so long as such pre-approvals are presented to the full Audit Committee at its next scheduled meeting. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2013. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

AGENDA ITEM 8.
Advisory Vote to Approve Named Executive Officer Compensation

Proposal
As required by Section 14A of the Securities Exchange Act, the Board of Directors proposes that shareholders be provided with an advisory vote to approve the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement, and that the same be approved.
At the Company's 2011 Annual General Meeting of Shareholders, the Company's shareholders voted on a proposal regarding the frequency of holding advisory votes to approve named executive officer compensation. The shareholders approved, on an advisory basis, an annual advisory vote to approve compensation for the Company's named executive officers. In light of this result, the Board of Directors determined that the Company will hold an advisory vote to approve named executive officer compensation every year until the next shareholder vote on the frequency of holding advisory votes to approve named executive officer compensation, which, in accordance with applicable law, will occur no later than the Company's annual general meeting of shareholders in 2017.
The proposed shareholder resolution is as follows:
RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosure in the proxy statement for the Company's 2013 annual general meeting of shareholders is hereby APPROVED.

Explanation
The Company is presenting this proposal to give you as a shareholder the opportunity to endorse or not endorse the Company's compensation program for Named Executive Officers by voting for or against the above resolution.
Our compensation program for our Named Executive Officers is designed to reward performance that creates long-term value for the Company's shareholders through the following features, which are discussed in more detail in our Compensation Discussion and Analysis:

•	annual cash bonuses based on performance as measured against pre-determined performance goals;

•	a compensation mix weighted toward long-term incentives to allow our Named Executive Officers to participate in the long-term growth and profitability of the Company;

•	long-term incentives include fully contingent deferred units that vest based on total shareholder return compared to the companies in our performance peer group;

•	median pay positioning for target performance, above median pay for above target performance, and below median pay for below target performance;

•
a stock ownership policy that requires our executive officers to build and maintain a minimum equity stake in the Company to help align our executive officers' interests with the long-term interests of our shareholders;

•
hedging and pledging policies that prohibit any of our executive officers from hedging or pledging our shares or holding derivative instruments tied to our shares, other than derivative instruments issued by us; and

•
effective January 1, 2013, an Incentive Compensation Recoupment Policy that allows the Company to recover or adjust incentive compensation to the extent the Executive Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Executive Compensation Committee determines than an executive has engaged in, or has knowledge of and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.

While our Board of Directors intends to carefully consider the results of the shareholder vote on the proposal, the final vote will not be binding on us and is advisory in nature. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions about our executive compensation programs.

Voting Requirement to Approve Advisory Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Recommendation
The Board of Directors recommends that you vote "FOR" approval of the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in the proxy statement for the Company's 2013 annual general meeting of shareholders.

AGENDA ITEM 9.
Shareholder Proposal

Proposal
The Office of the Comptroller of the State of New York, 633 Third Avenue, New York, New York 10017, as the trustee of the New York State Common Retirement Fund (the “Fund”) and the administrative head of both the New York State and Local Employees' Retirement System and the New York State Police and Fire Retirement System has notified the Company that it intends to present at the annual general meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 the proposal set forth below. The Board of Directors disclaims any responsibility for the content of the proposal and for the statements made in support thereof, which, except for any reference to the proposal number, are presented in the form received from the shareholder.
The shareholder proposal set forth below is a request to the Board of Directors to consider a matter. If the proposal passes, the Board of Directors may consider, in its business judgment, whether to take the requested action or not, but is not legally obligated to do so.

TRANSOCEAN LTD.
APPOINTMENT OF DIRECTOR WITH ENVIRONMENTAL EXPERTISE
Environmental expertise is critical to the success of companies in the energy industry because of the significant environmental issues associated with their operations. Shareholders, lenders, host country governments and regulators, and affected communities are focused on these impacts. A company's inability to demonstrate that its environmental policies and practices are in line with internationally accepted standards can lead to difficulties in raising new capital and obtaining the necessary licenses from regulators.
Transocean, the world's largest offshore oil drilling contractor, has repeatedly been cited for practices harmful to the environment:

•
In September 2012, Reuters reported that the U.S. government was seeking $1.5 billion from Transocean to resolve civil and criminal claims arising from the 2010 Deepwater Horizon rig explosion and oil spill in the Gulf of Mexico.

•	In 2012, Transocean and Chevron were charged by federal prosecutors in Brazil with $19.7 billion in civil and criminal damages arising from oil spills off the Brazilian coast in 2011 and 2012.

We believe that controversies such as these have the potential to damage shareholder value and that the company must respond to environmental challenges in an effective, strategic and transparent manner in order to restore trust and minimize the adverse impact of its operations.
We believe that Transocean would benefit by addressing the environmental impact of its business at the most strategic level by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing could perform a valuable role for the company by enabling Transocean to more effectively address the environmental issues inherent in its business. It would also help ensure that the highest levels of attention focus on the development of environmental standards for new projects. Such a board role would strengthen the company's ability to demonstrate the seriousness with which it addresses environmental issues.
THEREFORE, BE IT RESOLVED: Shareholders request that, as elected board directors' terms of office expire, at least one candidate be recommended who:

•
has a high level of expertise and experience in environmental matters relevant to hydrocarbon exploration and production and is widely recognized in the business and environmental communities as an authority in such field, as reasonably determined by the company's board, and

•	will qualify, subject to exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under the standards applicable to a NYSE listed company,

in order that the board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Board of Director's Statement in Opposition to Shareholder Proposal
The Board of Directors believes that it is important to retain, develop and continually improve environmental expertise at all levels of the business. Through its support of environmental program enhancements and new initiatives and its on-going commitment to resolve concerns arising from the Macondo well incident, the Board believes it has demonstrated continued commitment to environmental matters. However, in light of the inherent complexities of the offshore drilling business and the interrelationship between safety, the environment and our daily operations, the Board believes it is not in the best interest of the Company to select a director exclusively on the basis of a single criterion or area of expertise. In contrast, the Board supports directors and director nominees who have demonstrated a high degree of leadership and acumen in a variety of corporate disciplines, including, importantly, safety and environmental over-sight, as well as, operational and financial expertise.
The Board and several of its committees already have exhibited a strong concern for the environment and the selection of qualified directors. In 2010, the Board established the Health Safety and Environment Committee, a standing committee of the Board of Directors that meets at least four times per year and is comprised of independent directors with industry experience in health, safety and environmental matters. As discussed further in Agenda Item 6, each of the Health Safety and Environment Committee's members, Messrs. Bindra, Deaton, Tan and Sprague, has extensive executive experience in the energy industry. For example, Mr. Bindra has focused much of his career on environmental matters ranging from pollution control technologies, to water quality management and environmental performance. During Mr. Bindra's tenure as President of Chevron Global Manufacturing, that entity was recognized by the publisher Hart Energy as the International Refining & Energy Company of the Year in 2007 and 2009 for its environmental, safety and operational performance. Mr. Bindra has contributed to the research and non-profit communities through his writing on the effects of biodegradation and leaching on the mutagenic potential of heavy cycle oils on landfarm sites as well as his service as a member of the Executive Committee of the American Association of Oil Pipe Lines, an organization that regularly reviews and responds to changes to environmental regulations.
Mr. Deaton has similarly demonstrated leadership in the area of environmental matters. Among other things, under his leadership at Baker Hughes, that company was ranked 5th among energy companies in CR Magazine's 100 Best Corporate Citizen's list and, 78th among companies evaluated, based among other things on criteria established and verified by a CR Magazine for performance in energy, environmental matters, risk management, governance and compliance, employee relations and human rights.
Mr. Tan has direct experience in the establishment and operation of environmental programs through from his service as Head of Technical Audit and as Managing Director of Shell Malaysia Exploration and Production. This experience includes direct supervision of Shell's Health, Safety and Environmental Management System, oversight of environmental impact assessments; organization of tiered responses for spills; structured audits on environmental matters; and responsibility for ensuring Shell Malaysia Exploration and Production's operations met strict environmental standards and regulatory requirements.
Mr. Sprague has served in a variety of leadership positions involved with oil and gas development and production for the Royal Dutch/Shell companies, including supervision of the group of experts charged with providing environmental and safety advice to Shell EP International BV's exploration and production companies.
Additionally, each of the directors who serve on our Health, Safety and Environment Committee has formal education and training in chemical, electrical or mechanical engineering and/or geologic sciences. These directors collectively represent over a century of relevant industry experience in environmental matters acquired in connection with the leadership positions each has held at companies subject to a high degree of environmental regulation. The Board has determined that these individuals possess the necessary breadth and depth of knowledge to oversee the Company's policies, management systems and resources with respect to environmental matters.
For the Board of Directors, protection of the environment is also a key part of the Company's emphasis on safety. In furtherance of that goal, our Executive Compensation Committee has established safety performance targets as key areas for determining compensation under our Bonus Plan. Additionally, when evaluating director candidates, the Corporate Governance Committee assesses, among other things, what special skills, expertise and backgrounds might be relevant to the Company's business. Therefore, the selection of candidates with the proper expertise is already a focus of the Board.
As contemplated by the proponent's proposal, each of the members of the Health Safety and Environment Committee is independent under applicable NYSE standards.
Responsible environmental practices are not only a focus of the Board of Directors, such practices are a core value for Transocean's management and operations personnel at all levels. Transocean uses “Green Teams” throughout its operations to champion environmental responsibility and provide additional oversight of our standards and requirements. The Green Teams function in both onshore and offshore locations, and we encourage all our employees to actively participate. The Green Teams include environmental professionals with a high level of expertise in the energy industry.
The Board of Directors believes that having a special-purpose director is not a good corporate governance practice. Boards make decisions as a group, with collective responsibility, an approach that is inconsistent with delegating responsibility for areas as important as the environment to a single specialist director. The Board of Directors believes the regular operation of the Health, Safety and Environment Committee draws more focused and constructive discussion on environmental matters than a single director oriented solely toward environmental matters. Ultimately, all of our directors have duties to the Company and its shareholders that obligate them to educate themselves and make decisions on an informed and deliberative basis. The Board needs directors who are well-rounded and can integrate knowledge about a variety of subjects, often at the same time and affecting the same issue.

Voting Requirement to Approve Advisory Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots. The proposal is a request that the Board of Directors consider a matter; however, the proposal is not binding on the Company.

Recommendation
The Board of Directors unanimously recommends that you vote "AGAINST" the adoption of this proposal.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation
The members of the Executive Compensation Committee of the Board of Directors during 2012 were Edward R. Muller, Chairman, Martin B. McNamara, Robert M. Sprague and Tan Ek Kia. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2012, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company's shares failed to file a report on a timely basis in 2012.

Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2012 Annual Report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Proposals of Shareholders
Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2014 annual general meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214 Vernier, Switzerland by no later than December[__], 2013 at 5:00 p.m., Swiss time. However, if the date of the 2014 annual general meeting changes by more than 30 days from the anniversary of the 2013 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q, in a Current Report on Form 8-K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.
Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an annual general meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last annual general meeting of shareholders; provided, however, that if the date of the annual general meeting of shareholders is 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the annual general meeting of shareholders. The deadline under our Articles of Association for submitting proposals will be March [_], 2014 at 5:00 p.m., Swiss time for the 2014 annual meeting unless it is more than 30 calendar days before or after May [_], 2014. In order for the notice to be considered timely under Rule 14a-4(c) of the Securities Exchange Act of 1934, proposals must be received no later than March [_], 2014 at 5:00 p.m., Swiss time. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.
If you desire to nominate directors to be presented at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

•	your name and address and the name and address of the person or persons to be nominated;

•
a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

•	any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director if so elected.
The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland.

INCORPORATION BY REFERENCE
WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE THAT IS EXPECTED TO BE INCLUDED IN THE ICAHN GROUP'S PROXY STATEMENT RELATING TO THE ICAHN GROUP NOMINEES BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934. THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE ICAHN GROUP NOMINEES. ALTHOUGH WE DO NOT HAVE ANY KNOWLEDGE INDICATING THAT ANY STATEMENT MADE BY THE ICAHN GROUP IS UNTRUE, WE DO NOT TAKE ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF STATEMENTS TAKEN FROM PUBLIC DOCUMENTS AND RECORDS THAT WERE NOT PREPARED BY OR ON OUR BEHALF, OR FOR ANY FAILURE BY THE ICAHN GROUP TO DISCLOSE EVENTS THAT MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION.

BACKGROUND OF THE SOLICITATION
On January 10, 2013, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Icahn Group provided notice to the Company that it intended to acquire voting securities of the Company in an amount exceeding $682.1 million but less than 25% of the outstanding amount of such securities. On that same date, the Icahn Group, in a filing required pursuant to Swiss law, disclosed that it held 3.26% of the Company's voting securities through a combination of shares and options. On January 25, 2013, the Icahn Group filed a Schedule 13D with the SEC disclosing beneficial ownership of approximately 5.61% of the Company's outstanding shares. In this Schedule 13D, the Icahn Group stated that the Company "should return capital to shareholders and should declare a dividend of at least $4.00 per Share" and also indicated that the Icahn Group planned to have discussions with the Company regarding "the possible addition of shareholder selected nominees to the Board of Directors."
At various times from January through February of 2013, members of our senior management team held discussions with the Icahn Group. These meetings focused on the Company's business and results of operations as well as the Company's long-term strategies, including our capital allocation strategy and the composition of our Board of Directors.

On March 4, 2013, the Company announced the date and location of the annual general meeting, the Company's proposed distribution and the Board of Directors' nominees for election of directors. On March 7, 2013, the Icahn Group delivered a notice to the Company of its request to submit the (i) proposal for repeal of the Company's staggered board, (ii) Icahn Group's director nominees and (iii) Icahn Group's distribution proposal to be included on the agenda of the annual general meeting. On March 17, 2013, the Company announced the Board's (i) conclusion that the Icahn Group's proposal of payment of a $4.00 dividend, rather than the Company's recommendation to pay a $2.24 dividend would adversely affect the company's ability to operate and compete effectively in a cyclical and capital-intensive industry, (ii) conclusion that the election of the Icahn Group's proposed director nominees was not in the best interest of the Company and all of its stakeholders and (iii) intention to take a neutral position and make no recommendation on the Icahn Group's proposal to repeal the Company's staggered board.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION OF PROXIES
Under applicable SEC regulations, members of the Company's Board of Directors are "participants" and certain executives may be deemed to be "participants" in the Company's solicitation of proxies in connection with the annual general meeting. Certain required information regarding these "participants" is set forth in Annex D to this proxy statement.

COST OF SOLICITATION
The accompanying proxy is being solicited on behalf of the Board of Directors. We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile, by a few of our executives without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies. As a result of the potential proxy solicitation by the Icahn Group, we may incur additional costs in connection with our solicitation of proxies. We have hired Innisfree M&A Incorporated ("Innisfree"), 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist us in the solicitation of proxies for a fee of up to $[ ] plus out-of-pocket expenses. Innisfree expects that approximately [10] of its employees will assist in the solicitation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials. Our expenses related to the solicitation of proxies from shareholders this year will significantly exceed those normally spent for an annual general meeting. These additional solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel and other advisors to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and possibly the costs of retaining an independent inspector of election. To date, we have incurred approximately $[ ] of these solicitation costs.

Annexes

Annex A

Distribution of a Dividend out of General Legal Reserves From Capital Contribution
(following a release and allocation of General Legal Reserves From Capital Contribution to Dividend Reserve From Capital Contribution)

The Board of Directors submits and unanimously recommends that you vote "FOR" the shareholder resolution set forth below.

Shareholder Resolution
It is hereby resolved as follows:

(1)    A dividend in the amount of USD 2.24 per share of the Company (the "Per Share USD Dividend Amount," and the aggregate Per Share USD Dividend Amount, calculated on the basis of the total number of shares outstanding as of the 2013 Annual General Meeting, excluding any shares held by the Company or any of its direct or indirect subsidiaries, the "Aggregate USD Dividend Amount") shall be distributed out of the dividend reserve from capital contribution (expressed in CHF and amounting to CHF 1,595,054,382) pursuant to the proposal of the Board of Directors under Agenda Item 3 (the "Dividend Reserve"); the dividend shall be payable in four equal installments of USD 0.56 per share of the Company outstanding (excluding any shares held by the Company or any of its direct or indirect subsidiaries) on the record date for the applicable installment (each such installment hereinafter a "Per Share Quarterly USD Dividend Amount;" each date on which a Per Share Quarterly USD Dividend Amount is paid hereinafter an "Installment Date;" and the aggregate Per Share Quarterly USD Dividend Amount payable on an Installment Date, calculated on the basis of the total number of shares outstanding as of the record date for the relevant Per Share Quarterly USD Dividend Amount, the "Aggregate Quarterly USD Dividend Amount");

provided, however, that:

(a)    if, on the date of the 2013 Annual General Meeting, the Aggregate USD Dividend Amount exceeds, when converted into CHF at a USD/CHF exchange rate prevailing on or about the date of the 2013 Annual General Meeting as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management, in its reasonable discretion, the Dividend Reserve (expressed in CHF), the proposed Per Share USD Dividend Amount shall be reduced such that the Aggregate USD Dividend Amount, converted into CHF at a USD/CHF exchange rate prevailing on or about the date of the 2013 Annual General Meeting as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management, in its reasonable discretion, is at a maximum equal to the Dividend Reserve (expressed in CHF); and

provided, further, that:

(b)    if any Aggregate Quarterly USD Dividend Amount, when converted into CHF at a USD/CHF exchange rate prevailing on or about the record date for that Aggregate Quarterly USD Dividend Amount as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management, in its reasonable discretion, exceeds the Dividend Reserve amount (expressed in CHF) as of the record date for that Aggregate Quarterly USD Dividend Amount, taking into account the payment of any preceding Aggregate Quarterly USD Dividend Amount (if any) (the Dividend Reserve so calculated hereinafter the "Remaining Dividend Reserve"), the Per Share Quarterly USD Dividend Amount shall be reduced such that the Aggregate Quarterly USD Dividend Amount, converted into CHF at a USD/CHF exchange rate prevailing on or about the record date for such Aggregate Quarterly USD Dividend Amount as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management in its reasonable discretion, is at a maximum equal to the Remaining Dividend Reserve; and

provided, further, that:

(c)    the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management, in its reasonable discretion, shall at any time have the authority to, in its discretion, accelerate or otherwise change the timing of the payment of the Per Share Quarterly USD Dividend Amount or to pay on an Installment Date more than one Per Share Quarterly USD Dividend Amount.

(2)    Shareholders may, upon the terms and conditions provided by the Board of Directors in its reasonable discretion, elect, during the election period as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management, to receive any Per Share Quarterly USD Dividend Amount in CHF (subject to the downward adjustments in accordance with the principles set forth above under (1)), at the USD/CHF exchange rate prevailing on or about the record date for the relevant Per Share Quarterly USD Dividend Amount, as determined by the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management, in its discretion.

(3)    It shall be the task of the Board of Directors or, upon due authorization by the Board of Directors, the Company's executive management to execute this resolution of the 2013 Annual General Meeting, including, but not limited to, reducing as appropriate the Per Share USD Dividend Amount and/or the Per Share Quarterly USD Dividend Amount, setting the record dates, the ex-dividend dates, the Installment Dates, and determining the duration of the election period to request payment of the Per Share Quarterly USD Dividend Amount in CHF and, for purposes of such election, the applicable USD/CHF exchange rate. As specified in the Articles of Association, the Board of Directors will determine the date from which shares newly issued out of the authorized share capital of the Company are entitled to dividend payments. Shares newly issued out of the conditional share capital are entitled to dividend payments if such shares are issued and outstanding on or before the record date for the relevant Per Share Quarterly USD Dividend Amount. For the avoidance of doubt, shareholders who sell their shares prior to the relevant record date lose their dividend entitlement and transfer such entitlement to the purchaser(s) of their shares.

(4)    Any Dividend Reserve amount remaining after the payment of the final Aggregate Quarterly USD Dividend Amount shall, by operation of this shareholder resolution, be immediately reallocated to the account "General legal reserves - Reserve from capital contribution," included in the Company's statutory standalone balance sheet, without any requirement that such reallocation be approved by the Board of Directors or the general meeting of shareholders.

Annex B

Icahn Group Proposed Shareholder Resolutions
The Icahn Group's proposed shareholder resolution is set forth in detail in below. The Board unanimously recommends that you vote "AGAINST" this proposed shareholder resolution.
"It is hereby resolved as follows:
(1)CHF 2,110,000,000.00 be released from "legal reserve, reserve from capital contributions", and such amount be allocated to "free reserve, dividend reserve from capital contributions" ("Dividend Reserve").
(2)A dividend in the amount of USD 4.00 per share of the Company (the "Per Share USD Dividend Amount", and the aggregate Per Share USD Dividend Amount, calculated on the basis of the total number of shares outstanding as of the 2013 Annual General Meeting, excluding any shares held by the Company or any of its direct or indirect subsidiaries, the "Aggregate USD Dividend Amount") be distributed out of the Dividend Reserve (expressed in CHF and amounting to CHF 2,110,000,000.00, or approximately USD 6.00 per share based on a USD/CHF exchange rate of CHF 0.9410 per USD 1 in effect on March 5, 2013) pursuant to the proposal of High River Limited Partnership under the relevant agenda item 3 Release and Allocation from 'Legal Reserve, Reserve From Capital Contributions', to 'Free Reserve, Dividend Reserve From Capital Contributions' (the "Dividend Reserve"); Dividend Distribution out of the Dividend Reserve; the dividend shall be payable in four equal quarterly installments of USD 1.00 per share of the Company, set for June 2013, September 2013, December 2013 and March 2014, on the basis of the total number of shares outstanding (excluding any shares held by the Company or any of its direct or indirect subsidiaries), on the record date for the applicable installment (each such installment hereinafter a "Per Share Quarterly USD Dividend Amount"; each date on which a Per Share Quarterly USD Dividend Amount is paid hereinafter an "Installment Date"; and the aggregate Per Share Quarterly USD Dividend Amount payable on an Installment Date, calculated on the basis of the total number of shares outstanding as of the record date for the relevant Per Share Quarterly USD Dividend Amount, the "Aggregate Quarterly USD Dividend Amount");
provided, however, that:
(a)if, on the date of the 2013 Annual General Meeting, the Aggregate USD Dividend Amount exceeds, when converted into CHF at a USD/CHF exchange rate prevailing on or about the date of the 2013 Annual General Meeting as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management, in its reasonable discretion, the Dividend Reserve (expressed in CHF), the proposed Per Share USD Dividend Amount shall be reduced such that the Aggregate USD Dividend Amount, converted into CHF at a USD/CHF exchange rate prevailing on or about the date of the 2013 Annual General Meeting as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management, in its reasonable discretion, is at a maximum equal to the Dividend Reserve (expressed in CHF); and
provided, further, that
(b)if any Aggregate Quarterly USD Dividend Amount, when converted into CHF at a USD/CHF exchange rate prevailing on or about the record date for that Aggregate Quarterly USD Dividend Amount as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management, in its reasonable discretion, exceeds the Dividend Reserve amount (expressed in CHF) as of the record date for that Aggregate Quarterly USD Dividend Amount, taking into account the payment of any preceding Aggregate Quarterly USD Dividend Amount (if any) (the Dividend Reserve so calculated hereinafter the "Remaining Dividend Reserve"), the Per Share Quarterly USD Dividend Amount shall be reduced such that the Aggregate Quarterly USD Dividend Amount, converted into CHF at a USD/CHF exchange rate prevailing on or about the record date for such Aggregate Quarterly USD Dividend Amount as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management in its reasonable discretion, is at a maximum equal to the Remaining Dividend Reserve.
(3)Shareholders may, upon the terms and conditions provided by the Board of Directors in its reasonable discretion, elect, during the election period as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management, in its reasonable discretion, to receive any Per Share Quarterly USD Dividend Amount in CHF (subject to the downward adjustments in accordance with the principles set forth above under (1)), at the USD/CHF exchange rate prevailing on or about the record date for the relevant Per Share Quarterly USD Dividend Amount, as determined by the Board of Directors or, upon due authorization by the Board of Directors, executive management, in its discretion.
(4)It shall be the task of the Board of Directors or, upon due authorization by the Board of Directors, executive management to execute this resolution of the 2013 Annual General Meeting, including, but not limited to, setting the record date (and thus, indirectly, the ex-dividend date), the Installment Dates and determining the duration of the election period to request payment of Per Share Quarterly USD Dividend Amount in CHF. As specified in the Articles of Association, the Board of Directors

will determine the date from which shares newly issued out of the authorized share capital of the Company are entitled to dividend payments. Shares newly issued out of the conditional share capital are entitled to dividend payments if such shares are issued and outstanding on or before the record date for the relevant Per Share Quarterly USD Dividend Amount. For the avoidance of doubt, shareholders who sell their shares prior to the relevant record date lose their dividend entitlement and transfer such entitlement to the purchaser(s) of their shares.
(5)Any Dividend Reserve amount remaining after the payment of the final Aggregate Quarterly USD Dividend Amount shall, by operation of this shareholder resolution, be immediately reallocated to the account "legal reserve, reserve from capital contributions," included in the Company's statutory standalone balance sheet, without any requirement that such reallocation be approved by the Board of Directors or the general meeting of shareholders."

Annex C

Readoption of Authorized Share Capital

		Artikel 5			Article 5
Genehmigtes Kapital	1	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum ~~13. Mai 2013~~ 17. Mai 2015 im Maximalbetrag von ~~CHF 426'775'590~~-CHF 1'120'931'250 durch Ausgabe von höchstens ~~28~~'~~451~~'~~706~~ 74'728'750 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 15 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	Authorized Share Capital	1
The Board of Directors is authorized to increase the share capital, at any time until ~~May 13, 2013~~May 17, 2015, by a maximum amount of ~~CHF 426,775,590~~ CHF 1,120,931,250 by issuing a maximum of ~~28,451,706~~ 74,728,750 fully paid up Shares with a par value of CHF 15 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

	2	Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.		2
The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that shave not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

	Artikel 5		Article 5
3
Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre zu entziehen oder zu beschränken und einzelnen Aktionären oder Dritten zuzuweisen:

(a)wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder

(b)für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(c)zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(d)für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(e)für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitglieder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen.~~; oder~~

~~(f)wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 15% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft auf sich vereinigt hat, ohne den übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot zu enterbreiten; oder zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den -Aktionären nicht zur Annahme empfohlen hat, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair beurteilt hat.~~
3
The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or third parties:

(a)if the issue price of the new Shares is determined by reference to the market price; or

(b)for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c)for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d)for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e)for the participation of members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries~~; or~~

~~(f)following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial advisor retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.~~

	Artikel 5		Article 5
4	Die neuen Aktien unterliegen den Eintragungs beschränkungen in das Aktienbuch von Artikel 7 und 9 dieser Statuten.	4	The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.

Annex D

Additional Information Regarding Participants in the Solicitation
Under applicable SEC rules and regulations, members of the Board of Directors, the Board's nominees, and certain officers and other employees of the Company are "participants" with respect to the Company's solicitation of proxies in connection with the annual general meeting. The following sets forth certain information about the persons who are "participants."

Directors and Nominees
The following table sets forth the names and business addresses of the Company's directors (four of whom are also nominees for director) and nominees, as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on. The principal occupations or employment of the Company's directors are set forth under the heading "Agenda Item 6 - Election to the Board of Directors - Election of Company Nominees" in this Proxy Statement.

Name	Business Name and Address
Glyn Barker	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Jagjeet S. Bindra	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Thomas W. Cason	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Vanessa C.L. Chang	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Chad Deaton	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Tan Ek Kia	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Steve Lucas	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Martin B. McNamara	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Edward R. Muller	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Steven L. Newman	Chemin de Blandonnet 10, CH-1214, Vernier, Switzerland
Robert M. Sprague	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Ian C. Strachan	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
J. Michael Talbert	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Frederico F. Curado	c/o Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland

Certain Officers and Other Employees
The following table sets forth the name and principal occupation of the Company's officers and employees who are "participants." The principal occupation refers to such person's position with the Company.

Name	Principal Occupation	Business Address
Esa T. Ikaheimonen	Executive Vice President & Chief Financial Officer	Chemin de Blandonnet 10, Vernier, Switzerland
Kathleen McAllister	Vice President & Treasurer	4 Greenway Plaza, Houston TX, 77046
R. Thaddeus Vayda	Vice President, Investor Relations & Corporate Communications	4 Greenway Plaza, Houston TX, 77046
Allen M. Katz	Interim Senior Vice President & General Counsel	Chemin de Blandonnet 10, CH-1204Vernier, Switzerland
Philippe Huber	Corporate Secretary & Associate General Counsel	Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland
Jill Greene	Associate General Counsel	4 Greenway Plaza, Houston TX, 77046

Information Regarding Ownership of the Company's Securities by Participants
Except as described in this Annex D or in this Proxy Statement, none of the persons listed above under "Directors and Nominees" or "Certain Officers and Other Employees" owns any Company securities of record that they do not own beneficially. The number of Company securities beneficially owned by directors and named executive officers as of [•], 2013 is set forth under the heading "Security Ownership of Directors and Executive Officers" in this Proxy Statement. The number of Company securities beneficially owned by the Company's other officers and employees who are "participants" as of [•], 2013 is set forth below.

Name	Company Securities Owned
Allen M. Katz	32,328 Deferred Compensation
Kathleen McAllister	11,953 Deferred Compensation
R. Thaddeus Vayda	3,808 Common Shares
Jill Greene	0
Philippe Huber	[ ]
Frederico F. Curado	0
Information Regarding Transactions in the Company's Securities by Participants
The following table sets forth purchases and sales of the Company's securities during the past two years by the persons listed above under "Directors and Nominees" and "Certain Officers and Other Employees." None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold ([ ]/11 through [ ]/13)

Name	Date	Number of Shares, Non-Qualified Options and Deferred Units Acquired or (Disposed of)	Transaction Description
Glyn Barker		None

Jagjeet S. Bindra		None

Thomas W. Cason	5/16/2011	3,387	2
	5/16/2011	3,387	3
	1/10/2013	5,094	3
Vanessa C.L. Chang		None

Chad Deaton		None

Tan Ek Kia		None

Steve Lucas		None

Martin B. McNamara	2/16/2011	5,635	2
	2/16/2011	4,573	5
	5/8/2012	5,635	2
	5/8/2012	4,555	5
Edward R. Muller		None

Steven L. Newman	12/5/2011	6,500	1
	12/12/2012	4,000	4

Robert M. Sprague		None

Ian C. Strachan	5/8/2012	5,635	2
	5/8/2012	4,561	5

J. Michael Talbert		None

Frederico F. Curado		None

Allen M. Katz		None

Esa Ikaheimonen		None

Kathleen McAllister		None

R. Thaddeus Vayda		None

Philippe Huber

Jill S. Greene	None

(1)	Open market acquisition
(2)	Exercise of Non-Qualified Options.
(3)	Open market sale.
(4)	Gift of shares.
(5)	Shares withheld as payment of taxes or costs upon conversion, vesting or exercise of Deferred Units, Restricted Stock Awards or Non-Qualified Options.

Miscellaneous Information Concerning Participants
Except as described in this Annex D or in this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the "Participant Affiliates") is either a party to any transaction or series of transactions since January 1, 2012 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex D or in this Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.
Except as described in this Annex D or in this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.
Except as described in this Annex D or in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2012 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Except as described in this Annex D or in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual general meeting.

TRANSOCEAN LTD.
ADMISSION CARD

If you choose to personally attend and exercise your voting rights at the Transocean Ltd. Annual General Meeting on May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland, please mark the appropriate box on the Proxy Card on the reverse side, sign and date the Proxy Card on the reverse side and return it in the enclosed postage pre-paid envelope arriving no later than [, 2013]. In addition, please present this detached card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting.

Your vote is important. To ensure the shares are represented, you should complete, sign and date the below proxy card and return it promptly in the enclosed postage pre-paid envelope, whether or not you intend to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

You Must Separate This Admission Card Before Returning the Proxy Card in the Enclosed Envelope.

Please note that the proxy statement and other materials regarding the Annual General Meeting are available at [ ].

▼ PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

TRANSOCEAN LTD.

WHITE PROXY

This Proxy Card is for use at the Annual General Meeting of Shareholders of Transocean Ltd., a Swiss Corporation ("Transocean"), or any adjournment or postponement thereof (the "Meeting"), to be held on May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland.

IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to the Innisfree address (if granting a proxy to the independent representative, Rainer Hager, Attorney at Law and Notary, Innisfree will forward your Proxy Card to such representative).

INDICATE ON THE REVERSE SIDE OF THIS PROXY CARD WHETHER:

The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints Transocean as proxy, with full powers of substitution, to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at such Meeting on all matters properly presented at the Meeting, or

The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints the independent representative, Rainer Hager (the "Independent Representative"), as proxy, with full powers of substitution, to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at such Meeting on all matters properly presented at the Meeting.

Please also provide your specific voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. **If you do not provide specific instructions in relation to one or several agenda items, your voting rights will be exercised in the manner proposed by the Board of Directors "FOR" proposals 1, 2, 3.1, 3.2(A), 4, 7, 8 and "FOR" each Company Nominee listed in proposals 6A-6E and "AGAINST" proposal 9 and "AGAINST" each Icahn Group Nominee listed in proposals 6F-6H. Since the Board of Directors is not making a recommendation for proposal 5, your voting rights will be exercised as "ABSTAIN" for proposal 5 if you do not provide specific voting instructions for this proposal.**

If you do not specify instructions otherwise, in the event of any modifications to agenda items or proposals identified on this Proxy Card or other agenda items or proposals brought at the Meeting ("Ad Hoc Proposals") on which voting is permissible under Swiss law, Transocean or the Independent Representative, as applicable, will vote the shares in accordance with the respective recommendation of the Board of Directors.

If you return the Proxy Card without indicating whether you appoint Transocean or the Independent Representative as your proxy, the Proxy Card will be treated as an authorization of Transocean to act as your proxy.

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Meeting.

Continued on the reverse side. Must be signed and dated on the reverse side.

IMPORTANT VOTING INSTRUCTIONS REGARDING PROPOSALS 3 AND 5

- **Proposal 3:** At the 2013 Annual General Meeting, shareholders will have the ability to vote on whether the Company should pay a dividend and, if approved, the amount of the dividend. The Company and the Icahn Group have each provided a proposal for the amount of the dividend. Shareholders should first cast a vote on whether to approve the principle of a dividend (i.e., whether or not the Company should pay any dividend) (Proposal 3.1). Shareholders should then cast a vote on the amount of such dividend by voting "FOR" either the Company Distribution Proposal (Proposal 3.2(A)) or the Icahn Group Distribution Proposal (Proposal 3.2(B)), **but not "FOR" both;** only the proposal having received the greater number of "FOR" votes will be considered passed. **If any shareholder casts a "FOR" vote on Proposal 3.2(A) and a "FOR" vote on Proposal 3.2(B), that vote will be considered invalid and will not be counted.** Shareholders are encouraged to provide instructions on Proposal 3.2 regardless of how they vote on Proposal 3.1.

The Board Of Directors Of The Company Recommends a Vote "FOR" The Dividend (Proposal 3.1) and "FOR" the Company's $2.24 per share Dividend (Proposal 3.2(A)).

- **Proposal 6: Shareholders can elect only five directors at the 2013 Annual General Meeting.** The Company has nominated five candidates and the Icahn Group has nominated three candidates for these five seats. A shareholder may cast a "FOR" vote for any five of the eight nominees. **If any shareholder casts a "FOR" vote for more than five nominees, any of such shareholder's votes on proposal 6 will be considered invalid and will not be counted.** The five nominees having received the greater number of "FOR" votes will be considered elected.

▼ PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

[X] **Please mark your vote as in this example**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3.1, 3.2(A), 4, 7, 8 AND "FOR" EACH COMPANY NOMINEE LISTED IN PROPOSALS 6A-6E AND "AGAINST" PROPOSAL 9 AND "AGAINST" EACH ICAHN GROUP NOMINEE LISTED IN PROPOSALS 6F-6H. THE BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION WITH RESPECT TO PROPOSAL 5.

Proposal	FOR	AGAINST	ABSTAIN
1. Approval of the 2012 Annual Report, including the Consolidated Financial Statement of Transocean Ltd. for Fiscal Year 2012 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2012.	☐	☐	☐
2 Appropriation of the Available Earnings for Fiscal Year 2012.	☐	☐	☐
3. Distribution			
3.1. Distribution (principle).	☐	☐	☐
3.2. Distribution (amount). Mark either 3.2(A) or 3.2(B) but not both.			
3.2(A). Company Distribution Proposal.	☐	☐	☐
3.2(B). Icahn Group Distribution Proposal.	☐	☐	☐
4. Readoption of Authorized Share Capital.	☐	☐	☐
5. Repeal of Staggered Board	☐	☐	☐

6. Elections to the Board of Directors:

VOTE "FOR" ONLY FIVE NOMINEES IN TOTAL

Election of Company Nominees	FOR	AGAINST	ABSTAIN
6A Steven L. Newman	☐	☐	☐
6B Thomas W. Cason	☐	☐	☐
6C Robert M. Sprague	☐	☐	☐
6D J. Michael Talbert	☐	☐	☐
6E Frederico F. Curado	☐	☐	☐

Election of Icahn Group Nominees	FOR	AGAINST	ABSTAIN
6F John J. Lipinski	☐	☐	☐
6G José Maria Alapont	☐	☐	☐
6H Samuel Merksamer	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
7. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for fiscal year 2013 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor for a Further One-Year Term.	☐	☐	☐
8. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
9. Shareholder Proposal of New York State Common Retirement Fund Regarding Appointment of Director with Environment Expertise.	☐	☐	☐

	YES	NO
The signatory appointments Transocean as proxy.	☐	☐
The signatory appoints the Independent Representative, Rainer Hager, as proxy.	☐	☐
The signatory will personally attend the Meeting to vote all shares the signatory is entitled to vote at the meeting.	☐	☐

Date: ______________________________ , 2013

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Signature

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Signature (Joint Owners)

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Title

NOTE: The signature on this Proxy Card should correspond exactly with the shareholder's name as printed above. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Person signing as Attorney, Executor, Administrators, Trustee or Guardian should give full title.

In the event of any modifications to agenda items or proposals identified on this Proxy Card or other agenda items or proposals brought at the Meeting on which voting is permissible under Swiss law, Transocean or the Independent Representative, as applicable, will vote the shares in accordance with the respective recommendation of the Board of Directors.